Exhibit 2.1

Execution Version

AGREEMENT AND PLAN OF MERGER

by and between

CALLON PETROLEUM COMPANY

and

CARRIZO OIL & GAS, INC.

Dated as of July 14, 2019

Section 8.13	No Third-Party Beneficiaries	108
Section 8.14	Interpretation	108
Section 8.15	No Recourse to Financing Sources	108
Section 8.16	Definitions	109

Exhibit A – Form of Parent Charter Amendment

Exhibit B – Form of New Certificate of Designation

Exhibit C – Form of Tax Representation Letter for Callon Petroleum Company

Exhibit D – Form of Tax Representation Letter for Carrizo Oil & Gas, Inc.

AGREEMENT AND PLAN OF MERGER

This AGREEMENT AND PLAN OF MERGER (this “Agreement”), dated as of July 14, 2019, is by and between Callon Petroleum Company, a Delaware corporation (“Parent”), and Carrizo Oil & Gas, Inc., a Texas corporation (the “Company”).

WITNESSETH:

WHEREAS, upon the terms and subject to the conditions of this Agreement, each of Parent and the Company wish to consummate the strategic business combination transaction provided for herein, pursuant to which the Company will, upon the terms and subject to the conditions set forth herein, merge with and into Parent (the “Merger”), so that Parent is the surviving entity (hereinafter sometimes referred to in such capacity as the “Surviving Company”) in the Merger;

WHEREAS, the Board of Directors of the Company (the “Company Board of Directors”) has (i) unanimously approved this Agreement and the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby, including the Merger, (ii) resolved to submit this Agreement to a vote of the Company’s shareholders and (iii) recommended approval of this Agreement by the holders of Company Common Stock;

WHEREAS, the Board of Directors of Parent (the “Parent Board of Directors”) has (i) declared advisable and approved this Agreement and the execution, delivery and performance of this Agreement, the transactions contemplated hereby, including the Merger, the issuance of shares of Parent Common Stock in connection with the Merger, as contemplated by this Agreement (the “Parent Share Issuance”), and the amendment of the Parent Charter in the form attached hereto as Exhibit A to increase the number of shares of Parent Common Stock authorized thereunder (the “Parent Charter Amendment”), (ii) resolved to recommend that Parent’s stockholders approve and adopt this Agreement and the transactions contemplated by this Agreement, including the Merger, the Parent Share Issuance and the Parent Charter Amendment and (iii) directed that the approval and adoption of this Agreement and the Merger, the Parent Share Issuance and the Parent Charter Amendment be submitted for adoption and approval by the holders of Parent Common Stock;

WHEREAS, as a condition to Parent entering into this Agreement and incurring the obligations set forth herein, concurrently with the execution and delivery of this Agreement, Parent is entering into a voting and support agreement (the “Support Agreements”) with certain shareholders (the “Management Shareholders”) of the Company pursuant to which, among other things, the Management Shareholders have agreed, subject to the terms thereof, to vote all shares of Company Common Stock they own in accordance with the terms of such voting agreement;

WHEREAS, for U.S. federal income tax purposes, it is intended that the Merger will qualify as a “reorganization” within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the “Code”), and this Agreement is intended to be and is adopted as a “plan of reorganization” for purposes of Sections 354 and 361 of the Code and within the meaning of Treasury Regulation Section 1.368-2(g); and

WHEREAS, Parent and the Company desire to make certain representations, warranties, covenants and agreements specified herein in connection with this Agreement.

NOW, THEREFORE, in consideration of the foregoing and the representations, warranties, covenants and agreements contained herein, and intending to be legally bound hereby, Parent and the Company agree as follows:

ARTICLE I.

THE MERGER

Section 1.1 The Merger. At the Effective Time, upon the terms and subject to the conditions set forth in this Agreement and in accordance with the applicable provisions of the DGCL and TBOC, the Company shall be merged with and into Parent, whereupon the separate corporate existence of the Company shall cease. Parent shall be the Surviving Company in the Merger, and shall continue its corporate existence under the laws of the State of Delaware.

Section 1.2 Closing. The closing of the Merger (the “Closing”) shall take place by the exchange of documents by electronic mail in “portable document format” (“.pdf”) form or other electronic means at 9:00 a.m., local time, on the fifth business day after the satisfaction or waiver (to the extent permitted by applicable Law) of the conditions set forth in Article VI (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver of such conditions), or at such other place, date and time as the Company and Parent may agree in writing. The date on which the Closing actually occurs is referred to as the “Closing Date.”

Section 1.3 Effective Time. On the Closing Date, Parent and the Company shall file with the Secretary of State of the State of Delaware and the Secretary of State of the State of Texas, respectively, certificates of merger (collectively, the “Certificates of Merger”), executed in accordance with, and containing such information as is required by, the relevant provisions of the DGCL and the TBOC, respectively, in order to effect the Merger. The Merger shall become effective at such time as specified in the Certificates of Merger after acceptance by the Secretary of State of the State of Delaware and the Secretary of State of the State of Texas or at such other date and time as may be provided by applicable Law (such date and time is hereinafter referred to as the “Effective Time”).

Section 1.4 Effects of the Merger. The Merger will have the effects specified in this Agreement and as provided in the applicable provisions of the DGCL and the TBOC. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all the property, rights, privileges, powers and franchises of the Company and Parent shall vest in the Surviving Company, and all debts, liabilities and duties of the Company and Parent shall become the debts, liabilities and duties of the Surviving Company, all as provided under the TBOC and the DGCL, as applicable.

Section 1.5 Organizational Documents of the Surviving Company. At the Effective Time, the certificate of incorporation and bylaws of Parent, as in effect immediately prior to the Effective Time, shall be the certificate of incorporation and bylaws of the Surviving Company until thereafter amended in accordance with the provisions thereof and applicable Law.

Section 1.6 Officers. The parties shall take all necessary actions so that, from and after the Effective Time, the officers of Parent immediately prior to the Effective Time shall be the officers of the Surviving Company and shall hold office until their respective successors are duly elected and qualified, or their earlier death, resignation or removal.

Section 1.7 Governance. Unless otherwise agreed to by Parent and the Company prior to the Closing, Parent shall take all such action, including through action of the Parent Board of Directors, as may be necessary so that, immediately after the Effective Time, the directors of Parent shall consist of (i) each director of Parent immediately prior to the Effective Time and (ii) (A) two members of the Company Board of Directors, who shall be designated by the Company prior to the Closing and appointed to the Parent Board of Directors, and (B) one additional member of the Company Board of Directors, who shall be designated by Parent prior to the Closing and appointed to the Parent Board of Directors (such three individuals described in (A) and (B), together, the “Company Designated Directors”), with the Company Designated Director designated by Parent being appointed as a Class III director, with a term ending at the 2021 annual meeting of the stockholders of Parent, and the two Company Designated Directors designated by the Company being appointed as Class I directors, each with a term ending at the 2022 annual meeting of the stockholders of Parent; provided, however, that the Company Designated Directors designated by the Company must be reasonably acceptable to Parent; and provided, further, that any current director of the Company shall be deemed reasonably acceptable to Parent without requiring any further approval from Parent. Except as provided in Article II, the parties shall ensure that the remuneration (including any share or stock awards) to be paid to the Company Designated Directors after the Effective Time shall be consistent with Parent’s directors’ remuneration policy. The provisions of this Section 1.7 are intended to be for the benefit of, and shall be enforceable by, the parties, and each of the Company Designated Directors.

ARTICLE II.

MERGER CONSIDERATION; CONVERSION OF SHARES; EXCHANGE OF CERTIFICATES

Section 2.1 Effect on Capital Stock.

(a) At the Effective Time, by virtue of the Merger and without any action on the part of Parent, the Company or any holder of any securities of Parent or the Company:

(i) Cancellation of Certain Stock. Each share of Company Common Stock that immediately prior to the Effective Time is owned or held in treasury by the Company or any of its wholly owned Subsidiaries and each share of Company Common Stock issued and outstanding immediately prior to the Effective Time that is owned by Parent or any of its wholly owned Subsidiaries and, in each case, not held on behalf of third parties, shall no longer be outstanding and shall automatically be cancelled and shall cease to exist (the “Cancelled Shares”), and no consideration shall be delivered in exchange therefor.

(ii) Conversion of Company Common Stock. Subject to the other provisions of this Article II, each share of Company Common Stock issued and outstanding immediately prior to the Effective Time, other than any Cancelled Shares, shall be converted automatically into and shall thereafter represent the right to receive from Parent 2.05 shares of validly issued, fully paid and nonassessable Parent Common Stock (the “Exchange Ratio”). The consideration to be received by holders of Company Common Stock pursuant to this Section 2.1(a)(ii) and the Fractional Share Cash Amount as contemplated by Section 2.1(c) shall be collectively referred to herein as the “Merger Consideration.”

(iii) Treatment of Company Preferred Stock.

(A) If the Company Preferred Shareholder Approval has been obtained at or prior to the completion of the Company Shareholders’ Meeting at which the Company Common Shareholder Approval is obtained (the “Company Preferred Approval Event”), then Section 2.1(a)(iii)(B) shall apply to the Company Preferred Stock. If there is no Company Preferred Approval Event, the Company will effect the redemption to be effective immediately prior to the Effective Time of each issued and outstanding share of Company Preferred Stock for an amount in cash equal to the applicable Secondary Company Redemption Price (the “Preferred Redemption”) in accordance with the terms and subject to the conditions of this Agreement, including Section 5.19. In the event that the Preferred Redemption has been completed prior to the Effective Time, Parent shall have no obligation to take the actions in respect of the exchange of the Company Preferred Stock set forth in Section 2.2.

(B) If the Company Preferred Approval Event occurs, then at the Effective Time and pursuant to a certificate of designation in substantially the form attached hereto as Exhibit B creating a series of 8.875% redeemable preferred stock, par value $0.01 per share, of Parent, with the number, designations, preferences, limitations, and relative rights, voting redemption and other rights thereof (the “Parent New Preferred Stock”), filed with the Secretary of State of the State of Delaware (the “New Certificate of Designation”), each share of Company Preferred Stock issued and outstanding immediately prior to the Effective Time, other than any Dissenting Preferred Shares, shall be converted automatically into and shall thereafter represent the right to receive from Parent (i) one share of validly issued, fully paid and nonassessable Parent New Preferred Stock and (ii) any dividend or distribution on such share of Company Preferred Stock that has been declared but not paid as of the Effective Time (which dividend or distribution shall be payable to the applicable holder of record in accordance with the Company Preferred Statement of Resolutions). Any revisions and/or amendments to the form attached hereto as Exhibit B as Parent deems necessary, advisable or appropriate based on discussions with the holders of the Company Preferred Stock and as to which the holders of a majority of the outstanding shares have agreed may be submitted to the Company for its written consent (i) which shall be granted for any such revisions and/or amendments that are not material and (ii) which shall not be unreasonably withheld, conditioned or delayed for any revision and/or amendment that is material; provided, that no such revisions and/or amendments are subject to this sentence if submitted in proximity to the Company Shareholders’ Meeting so as to result in a reasonably expected delay to the completion of such meeting.

(iv) Treatment of Company Warrants. At the Effective Time, the right of a holder of any Company Warrant outstanding immediately prior to the Effective Time to acquire shares of Company Common Stock upon exercise of any Company Warrants shall cease and shall, in accordance with the Company Warrant Agreement, be converted into the right to acquire the Merger Consideration that the Company Common Stock issuable upon exercise of such Company Warrants immediately prior to the Effective Time would have entitled a holder of such Company Common Stock to receive in the Merger. Parent shall include in the Form S-4 a number of shares of Parent Common Stock necessary to fulfill Parent’s obligations under this Section 2.1(a)(iv).

(v) All of the shares of Company Common Stock converted into the right to receive the Merger Consideration pursuant to this Article II shall no longer be outstanding and shall automatically be cancelled and shall cease to exist as of the Effective Time, and uncertificated shares of Company Common Stock represented by book-entry form (“Book-Entry Shares”) and each certificate that, immediately prior to the Effective Time, represented any such shares of Company Common Stock (each, a “Certificate”) shall thereafter represent only the right to receive the Merger Consideration and any cash to be paid in lieu of any fractional shares of Parent Common Stock into which the shares of Company Common Stock represented by such Book-Entry Share or Certificate have been converted pursuant to this Section 2.1, as well as any dividends or other distributions to which holders of Company Common Stock become entitled in accordance with Section 2.2(d). If applicable, all of the shares of Company Preferred Stock converted into the right to receive shares of Parent New Preferred Stock pursuant to this Article II shall no longer be outstanding and shall automatically be cancelled and shall cease to exist as of the Effective Time, and such shares of Company Preferred Stock shall thereafter represent only the right to receive the shares of Parent New Preferred Stock into which the shares of Company Preferred Stock have been converted pursuant to this Section 2.1, any dividend or distribution on such shares of Company Preferred Stock that has been declared but not paid as of the Effective Time (which dividend or distribution shall be payable to the applicable holder of record in accordance with the Company Preferred Statement of Resolutions) and any dividends or other distributions to which holders of Company Preferred Stock become entitled in accordance with Section 2.2(d).

(vi) Treatment of Parent Common Stock. Each share of Parent Common Stock issued and outstanding immediately prior to the Effective Time shall remain outstanding following the Merger as a share of Parent Common Stock.

(b) Certain Adjustments. If, between the date of this Agreement and the Effective Time, the outstanding shares of Company Common Stock or Parent Common Stock shall have been changed into a different number of shares or a different class of shares by reason of any stock dividend, subdivision, reorganization, reclassification, recapitalization, stock split, reverse stock split, combination or exchange of shares, or any similar event shall have occurred, then the Exchange Ratio shall be equitably adjusted, without duplication, to proportionally reflect such change; provided, that nothing in this Section 2.1(b) shall be construed to permit the Company to take any action with respect to its securities that is prohibited by the terms of this Agreement.

(c) No Fractional Shares. No certificate or scrip or shares representing fractional Parent Common Stock (whether certificated or book-entry shares) shall be issued upon the surrender for exchange of Certificates or Book-Entry Shares, and such fractional share interests shall not entitle the owner thereof to vote or to any other rights of a shareholder of Parent. Notwithstanding any other provision of this Agreement, each holder of Company Common Stock converted pursuant to the Merger who would otherwise have been entitled to receive a fraction of a Parent Common Stock (after aggregating all shares represented by the Certificates and Book-Entry Shares delivered by such holder) shall receive, in lieu thereof, cash (rounded up to the nearest whole cent and without interest) in an amount equal to such fractional amount multiplied by the Parent Trading Price (the “Fractional Share Cash Amount”). No certificate or scrip or shares representing fractional shares of Parent New Preferred Stock shall be issued upon the surrender or exchange of any Company Preferred Stock and such fractional share interests shall not entitle the owner thereof to vote or to any other rights of a stockholder of Parent.

Section 2.2 Exchange of Certificates or Book-Entry Shares.

(a) Exchange Agent; Deposit of Merger Consideration or Parent New Preferred Stock. Prior to the Effective Time, Parent shall enter into an agreement with the Company’s transfer agent to act as agent for the holders of Company Common Stock and, if applicable, Company Preferred Stock in connection with the Merger (the “Exchange Agent”) and shall cause to be deposited evidence of Parent Common Stock and, if applicable, Parent New Preferred Stock in book-entry form (or certificates representing such Parent Common Stock, at Parent’s election) representing the number of shares of Parent Common Stock and an aggregate amount of cash sufficient to deliver the aggregate Merger Consideration issuable pursuant to Section 2.1 in exchange for such shares of Company Common Stock and, if applicable, the number of shares of Parent New Preferred Stock issuable pursuant to Section 2.1 in exchange for such shares of Company Preferred Stock (such evidence or certificates and cash, together with any dividends or distributions with respect thereto, the “Exchange Fund”).

(b) Exchange Procedures. As soon as reasonably practicable after the Effective Time and in any event within ten business days of the Closing Date, Parent shall cause the Exchange Agent to mail to each holder of record of shares of Company Common Stock whose shares of Company Common Stock were converted pursuant to Section 2.1(a)(ii) into the right to receive the Merger Consideration (A) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the Exchange Agent and shall be in such form and have such other provisions as Parent and the Company may reasonably agree upon prior to the Effective Time) (the “Letter of Transmittal”) and (B) instructions for use in effecting the surrender of Certificates or Book-Entry Shares in exchange for the Merger Consideration, the Fractional Share Cash Amount and any dividends or other distributions to which such Certificates or Book-Entry Shares become entitled in accordance with Section 2.2(d). If applicable, as soon as reasonably practicable after the Effective Time and in any event within ten business days of the Closing Date, Parent shall cause the Exchange Agent to mail to each holder of record of shares of Company Preferred Stock whose shares of Company Preferred Stock were converted pursuant to Section 2.1(a)(iii)(B) into the right to receive shares of Parent New Preferred Stock (A) a Letter of Transmittal and (B) instructions for use in effecting the surrender of such shares of Company Preferred Stock in exchange for shares of Parent New Preferred Stock and any dividends or other distributions to which such shares of Company Preferred Stock become entitled in accordance with Section 2.2(d).

(c) Surrender of Certificates or Book-Entry Shares. Upon surrender of Certificates (or affidavits of loss in lieu thereof as provided in Section 2.2(i)) or Book-Entry Shares to the Exchange Agent together with a Letter of Transmittal, duly completed and validly executed in accordance with the instructions thereto, and such other documents as may customarily be required by the Exchange Agent, the holder of such Certificates or Book-Entry Shares shall be entitled to receive in exchange therefor the Merger Consideration issuable in respect of the shares represented by such Certificates or Book-Entry Shares pursuant to this Agreement, together with the Fractional Share Cash Amount and any dividends or other distributions to which such Certificates or Book-Entry Shares become entitled in accordance with Section 2.2(d). In the event of a transfer of ownership of shares of Company Common Stock that is not registered in the transfer or stock records of the Company, any shares of Parent Common Stock to be issued upon due surrender of the Certificate or Book-Entry Share formerly representing such shares of Company Common Stock may be issued to such a transferee if such Certificate or Book-Entry Share is presented to the Exchange Agent, accompanied by all documents required to evidence and effect such transfer and to evidence that any applicable stock transfer or other similar Taxes have been paid or are not applicable. No interest shall be paid or shall accrue on the cash payable upon surrender of any Certificate (or affidavits of loss in lieu thereof as provided in Section 2.2(i)) or Book-Entry Share. Until surrendered as contemplated by this Section 2.2, each Certificate and Book-Entry Share shall be deemed at any time after the Effective Time to represent only the right to receive, upon such surrender, the Merger Consideration issuable in respect of the shares represented by such Certificates or Book-Entry Shares pursuant to this Agreement, together with the Fractional Share Cash Amount and any dividends or other distributions to which such Certificates or Book-Entry Shares become entitled in accordance with Section 2.2(d). If applicable, upon surrender of shares of Company Preferred Stock to the Exchange Agent together with a Letter of Transmittal, duly completed and validly executed in accordance with the instructions thereto, and such other documents as may customarily be required by the Exchange Agent, the holder of such shares of Company Preferred Stock shall be entitled to receive in exchange therefor shares of Parent New Preferred Stock issuable in respect of such shares of Company Preferred Stock pursuant to this Agreement, together with any dividends or other distributions to which such shares of Company Preferred Stock become entitled in accordance with Section 2.2(d). In the event of a transfer of ownership of shares of Company Preferred Stock that is not registered in the transfer or stock records of the Company, any shares of Parent New Preferred Stock to be issued upon due surrender of such shares of Company Preferred Stock may be issued to such a transferee if such share of Company Preferred Stock is presented to the Exchange Agent, accompanied by all documents required to evidence and effect such transfer and to evidence that any applicable stock transfer or other similar Taxes have been paid or are not applicable. Until surrendered as contemplated by this Section 2.2, such shares of Company Preferred Stock shall be deemed at any time after the Effective Time to represent only the right to receive, upon such surrender, shares of Parent New Preferred Stock issuable in respect of such shares of Company Preferred Stock pursuant to this Agreement, together with any dividends or other distributions to which such shares of Company Preferred Stock become entitled in accordance with Section 2.2(d).

(d) Treatment of Unexchanged Shares. No dividends or other distributions, if any, with a record date after the Effective Time with respect to Parent Common Stock or, if applicable, Parent New Preferred Stock issued in the Merger, shall be paid to the holder of any unsurrendered share of Company Common Stock to be converted into the right to receive shares of Parent Common Stock pursuant to Section 2.1(a)(ii) or any unsurrendered share of Company Preferred Stock to be converted into the right to receive shares of Parent New Preferred Stock pursuant to Section 2.1(a)(iii)(B) until such holder shall surrender such share in accordance with this Section 2.2. After the surrender in accordance with this Section 2.2 of a share of Company Common Stock converted into the right to receive shares of Parent Common Stock pursuant to Section 2.1(a)(ii) or, if applicable, a share of Company Preferred Stock converted into the right to receive shares of Parent New Preferred Stock pursuant to Section 2.1(a)(iii)(B), the holder thereof shall be (i) paid promptly after such surrender, in addition to the Merger Consideration and the Fractional Share Cash Amount or shares of Parent New Preferred Stock, as applicable, payable to such holder pursuant to this Article II, any such dividends or other distributions, without any interest thereon, with a record date after the Effective Time theretofore payable with respect to the shares of Parent Common Stock or Parent New Preferred Stock, as applicable, and (ii) at the appropriate payment date, the amount of dividends and other distributions with a record date after the Effective Time and a payment date subsequent to such surrender payable with respect to shares of Parent Common Stock or Parent New Preferred Stock, as applicable.

(e) No Further Ownership Rights in Company Common Stock or Company Preferred Stock. The shares of Parent Common Stock and, if applicable, Parent New Preferred Stock delivered in accordance with the terms of this Article II upon conversion of any shares of Company Common Stock and Company Preferred Stock shall be deemed to have been delivered and paid in full satisfaction of all rights pertaining to such shares of Company Common Stock and Company Preferred Stock, respectively. From and after the Effective Time, (i) all holders of Certificates and Book-Entry Shares shall cease to have any rights as shareholders of the Company other than the right to receive the Merger Consideration into which the shares represented by such Certificates or Book-Entry Shares have been converted pursuant to this Agreement upon the surrender of such Certificate or Book-Entry Share in accordance with Section 2.2(b) (together with the Fractional Share Cash Amount and any dividends or other distributions to which such Certificates or Book-Entry Shares become entitled in accordance with Section 2.2(d)), without interest, (ii) all holders of shares of Company Preferred Stock shall cease to have any rights as shareholders of the Company other than the right to receive the shares of Parent New Preferred Stock into which such shares of Company Preferred Stock have been converted pursuant to this Agreement upon the surrender of such shares of Company Preferred Stock in accordance with Section 2.2(b) (together with any dividends or other distributions to which such shares of Company Preferred Stock become entitled in accordance with Section 2.2(d)), without interest, and any dividend or distribution on such shares of Company Preferred Stock that has been declared but not paid as of the Effective Time (which dividend or distribution shall be payable to the applicable holder of record in accordance with the Company Preferred Statement of Resolutions), and (iii) the stock transfer books of the Company shall be closed with respect to all shares of Company Common Stock and Company Preferred Stock outstanding immediately prior to the Effective Time. From and after the Effective Time, the stock transfer books of the Company shall be closed, and there shall be no further registration of transfers on the stock transfer books of the Surviving Company of shares of Company Common Stock and Company Preferred Stock that were outstanding immediately prior to the Effective Time. If, after the Effective Time, any Certificates or Book-Entry Shares formerly representing shares of Company Common Stock or any shares of Company Preferred Stock are presented to the Surviving Company or the Exchange Agent for any reason, such Certificates or Book-Entry Shares or shares of Company Preferred Stock shall be cancelled and exchanged as provided in this Article II.

(f) Termination of Exchange Fund. Any portion of the Exchange Fund (including any interest or other amounts received with respect thereto) that remains unclaimed by, or otherwise undistributed to, the holders of Certificates and Book-Entry Shares or, if applicable, holders of Company Preferred Stock for 365 days after the Effective Time shall be delivered to Parent, upon demand, and any holder of Certificates or Book-Entry Shares or Company Preferred Stock who has not theretofore complied with this Article II shall thereafter look only to the Surviving Company (subject to abandoned property, escheat or other similar Laws), as general creditors thereof, for satisfaction of its claim for Merger Consideration, the Fractional Share Cash Amount, shares of Parent New Preferred Stock and any dividends and distributions which such holder has the right to receive pursuant to this Article II without any interest thereon.

(g) No Liability. None of Parent, the Company or the Exchange Agent shall be liable to any person in respect of any portion of the Exchange Fund delivered to a public official pursuant to any applicable abandoned property, escheat or similar Law. Notwithstanding any other provision of this Agreement, any portion of the Merger Consideration or shares of Parent New Preferred Stock, as applicable, that remains undistributed to the holders of Certificates and Book-Entry Shares, or the Company Preferred Stock, as applicable, as of the second anniversary of the Effective Time (or immediately prior to such earlier date on which the Merger Consideration, shares of Parent New Preferred Stock or such cash would otherwise escheat to or become the property of any Governmental Entity), shall, to the extent permitted by applicable Law, become the property of the Surviving Company, free and clear of all claims or interest of any person previously entitled thereto.

(h) Withholding Rights. Each of Parent, the Company, the Surviving Company and the Exchange Agent (without duplication) and each of their respective affiliates shall be entitled to deduct and withhold from the consideration or other amounts otherwise payable to any holder of a Certificate or Book-Entry Share or share of Company Preferred Stock, as applicable, or other person pursuant to this Agreement such amounts or securities as may be required to be deducted and withheld with respect to the making of such payment under applicable Tax Law. Any applicable deductions or withholdings with respect to the consideration or other amounts payable to any holder of a Certificate or Book-Entry Share or share of Company Preferred Stock, as applicable, or other person pursuant to this Agreement shall be withheld and reduce the amounts or securities payable in respect of such holder’s Certificate or Book-Entry Share or share of Company Preferred Stock, or to such other person, as applicable. Any amounts or securities so deducted, withheld and paid over to the appropriate Taxing Authority shall be treated for all purposes of this Agreement as having been paid to the holder of the Certificate or Book-Entry Share or share of Company Preferred Stock or other person in respect of which such deduction or withholding was made.

(i) Lost Certificates. If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such Certificate to be lost, stolen or destroyed and, if required by Parent or the Exchange Agent, the posting by such person of a bond in such amount as Parent or the Exchange Agent may determine is reasonably necessary as indemnity against any claim that may be made against it or the Surviving Company with respect to such Certificate, the Exchange Agent (or, if subsequent to the termination of the Exchange Fund and subject to Section 2.2(f), Parent) shall deliver, in exchange for such lost, stolen or destroyed Certificate, the Merger Consideration, the Fractional Share Cash Amount and any dividends and distributions deliverable in respect thereof pursuant to this Agreement.

(j) Company Preferred Stock Dissenters’ Rights. Notwithstanding anything in this Agreement to the contrary, the shares of Company Preferred Stock issued and outstanding immediately prior to the Effective Time that are held by any person that is entitled to demand and properly demands payment of the fair value of such shares of Company Preferred Stock pursuant to, and that complies in all respects with, the provisions of Section 10.356 of the TBOC, and does not properly withdraw such demand in accordance with Section 10.357 of the TBOC or otherwise become ineligible for such payment pursuant to Section 10.367 of the TBOC, in each case prior to the Effective Time (the “Dissenting Preferred Shares”), shall not be converted into the right to receive shares of Parent New Preferred Stock as provided in Section 2.1(a)(iii), but, instead, such person shall be entitled to such rights (but only such rights) as are granted by Section 10.354 of the TBOC. At the Effective Time, all Dissenting Preferred Shares shall no longer be outstanding and automatically shall be cancelled and shall cease to exist and, except as otherwise provided by applicable Law, each holder of Dissenting Preferred Shares shall cease to have any rights with respect to the Dissenting Preferred Shares, other than such rights as are granted by Section 10.354 of the TBOC. Notwithstanding the foregoing, if any such person (i) shall have failed to establish entitlement to relief as a dissenting shareholder as provided in Section 10.361 of the TBOC, (ii) shall have effectively withdrawn demand for relief as a dissenting shareholder with respect to such Dissenting Preferred Shares under Section 10.357 of the TBOC or lost the right to relief as a dissenting shareholder under Section 10.356 of the TBOC or (iii) shall have failed to file a petition with the appropriate court seeking relief as to the determination of the value of all such Dissenting Preferred Shares within the time provided in Section 10.361 of the TBOC, such person shall forfeit or, in the event a court of competent jurisdiction shall determine that such person is not entitled to the relief provided by Section 10.361 of the TBOC, lose the right to relief as a dissenting shareholder with respect to such Dissenting Preferred Shares, and such Dissenting Preferred Shares shall be deemed to have been converted at the Effective Time into shares of Parent New Preferred Stock without interest.

Section 2.3 Company Stock Awards. Prior to the Effective Time, the Company and Parent shall take all action as may be necessary or required in accordance with applicable Law and each Company Stock Plan (including the award agreements in respect of awards granted thereunder) to give effect to this Section 2.3 as follows:

(a) Company Restricted Stock. Each share of Company Restricted Stock that is outstanding as of immediately prior to the Effective Time shall, as of the Effective Time, be vested and converted into Parent Common Stock in accordance with Section 2.1(a)(ii), subject to any applicable withholding Taxes.

(b) Company RSUs. Except as set forth on Section 2.3(b) of the Company Disclosure Schedule, each Company RSU that is outstanding as of immediately prior to the Effective Time shall, as of the Effective Time, automatically, without any action on the part of the holder thereof, be cancelled and converted into a vested right to receive a number of shares of

Parent Common Stock that is equal to the product of (a) the number of shares of Company Common Stock subject to such Company RSU as of immediately prior to the Effective Time, multiplied by (b) the Exchange Ratio, rounded up to the nearest whole share, subject to any applicable withholding Taxes.

(c) Company Performance Shares. Each award of Company Performance Shares that is outstanding as of immediately prior to the Effective Time shall, as of the Effective Time, automatically, without any action on the part of the holder thereof, be cancelled and converted into a vested right to receive a number of shares of Parent Common Stock that is equal to the product of (a) the greater of (i) the target number of shares of Company Common Stock subject to such Company Performance Share award as of immediately prior to the Effective Time and (ii) the number of shares of Company Common Stock to be earned based on actual achievement of the performance criteria set forth in the applicable award agreement, measured based on a shortened performance period that ends as of the close of the business day prior to the Closing Date (if such performance is determinable, and as determined by the Company Board of Directors immediately prior to the Effective Time), multiplied by (b) the Exchange Ratio, rounded up to the nearest whole share, subject to any applicable withholding Taxes.

(d) Company SARs. Each Company SAR that is outstanding as of immediately prior to the Effective Time shall, as of the Effective Time, automatically, without any action on the part of the holder thereof, be cancelled and converted into and thereafter evidence a stock appreciation right covering shares of Parent Common Stock (“Converted Parent SAR”) with respect to that number of shares of Parent Common Stock that is equal to the product of (a) the number of shares of Company Common Stock subject to such Company SAR as of immediately prior to the Effective Time, multiplied by (b) the Exchange Ratio, rounded down to the nearest whole share. The exercise price per share of the Converted Parent SAR shall be equal to the exercise price per share of the Company SAR divided by the Exchange Ratio, rounded up to the nearest whole cent. Following the Effective Time, the Converted Parent SAR shall be subject to such other terms and conditions as applied to the corresponding in Company SAR immediately prior to the Effective Time, provided that the Converted Parent SAR will be vested and exercisable in full and will remain exercisable for its full original term without regard to any continuing service requirement.

(e) Assumption of Company Stock Plans. As of the Effective Time, Parent shall assume the obligations of the Company under the Company Stock Plans and shall assume such plans for purposes of employing such plans to govern the Converted Parent SARs and, in its discretion, to make grants of equity-based awards relating to Parent Common Stock following the Effective Time. From and after the Effective Time, (i) all references to Company Common Stock in the Company Stock Plans shall be substituted with references to Parent Common Stock and (ii) the number of shares of Parent Common Stock that will be available for grant and delivery under the Company Stock Plans shall equal the number of shares of Company Common Stock that were available for grant and delivery under the Company Stock Plans immediately prior to the Effective Time, as adjusted to give effect to the Exchange Ratio and to account for the number of shares of Parent Common Stock issued in settlement of Company stock awards in accordance with Section 2.3.

Section 2.4 Further Assurances. If at any time before or after the Effective Time, Parent or the Company reasonably believes or is advised that any further instruments, deeds, assignments or assurances are reasonably necessary or desirable to consummate the Merger or to carry out the purposes and intent of this Agreement at or after the Effective Time, then Parent, the Company and the Surviving Company and their respective officers and directors shall execute and deliver all such proper instruments, deeds, assignments or assurances and do all other things reasonably necessary or desirable to consummate the Merger and to carry out the purposes and intent of this Agreement.

ARTICLE III.

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except as disclosed (a) in the Company SEC Documents filed with or furnished to the SEC and available on EDGAR on or after December 31, 2018 (including all exhibits and schedules thereto that have been publicly filed with or furnished to the SEC by the Company, regardless of whether such exhibits or schedules were originally filed or furnished on or before December 31, 2018) and prior to the date hereof (excluding any forward-looking disclosures set forth in any such Company SEC Document in any risk factor section, any disclosure in any section relating to forward-looking statements or any other statements that are non-specific, predictive or primarily cautionary in nature other than historical facts included therein), where the relevance of the information as an exception to (or disclosure for purposes of) a particular representation is reasonably apparent on the face of such disclosure, or (b) in the disclosure schedule delivered by the Company to Parent immediately prior to the execution of this Agreement (the “Company Disclosure Schedule”) (each section of which qualifies the correspondingly numbered representation, warranty or covenant if specified therein and such other representations, warranties or covenants where its relevance as an exception to (or disclosure for purposes of) such other representation, warranty or covenant is reasonably apparent) notwithstanding the presence or absence of an appropriate section of the Company Disclosure Schedule with respect to such other representations or warranties or an appropriate cross reference thereto, the Company represents and warrants to Parent as follows:

Section 3.1 Qualification, Organization, Subsidiaries.

(a) The Company is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Texas and has all requisite corporate power and authority to own, lease and operate its properties and assets and to carry on its business as presently conducted. Each of the Company’s Subsidiaries is a legal entity duly organized, validly existing and in good standing under the Laws of its respective jurisdiction of organization and has all requisite corporate or similar power and authority to own, lease and operate its properties and assets and to carry on its business as presently conducted, except where the failure to be in good standing or to have such power or authority would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. Each of the Company and its Subsidiaries is duly qualified or licensed, and has all necessary governmental approvals, to do business and is in good standing in each jurisdiction in which the property owned, leased or operated by it or the nature of the business conducted by it makes such approvals, qualification or licensing necessary, except where the failure to be so duly approved, qualified or licensed and in good standing would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(b) The Company has made available prior to the date of this Agreement a true and complete copy of the Company’s articles of incorporation and bylaws, in each case, as amended through the date hereof (collectively, the “Company Organizational Documents”), and the certificate of incorporation, bylaws, limited partnership agreement, limited liability company agreement or comparable constituent or organizational documents for each Subsidiary of the Company that constitutes a “significant subsidiary” of the Company within the meaning of Item 601(b)(21)(ii) of Regulation S-K as of March 1, 2019, in each case, as amended through the date hereof.

Section 3.2 Capital Stock.

(a) The authorized capital stock of the Company consists of (i) 180,000,000 shares of common stock, par value $0.01 per share (the “Company Common Stock”), and (ii) 10,000,000 shares of preferred stock, par value $0.01 per share. As of July 11, 2019, (i) 92,552,930 shares of Company Common Stock were issued and outstanding (including the shares of Company Restricted Stock), (ii) no shares of Company Common Stock were held in treasury, (iii) 200,000 shares of 8.875% Redeemable Preferred Stock of the Company, par value $0.01 per share (the “Company Preferred Stock”), were issued and outstanding, (iv) warrants for 2,750,000 shares of Company Common Stock, with an exercise price of $16.08 per share (the “Company Warrants”), were issued and outstanding and 2,750,000 shares of the Company Common Stock were reserved for issuances upon the exercise of such Company Warrants, (v) 4,000,000 shares of Company Common Stock were reserved for issuance to permit payments of non-cash dividends on the Company Preferred Stock and (vi) 9,444,418 shares of Company Common Stock were reserved for issuance under the Company Stock Plans, of which 3,877,613 shares of Company Common Stock were subject to outstanding awards under the Company Stock Plans (with Company Performance Shares reflected at the maximum level). Section 3.2(a) of the Company Disclosure Schedule sets forth a list of all outstanding awards of Company SARs, Company Restricted Stock, Company RSUs and Company Performance Shares, including the holder thereof, the grant date, the exercise price (as applicable), the expiration date (as applicable) and the vesting schedule. All outstanding shares of Company Common Stock are, and shares of Company Common Stock issued or reserved for issuance under the Company Stock Plans, when issued in accordance with the respective terms thereof, will be, duly authorized, validly issued, fully paid and nonassessable and free of preemptive rights. Except as set forth in this
Section 3.2(a), there are no outstanding subscriptions, options, warrants, calls, convertible securities, exchangeable securities or other similar rights, agreements or commitments to which the Company or any of its Subsidiaries is a party (i) obligating the Company or any of its Subsidiaries to (A) issue, transfer, exchange, sell or register for sale any shares of capital stock or other equity interests of the Company or any Subsidiary of the Company or securities convertible into or exchangeable for such shares or equity interests, (B) grant, extend or enter into any such subscription, option, warrant, call, convertible securities or other similar right, agreement or arrangement, (C) other than, for the avoidance of doubt, in connection with the Preferred Redemption, redeem or otherwise acquire any such shares of capital stock or other equity interests, (D) provide a material amount of funds to, or make any material investment (in the form of a loan, capital contribution or otherwise) in, any Subsidiary of the Company or (E) make any payment to any person the value of which is derived from or calculated based on the value of Company Common Stock, or (ii) granting any preemptive or antidilutive or similar rights with respect to any security issued by the Company or its Subsidiaries. No Subsidiary of the Company owns any shares of capital stock of the Company.

(b) Neither the Company nor any of its Subsidiaries has outstanding bonds, debentures, notes or other indebtedness, the holders of which have the right to vote (or which are convertible or exchangeable into or exercisable for securities having the right to vote) with the shareholders of the Company on any matter.

(c) There are no voting trusts or other agreements or understandings to which the Company or any of its Subsidiaries is a party with respect to the voting or registration of the capital stock or other equity interest of the Company or any of its Subsidiaries.

(d) The Company or a Subsidiary of the Company owns, directly or indirectly, all of the issued and outstanding shares of capital stock or other equity interests of each Subsidiary of the Company, free and clear of any preemptive rights and any Liens other than Company Permitted Liens, and all of such shares of capital stock or other equity interests are duly authorized, validly issued, fully paid and nonassessable and free of preemptive rights. Except for equity interests in the Company’s Subsidiaries, neither the Company nor any of its Subsidiaries owns, directly or indirectly, any equity interest in any person (or any security or other right, agreement or commitment convertible or exercisable into, or exchangeable for, any equity interest in any person). Neither the Company nor any of its Subsidiaries has any obligation to acquire any equity interest in any person.

Section 3.3 Corporate Authority Relative to this Agreement; No Violation.

(a) The Company has the requisite corporate power and authority to execute and deliver this Agreement, and, subject to (A) the receipt of the Company Common Shareholder Approval, (B) obtaining either (i) the Company Preferred Shareholder Approval or (ii) the approval of the Company Board of Directors and the completion of the Preferred Redemption in accordance with Section 5.19, to consummate the transactions contemplated hereby, including the Merger and, if applicable, the Preferred Redemption. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly authorized by the Company Board of Directors and, except for the Company Common Shareholder Approval, and subject to obtaining either (i) the Company Preferred Shareholder Approval or (ii) the approval of the Company Board of Directors and the completion of the Preferred Redemption in accordance with Section 5.19, no other corporate proceedings on the part of the Company or vote of the Company’s shareholders are necessary to authorize the consummation of the transactions contemplated hereby, including the Merger and, if applicable, the Preferred Redemption. The Company Board of Directors has (i) unanimously approved this Agreement and the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby and thereby, including the Merger, (ii) resolved to submit this Agreement to a vote of the Company’s shareholders and (iii) recommended approval of this Agreement by the holders of Company Common Stock (the “Company Recommendation”). The approval of this Agreement by the affirmative vote of the holders of at least two-thirds of the outstanding shares of Company Common Stock entitled to vote thereon (the “Company Common Shareholder Approval”) and, if the Preferred Redemption does not take place, the affirmative vote or written consent of the holders of a majority of the outstanding shares of Company Preferred Stock entitled to vote thereon (the “Company Preferred Shareholder Approval” and, together with the Company Common Shareholder Approval, the “Company Shareholder Approvals”) are the only votes or consents of the Company’s shareholders necessary to approve this Agreement and approve the Merger. This Agreement has been duly and validly executed and delivered by the Company and, assuming this Agreement constitutes the legal, valid and binding agreement of Parent, constitutes the legal, valid and binding agreement of the Company and is enforceable against the Company in accordance with its terms, except as such enforcement may be subject to (A) the effect of bankruptcy, insolvency, reorganization, receivership, conservatorship, arrangement, moratorium or other similar Laws affecting or relating to creditors’ rights generally or (B) the rules governing the availability of specific performance, injunctive relief or other equitable remedies and general principles of equity, regardless of whether considered in a proceeding in equity or at law (the “Remedies Exceptions”).

(b) Other than in connection with or in compliance with (i) the filing of the Certificates of Merger with the Secretary of State of the State of Delaware and the Secretary of State of the State of Texas, (ii) the U.S. Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder (the “Exchange Act”), (iii) the U.S. Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder (the “Securities Act”), (iv) applicable state securities, takeover and “blue sky” laws, (v) the rules and regulations of the NASDAQ Global Select Market (“NASDAQ”), (vi) the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder (the “HSR Act”), and any antitrust, competition or similar laws outside of the United States and (vii) the approvals set forth in Section 3.3(b) of the Company Disclosure Schedule (collectively, the “Company Approvals”), and, subject to the accuracy of the representations and warranties of Parent in Section 4.3(b), no authorization, consent, clearance, order, license, permit or approval of, or registration, declaration, notice or filing with, any United States federal, state or local, or foreign or multinational, governmental or regulatory agency, commission, court, tribunal, body, entity or authority, independent system operator, regional transmission organization, other market administrator, or national, regional or state reliability organization (each, a “Governmental Entity”) is necessary, under applicable Law, for the consummation by the Company of the transactions contemplated by this Agreement, except for such authorizations, consents, clearances, orders, licenses, permits, approvals, registrations, declarations, notices or filings that are not required to be obtained or made prior to consummation of such transactions or that, if not obtained or made, would not materially impede or delay the consummation of the Merger and the other transactions contemplated by this Agreement or reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(c) The execution and delivery by the Company of this Agreement do not, and (assuming the Company Approvals and the Company Shareholder Approvals are obtained or, if no Company Preferred Approval Event occurs, then, in lieu of the Company Preferred Shareholder Approval only, subject to the completion of the Preferred Redemption in accordance with Section 5.19) the consummation of the transactions contemplated hereby and compliance with the provisions hereof will not (i) result in any loss, or suspension, limitation or impairment of any right of the Company or any of its Subsidiaries to own or use any assets required for the conduct of their business or result in any violation of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation, first offer, first refusal, modification or acceleration of any material obligation or to the loss of a benefit under any loan, guarantee of indebtedness or credit agreement, note, bond, mortgage, indenture, lease, agreement, contract (including, without limitation, any Company Oil and Gas Lease or Company Oil and Gas Contract), instrument, permit, concession, franchise, right or license binding upon the Company or any of its Subsidiaries or by which or to which any of their respective properties, rights or assets are bound or subject, or result in the creation of any liens, claims, mortgages, encumbrances, pledges, security interests, equities or charges of any kind (each, a “Lien”) other than Company Permitted Liens, in each case, upon any of the properties or assets of the Company or any of its Subsidiaries, (ii) conflict with or result in any violation of any provision of the articles of incorporation or bylaws or other equivalent organizational document, in each case as amended or restated, of the Company or any of its Subsidiaries or (iii) conflict with or violate any applicable Laws, except in the case of clauses (i) and (iii), for such losses, suspensions, limitations, impairments, conflicts, violations, defaults, terminations, cancellations, accelerations or Liens as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(d) Notwithstanding anything to the contrary contained in this Agreement, the Company Board of Directors, as of the date of this Agreement, has not taken any action to authorize or approve the Preferred Redemption, which actions will be required to be taken to the extent that the Preferred Redemption occurs in accordance with the terms and subject to the conditions of this Agreement, including Section 5.19.

Section 3.4 Reports and Financial Statements.

(a) The Company and each of its Subsidiaries has filed or furnished all forms, documents and reports required to be filed or furnished prior to the date hereof by it with the U.S. Securities and Exchange Commission (the “SEC”) since January 1, 2018 (all such documents and reports filed or furnished by the Company or any of its Subsidiaries, the “Company SEC Documents”). As of their respective dates or, if amended, as of the date of the last such amendment, the Company SEC Documents complied, as to form, in all material respects with the requirements of the Securities Act, the Exchange Act and the Sarbanes-Oxley Act of 2002 and the rules and regulations promulgated thereunder (the “Sarbanes-Oxley Act”), as the case may be, and none of the Company SEC Documents contained any untrue statement of a material fact or omitted to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, except that information set forth in the Company SEC Documents as of a later date (but before the date of this Agreement) will be deemed to modify information as of an earlier date.

(b) The consolidated financial statements (including all related notes and schedules thereto) of the Company included in the Company SEC Documents (the “Company Financial Statements”) (i) fairly present in all material respects the consolidated financial position of the Company and its consolidated Subsidiaries, at the respective dates thereof, and the consolidated results of their operations and their consolidated cash flows for the respective periods then ended, (ii) were prepared in conformity with U.S. generally accepted accounting principles (“GAAP”) (except, in the case of the unaudited statements, subject to normal year-end audit adjustments and the absence of footnote disclosure) applied on a consistent basis during the periods involved (except as may be indicated therein or in the notes thereto), (iii) have been prepared from, and are in accordance with, the books and records of the Company and its consolidated Subsidiaries and (iv) comply in all material respects with the applicable accounting requirements and with the rules and regulations of the SEC, the Exchange Act and the Securities Act.

(c) As of the date of this Agreement, there are no outstanding or unresolved comments in any comment letters of the staff of the SEC received by the Company relating to the Company SEC Documents. The Company has heretofore made available to Parent, through EDGAR or otherwise, true, correct and complete copies of all material written correspondence between the Company or any of its Subsidiaries and the SEC occurring since January 1, 2018. As of the date of this Agreement, none of the Company SEC Documents is, to the knowledge of the Company, the subject of ongoing SEC review.

(d) Neither the Company nor any of its Subsidiaries is a party to, nor does it have any commitment to become a party to, any joint venture, off-balance sheet partnership or any similar Contract (including any Contract relating to any transaction or relationship between or among the Company or one of its Subsidiaries, on the one hand, and any unconsolidated affiliate, including any structured finance, special purpose or limited purpose entity or person, on the other hand) or any “off-balance sheet arrangements” (as defined in Item 303(a) of Regulation S-K of the SEC), where the result, purpose or effect of such Contract is to avoid disclosure of any material transaction involving, or material liabilities of, the Company or any of its Subsidiaries in the Company Financial Statements or the Company SEC Documents.

Section 3.5 Internal Controls and Procedures. The Company has established and maintains disclosure controls and procedures and internal control over financial reporting (as such terms are defined in paragraphs (e) and (f), respectively, of Rule 13a-15 under the Exchange Act) as required by Rule 13a-15 under the Exchange Act. The Company’s disclosure controls and procedures are reasonably designed to ensure that all material information required to be disclosed by the Company in the reports that it files or furnishes under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC, and that all such material information is accumulated and communicated to the Company’s management as appropriate to allow timely decisions regarding required disclosure and to make the certifications required pursuant to Sections 302 and 906 of the Sarbanes-Oxley Act. The Company’s management has completed an assessment of the effectiveness of the Company’s internal control over financial reporting in compliance with the requirements of Section 404 of the Sarbanes-Oxley Act for the year ended December 31, 2018, and such assessment concluded that such controls were effective.

Section 3.6 No Undisclosed Liabilities. There are no liabilities or obligations of the Company or any of its Subsidiaries, whether accrued, absolute, determined or contingent, that would be required by GAAP to be reflected on a consolidated balance sheet of the Company and its consolidated Subsidiaries (including the notes thereto), except for (i) liabilities or obligations disclosed and provided for in the balance sheets included in the Company Financial Statements (or in the notes thereto) filed and publicly available prior to the date of this Agreement, (ii) liabilities or obligations incurred in accordance with or in connection with this Agreement, (iii) liabilities or obligations incurred since December 31, 2018 in the ordinary course of business, (iv) liabilities or obligations that have been discharged or paid in full and (v) liabilities or obligations that have not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

Section 3.7 Compliance with Law; Permits.

(a) The Company and its Subsidiaries are in compliance with, and are not in default under or in violation of, any applicable federal, state, local or foreign law, statute, ordinance, rule, regulation, judgment, order, injunction, decree or agency requirement of any Governmental Entity (collectively, “Laws” and each, a “Law”), except where such non-compliance, default or violation would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. Since January 1, 2018, neither the Company nor any of its Subsidiaries has received any written notice or, to the Company’s knowledge, other communication from any Governmental Entity regarding any actual or possible violation of, or failure to comply with, any Law, except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(b) The Company and its Subsidiaries are in possession of all Permits, and all rights under any Company Material Contract with all Governmental Entities, and have filed all tariffs, reports, notices and other documents with all Governmental Entities necessary for the Company and its Subsidiaries to own, lease and operate their properties and assets and to carry on their businesses as they are now being conducted (collectively, the “Company Permits”), except where the failure to have or to have filed such Company Permits would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. All Company Permits are valid and in full force and effect and are not subject to any administrative or judicial proceeding that could result in modification, termination or revocation thereof, except where the failure to be in full force and effect or any modification, termination or revocation thereof would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. The Company and each of its Subsidiaries is in compliance with the terms and requirements of all material Company Permits, except where the failure to be in compliance would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(c) Each of the Company and its Subsidiaries is and, to the knowledge of the Company, each third-party operator of any of the Company Oil and Gas Interests (with respect to such interests) is, and since January 1, 2018 has been, in compliance with applicable Laws and Orders, except where the failure to be in compliance would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(d) Except where the failure to be in compliance would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, since January 1, 2018, (i) none of the Company or any Subsidiary of the Company nor, to the knowledge of the Company, any director, officer, employee, auditor, accountant or representative of the Company or any Subsidiary of the Company, has received or otherwise had or obtained knowledge of any complaint, allegation, assertion or claim, whether written or oral, regarding accounting, internal accounting controls or auditing practices, procedures, methodologies or methods of the Company or any Subsidiary of the Company or any concerns from employees of the Company or any Subsidiary of the Company regarding questionable accounting or auditing matters with respect to the Company or any Subsidiary of the Company, and (ii) no attorney representing the Company or any Subsidiary of the Company, whether or not employed by the Company or any Subsidiary of the Company, has reported in writing evidence of a violation of securities Laws, breach of fiduciary duty or similar violation by the Company, any Subsidiary of the Company or any of their respective officers, directors, employees or agents to the Company Board of Directors or any committee thereof, or to the General Counsel or Chief Executive Officer of the Company.

Section 3.8 Environmental Laws and Regulations. Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect: (i) there are no investigations, actions, suits or proceedings (whether administrative or judicial) pending, or to the knowledge of the Company, threatened against the Company or any of its Subsidiaries or any person or entity whose liability the Company or any of its Subsidiaries has retained or assumed either contractually or by operation of law, alleging non-compliance with or other liability arising under any Environmental Law and, to the knowledge of the Company, there are no existing facts or circumstances that would reasonably be expected to give rise to any such action, suit or proceeding or liability, (ii) the Company and its Subsidiaries and, to the knowledge of the Company, each third-party operator of any of the Company Oil and Gas Interests are, and except for matters that have been fully resolved with the applicable Governmental Entity, since January 1, 2017 have been, in compliance with all Environmental Laws (which compliance includes the possession by the Company and each of its Subsidiaries of all Permits required under applicable Environmental Laws to conduct their respective business and operations, and compliance with the terms and conditions thereof), (iii) there have been no Releases at any location of Hazardous Materials by the Company or any of its Subsidiaries, or to the knowledge of the Company, as a result of any operations or activities of the Company or any of its Subsidiaries or their contractors or third-party operators, that could reasonably be expected to give rise to any fine, penalty, remediation, investigation, obligation or liability of any kind to the Company or its Subsidiaries, (iv) none of the Company and its Subsidiaries and, to the knowledge of the Company, any third-party operator of any of the Company Oil and Gas Interests and any predecessor of any of them, is subject to any Order or any indemnity obligation (other than asset retirement obligations, plugging and abandonment obligations and other reserves of the Company set forth in the Company Reserve Reports that have been provided to Parent prior to the date of this Agreement) or other Contract with any other person that could reasonably be expected to result in obligations or liabilities under applicable Environmental Laws or otherwise relating to or arising from Hazardous Materials or Releases thereof, (v) none of the Company and its Subsidiaries has received any unresolved claim, notice, complaint or request for information from a Governmental Entity or any other person relating to actual or alleged noncompliance with or liability under applicable Environmental Laws (including any such liability or obligation arising under, retained or assumed by contract or by operation of law) and (vi) the Company and its Subsidiaries have made available to Parent all material third-party reports, audits and assessments prepared and delivered to the Company after January 1, 2017 to the date of this Agreement and which are in the possession of the Company, bearing on any material environmental liabilities relating to the Company’s and its Subsidiaries’ current or former operations, properties or facilities.

Section 3.9 Employee Benefit Plans.

(a) Section 3.9(a) of the Company Disclosure Schedule sets forth a correct and complete list of each material compensation or benefit plan, program, agreement or arrangement, including pension, retirement, profit-sharing, deferred compensation, stock option, transaction, change in control, retention, equity or equity-based compensation, stock purchase, employee stock ownership, severance pay, vacation, bonus or other incentive plan, medical, post-service or retiree medical, vision, dental or other health or welfare plan, life insurance plan, and each other material employee benefit plan or fringe benefit plan, including any “employee benefit plan” as that term is defined in Section 3(3) of ERISA, in each case, whether oral or written, funded or unfunded, or insured or self-insured, sponsored or maintained by the Company or any Subsidiary of the Company, or to which the Company or any Subsidiary of the Company contributes or is obligated to contribute for the benefit of any current or former employees, directors, consultants or independent contractors of the Company or any of its Subsidiaries, or with respect to which the Company or any of its Subsidiaries has any current or contingent liability or obligation (whether or not listed in Section 3.9(a) of the Company Disclosure Schedule, each, a “Company Benefit Plan”).

(b) With respect to the material Company Benefit Plans, each to the extent applicable, correct and complete copies of the following have been delivered or made available to Parent by the Company: (i) the plan documents for all material Company Benefit Plans (including all amendments and attachments thereto); (ii) written summaries of any material Company Benefit Plan not in writing; (iii) all related trust documents; (iv) all material insurance contracts or other funding arrangements; (v) the two most recent annual reports (Form 5500) filed with the Department of Labor; (vi) the most recent determination letters, advisory letters and opinion letters from the Internal Revenue Service (the “IRS”); (vii) the most recent summary plan description and any summary of material modifications thereto; and (viii) all material non-routine communications received from or sent to the IRS, the Pension Benefit Guaranty Corporation (the “PBGC”), the Department of Labor or any other Governmental Entity (including a written description of any material oral communication) since January 1, 2017. Except as specifically provided in the foregoing documents delivered or made available to Parent, there are no material amendments to any material Company Benefit Plans that have been adopted or approved nor has the Company or any of its Subsidiaries undertaken to make any such material amendments or to adopt or approve any new material Company Benefit Plans. No Company Benefit Plan is maintained outside the jurisdiction of the United States, or provides benefits or compensation to any employees or other service providers who reside or provide services outside of the United States. Each Company Benefit Plan that is intended to meet the requirements of a “qualified plan” under Section 401(a) of the Code has received a favorable determination letter from the IRS or the Company Benefit Plan uses an IRS-approved master & prototype or volume submitter plan and, to the knowledge of the Company and its Subsidiaries, there are no existing circumstances and no events have occurred that would reasonably be expected to affect reliance on such determination letter or the advisory or opinion letter covering the plan or adversely affect the qualification of such Company Benefit Plan.

(c) Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, (i) each Company Benefit Plan has been established, operated and administered in accordance with its terms and the requirements of all applicable Laws, including ERISA and the Code, (ii) each Company Benefit Plan that is intended to qualify for special Tax treatment meets all requirements for such treatment, and (iii) all contributions required to be made to any Company Benefit Plan by applicable Law or by any plan document or other contractual undertaking, and all premiums due or payable with respect to insurance policies funding any Company Benefit Plan, have been timely made or paid in full or, to the extent not required to be made or paid on or before the date hereof, have been fully reflected on the books and records of the Company.

(d) None of the Company and its Subsidiaries nor any of their respective ERISA Affiliates has, at any time during the last six years, maintained, established, contributed to or been obligated to contribute to, and neither the Company nor any of its Subsidiaries has any current or contingent liability or obligation under or with respect to, any “defined benefit plan” (as defined in Section 3(35) of ERISA) or a plan that is or was subject to Title IV or Section 302 of ERISA or Section 412, 430 or 4971 of the Code.

(e) None of the Company and its Subsidiaries nor any of their respective ERISA Affiliates has, at any time during the last six years, maintained, established, contributed to or been obligated to contribute to, and neither the Company nor any of its Subsidiaries has any current or contingent liability or obligation under or with respect to, any plan that is a “multiemployer plan” within the meaning of Section 4001(a)(3) or Section 3(37) of ERISA (a “Multiemployer Plan”) or a plan that has two or more contributing sponsors at least two of whom are not under common control, within the meaning of Section 4063 of ERISA (a “Multiple Employer Plan”), and none of the Company and its Subsidiaries nor any of their respective ERISA Affiliates has incurred any liability to a Multiemployer Plan or a Multiple Employer Plan as a result of a complete or partial withdrawal from such Multiemployer Plan or Multiple Employer Plan.

(f) Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, there are no pending or, to the Company’s knowledge, threatened Actions (other than claims for benefits in the ordinary course), lawsuits or arbitrations which have been asserted or instituted with respect to any Company Benefit Plan, the Company Benefit Plans, any fiduciaries thereof with respect to their duties to the Company Benefit Plans or the assets of any of the trusts under any of the Company Benefit Plans.

(g) Except as set forth in Section 3.9(g) of the Company Disclosure Schedule, the consummation of the transactions contemplated by this Agreement will not, either alone or in combination with another event, (i) entitle any current or former employee, director, consultant or officer of the Company or any of its Subsidiaries to severance pay, unemployment compensation or accrued pension benefit or any other payment, (ii) accelerate the time of payment or vesting, or increase the amount, or result in the forfeiture of any benefits or compensation due any such employee, director, consultant or officer or (iii) trigger any funding obligation under any Company Benefit Plan or impose any restrictions or limitations on the Company’s rights to administer, amend or terminate any Company Benefit Plan.

(h) The consummation of the transactions contemplated by this Agreement will not, either alone or in combination with another event, result in any payment (whether in cash or property or the vesting of property) to any “disqualified individual” (as such term is defined in Treasury Regulation Section 1.280G-1) that could, individually or in combination with any other such payment, constitute an “excess parachute payment” (as defined in Section 280G(b)(1) of the Code).

(i) No Company Benefit Plan nor any other agreement, plan or arrangement to which the Company or a Subsidiary thereof is a party provides for the gross-up or reimbursement of Taxes under Sections 409A or 4999 of the Code or otherwise.

(j) Each Company Benefit Plan that constitutes in any part a nonqualified deferred compensation plan within the meaning of Section 409A of the Code has been operated and maintained in operational and documentary compliance with Section 409A of the Code and applicable guidance thereunder.

(k) No Company Benefit Plan obligates the Company or any of its Subsidiaries to provide, nor has the Company or any of its Subsidiaries promised or agreed to provide, retiree or post-employment or post-service health or life insurance benefits, other than as required under Part 6 of Subtitle B of Title I of ERISA, Section 4980B of the Code or any similar state Law for which the covered person pays the full cost of coverage. Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, none of the Company or any of its Subsidiaries has incurred or could reasonably be expected to incur any penalty or Tax under Code Sections 4980B, 4980D, 4980H, 6721 or 6722 of the Code.

Section 3.10 Absence of Certain Changes or Events.

(a) From January 1, 2019 through the date of this Agreement, the businesses of the Company and its Subsidiaries have been conducted in all material respects in the ordinary course of business.

(b) Since January 1, 2019, there has not been any event, change, effect, development or occurrence that, individually or in the aggregate, has had or would reasonably be expected to have a Company Material Adverse Effect.

(c) Since January 1, 2019, neither the Company nor any of its Subsidiaries has taken any action that, if taken after the date hereof, would constitute a breach of, or require the consent of Parent under (i) Sections 5.1(b)(B), (C), (D), (J), (K), (O) or (P) or (ii) Section 5.1(b)(H), if such Section applied solely to officers of the Company or its Subsidiaries as of the date of this Agreement and excluding for this purpose (1) any actions that have been publicly reported as of the date of this Agreement and (2) changes in compensation in the ordinary course of business consistent with past practice.

Section 3.11 Investigations; Litigation. Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, (a) there is no investigation or review pending (or, to the knowledge of the Company, threatened) by any Governmental Entity with respect to the Company or any of its Subsidiaries, (b) there are no actions, suits (or, to the knowledge of the Company, inquiries), investigations, proceedings, subpoenas, civil investigative demands or other requests for information by any Governmental Entity relating to potential violations of Law pending (or, to the knowledge of the Company, threatened) against or affecting the Company or any of its Subsidiaries, or any of their respective properties and (c) there are no orders, judgments or decrees of, or before, any Governmental Entity against the Company or any of its Subsidiaries.

Section 3.12 Information Supplied. The information supplied or to be supplied by the Company expressly in writing for inclusion in the registration statement on Form S-4 to be filed by Parent in connection with the issuance of Parent Common Stock in the Merger (the “Form S-4”) shall not, at the time the Form S-4 is declared effective by the SEC, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading, except that no representation or warranty is made by the Company with respect to statements made or incorporated by reference therein based on information supplied by Parent in writing expressly for inclusion therein. The information supplied or to be supplied by the Company expressly in writing for inclusion in the joint proxy statement/prospectus, which will be distributed to the holders of Company Common Stock in connection with seeking the Company Common Shareholder Approval and the holders of the Company Preferred Stock in connection with seeking the Company Preferred Shareholder Approval, if applicable, and included in the Form S-4 (the “Proxy Statement/Prospectus”), will not, at the time the Proxy Statement/Prospectus is first mailed to the shareholders of the Company, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading, except that no representation or warranty is made by the Company with respect to statements made or incorporated by reference therein based on information supplied by Parent in writing expressly for inclusion therein. The Form S-4 and the Proxy Statement/Prospectus (solely with respect to the portion thereof based on information supplied or to be supplied by the Company for inclusion therein, but excluding any portion thereof based on information supplied by Parent in writing expressly for inclusion therein, with respect to which no representation or warranty is made by the Company) will comply as to form in all material respects with the provisions of the Securities Act and the Exchange Act and the rules and regulations promulgated thereunder.

Section 3.13 Regulatory Matters.

(a) The Company is not (i) an “investment company” or a company “controlled” by an “investment company” within the meaning of the U.S. Investment Company Act of 1940, as amended, and the rules and regulations promulgated thereunder or (ii) a “holding company,” a “subsidiary company” of a “holding company,” an affiliate of a “holding company,” a “public utility” or a “public-utility company,” as each such term is defined in the U.S. Public Utility Holding Company Act of 2005.

(b) All natural gas pipeline systems and related facilities constituting the Company’s and its Subsidiaries’ properties are (i) “gathering facilities” that are exempt from regulation by the U.S. Federal Energy Regulatory Commission under the Natural Gas Act of 1938, as amended, and (ii) not subject to rate regulation or comprehensive nondiscriminatory access regulation under the laws of any state or other local jurisdiction.

Section 3.14 Tax Matters.

(a) The Company and each of its Subsidiaries have prepared and timely filed (taking into account any valid extension of time within which to file) all material Tax Returns required to be filed by any of them and all such Tax Returns are complete and accurate in all material respects.

(b) The Company and each of its Subsidiaries have timely paid all material Taxes that are required to be paid by any of them or that the Company or any of its Subsidiaries are obligated to withhold from amounts owing to any employee, creditor, shareholders or third party (in each case, whether or not shown on any Tax Return), except with respect to matters contested in good faith through appropriate proceedings and for which adequate reserves have been established, in accordance with GAAP on the financial statements of the Company and its Subsidiaries.

(c) There are no currently effective waivers of any statute of limitations with respect to material Taxes or extensions of time with respect to a material Tax assessment or deficiency.

(d) All assessments and deficiencies for material Taxes due with respect to completed and settled examinations or any concluded litigation have been fully paid.

(e) There are no audits, examinations, investigations or other proceedings pending or threatened in writing in respect of material Taxes or material Tax matters of the Company or any of its Subsidiaries.

(f) Within the last three years, no written claim has been made by any Taxing Authority in a jurisdiction where the Company or any of its Subsidiaries does not currently file a Tax Return that it is or may be subject to any material Tax or required to file a material Tax Return in such jurisdiction, nor has any such assertion been threatened or proposed in writing and received by the Company or any of its Subsidiaries.

(g) There are no Liens for material Taxes on any of the assets of the Company or any of its Subsidiaries other than statutory Liens for Taxes not yet due and payable or Liens for Taxes that are being contested in good faith and for which adequate reserves have been established in accordance with GAAP on the financial statements of the Company and its Subsidiaries.

(h) None of the Company or any of its Subsidiaries has been a “controlled corporation” or a “distributing corporation” in any distribution that was purported or intended to be governed by Section 355 of the Code (or so much of Section 356 of the Code as relates to Section 355 of the Code or any similar provision of state, local or foreign Law) occurring during the two-year period ending on the date hereof or otherwise pursuant to a plan (or series of related transactions), within the meaning of Section 355(e) of the Code, that includes the Merger.

(i) Neither the Company nor any of its Subsidiaries has been a member of an affiliated group within the meaning of Section 1504(a) of the Code (or any similar group defined under a similar provision of foreign, state or local Law), other than a group of which the Company is or was the common parent.

(j) Neither the Company nor any of its Subsidiaries is a party to any agreement or arrangement relating to the apportionment, sharing, assignment or allocation of any material Tax or material Tax asset (other than an agreement or arrangement solely among members of a group the common parent of which is the Company or an agreement or arrangement entered into in the ordinary course of business and the primary subject matter of which is not Tax) or has any liability for material Taxes of any person (other than the Company or any of its Subsidiaries) under Treasury Regulation Section 1.1502-6 (or any analogous or similar provision of state, local or foreign Tax Law), as a transferee, successor or otherwise.

(k) None of the Company or any of its Subsidiaries has been a party to any “listed transaction” within the meaning of Treasury Regulation Section 1.6011-4(b)(2).

Section 3.15 Employment and Labor Matters. Neither the Company nor any of its Subsidiaries is, or since December 31, 2018 has been, a party to or bound by any collective bargaining agreement, labor union contract or trade union agreement (each a “Collective Bargaining Agreement”), and no employee is represented by a labor organization with respect to the Company or any of its Subsidiaries. To the knowledge of the Company, there are, and for the past three years have been, no activities or proceedings of any labor or trade union to organize any employees of the Company or any of its Subsidiaries. No Collective Bargaining Agreement is being negotiated by the Company or any of its Subsidiaries. There is, and for the past three years has been, no strike, lockout, slowdown or work stoppage against the Company or any of its Subsidiaries pending or, to the Company’s knowledge, threatened, that may interfere in any material respect with the respective business activities of the Company or any of its Subsidiaries. There is no pending, or to the knowledge of the Company, threatened charge or complaint against the Company or any of its Subsidiaries by or before the National Labor Relations Board or any comparable Governmental Entity, and none of the Company and its Subsidiaries are a party, or otherwise bound by, any consent decree with, or citation by, any Governmental Entity relating to employees or employment practices. Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, for the past three years, the Company and its Subsidiaries have complied with all laws regarding employment and employment practices, terms and conditions of employment and wages and hours (including, without limitation, classification of employees), immigration and other laws in respect of any reduction in force, including without limitation, notice, information and consultation requirements. Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, there are no outstanding assessments, penalties, fines, Liens, charges, surcharges or other amounts due or owing by the Company or any of its Subsidiaries pursuant to any workplace safety and insurance or workers’ compensation Laws.

Section 3.16 Intellectual Property.

(a) Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, either the Company or a Subsidiary of the Company owns, or is licensed or otherwise possesses valid rights to use, free and clear of Liens other than Company Permitted Liens, all trademarks, trade names, service marks, service names, mark registrations, logos, assumed names, domain names, registered and unregistered copyrights, patents or applications and registrations, trade secrets and other intellectual property rights necessary to their respective businesses as currently conducted (collectively, the “Company Intellectual Property”). Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, (i) there are no pending or, to the knowledge of the Company, threatened claims by any person alleging infringement, misappropriation or other violation by the Company or any of its Subsidiaries of any intellectual property rights of any person, (ii) to the knowledge of the Company, the conduct of the business of the Company and its Subsidiaries does not infringe, misappropriate or otherwise violate any intellectual property rights of any person, (iii) neither the Company nor any of its Subsidiaries has made any claim of a violation, infringement or misappropriation by others of the Company’s or any of its Subsidiaries’ rights to or in connection with the Company Intellectual Property, and (iv) to the knowledge of the Company, no person is infringing, misappropriating or otherwise violating any Company Intellectual Property.

(b) Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, the Company and its Subsidiaries have implemented (i) commercially reasonable measures, consistent with industry standards, to protect the confidentiality, integrity and security of the Company IT Assets (and all information and transactions stored or contained therein or transmitted thereby); and (ii) commercially reasonable data backup, data storage, system redundancy and disaster avoidance and recovery procedures, as well as a commercially reasonable business continuity plan, in each case consistent with customary industry practices.

Section 3.17 Properties.

(a) Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, the Company and its Subsidiaries have good and defensible title to all of the Company Oil and Gas Interests reflected in the Company Reserve Reports or disclosed in the Company SEC Documents and attributable to interests owned by the Company and its Subsidiaries, except for such Company Oil and Gas Interests sold, used or otherwise disposed of since December 31, 2018 in the ordinary course of business, free and clear of all Liens other than Company Permitted Liens, and other than any conditions, encroachments, easements, rights-of-way, restrictions and other encumbrances that do not adversely affect the existing use of real property subject thereto by the owner (or lessee to the extent a leased property) thereof in the operation of its business. Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, (i) each Company Oil and Gas Lease to which the Company or any of its Subsidiaries is a party is valid and in full force and effect, subject to the limitation of such enforcement by the Remedies Exceptions, (ii) none of the Company or any of its Subsidiaries (and, to the Company’s knowledge, no third party operator) has violated any provision of, or taken or failed to take any act which, with or without notice, lapse of time, or both, would constitute a default under the provisions of such Company Oil and Gas Lease, and (iii) none of the Company or any of its Subsidiaries has received written notice from the other party to any such Company Oil and Gas Lease that the Company or any of its Subsidiaries, as the case may be, has breached, violated or defaulted under any Company Oil and Gas Lease.

(b) Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, (i) either the Company or a Subsidiary of the Company has good and valid title to each real property (and each real property at which operations of the Company or any of its Subsidiaries are conducted) owned by the Company or any Subsidiary (but excluding the Company Oil and Gas Interests) (such owned property collectively, the “Company Owned Real Property”) and (ii) either the Company or a Subsidiary of the Company has a good and valid leasehold interest in each lease, sublease and other agreement under which the Company or any of its Subsidiaries uses or occupies or has the right to use or occupy any real property (or real property at which operations of the Company or any of its Subsidiaries are conducted) (but excluding the Company Oil and Gas Interests) (such property subject to a lease, sublease or other agreement, the “Company Leased Real Property” and such leases, subleases and other agreements are, collectively, the “Company Real Property Leases”), in each case, free and clear of all Liens other than any Company Permitted Liens, and other than any conditions, encroachments, easements, rights-of-way, restrictions and other encumbrances that do not adversely affect the existing use of real property subject thereto by the owner (or lessee to the extent a leased property) thereof in the operation of its business. Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, (A) each Company Real Property Lease is valid, binding and in full force and effect, subject to the limitation of such enforcement by the Remedies Exceptions, and (B) no uncured default on the part of the Company or, if applicable, its Subsidiaries or, to the knowledge of the Company, the landlord thereunder, exists under any Company Real Property Lease, and no event has occurred or circumstance exists which, with the giving of notice, the passage of time, or both, would constitute a breach or default under a Company Real Property Lease.

(c) Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, (i) there are no leases, subleases, licenses, rights or other agreements affecting any portion of the Company Owned Real Property or the Company Leased Real Property that would reasonably be expected to adversely affect the existing use of such Company Owned Real Property or the Company Leased Real Property by the Company or its Subsidiaries in the operation of its business thereon, (ii) except for such arrangements solely among the Company and its Subsidiaries or among the Company’s Subsidiaries, there are no outstanding options or rights of first refusal in favor of any other party to purchase any Company Owned Real Property or any portion thereof or interest therein that would reasonably be expected to adversely affect the existing use of the Company Owned Real Property by the Company in the operation of its business thereon, and (iii) neither the Company nor any of its Subsidiaries is currently subleasing, licensing or otherwise granting any person the right to use or occupy a material portion of a Company Owned Real Property or Company Leased Real Property that would reasonably be expected to adversely affect the existing use of such Company Owned Real Property or Company Leased Real Property by the Company or its Subsidiaries in the operation of its business thereon.

(d) Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, there is no pending or, to the knowledge of the Company, threatened, appropriation, condemnation or like Action or Order affecting the Company Owned Real Property or any part thereof or of any sale or other disposition of the Company Owned Real Property or any part thereof in lieu of condemnation or other matters affecting and impairing the current use, occupancy or value thereof.

(e) Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, all proceeds from the sale of Hydrocarbons produced from the Company Oil and Gas Interests are being received by the Company in a timely manner and are not being held in suspense for any reason other than awaiting preparation and approval of division order title opinions for recently drilled Company Wells or awaiting on transfer orders for recently acquired Company Oil and Gas Interests as of the date of this Agreement. Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, (i) all rentals, shut-ins and similar payments owed to any person or individual under (or otherwise with respect to) any Company Oil and Gas Leases have been properly and timely paid and (ii) all royalties, minimum royalties, overriding royalties and other Production Burdens with respect to any Company Oil and Gas Interests have been timely and properly paid (other than any such Production Burdens which are being held in suspense by Company or its Subsidiaries in accordance with applicable Law).

(f) All of the Company Wells and all water, CO2 or injection wells located on the Company Oil and Gas Leases or Company Units or otherwise associated with a Company Oil and Gas Interest have been drilled, completed and operated within the limits permitted by the applicable Company Oil and Gas Contracts, Company Oil and Gas Leases and applicable Law (other than Environmental Law and those relating to Taxes), and all drilling and completion (and plugging and abandonment) of the Company Wells and such other wells and all related development, production and other operations have been conducted in compliance with all applicable Laws except, in each case, as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(g) All Company Oil and Gas Interests operated by the Company and its Subsidiaries have been operated in accordance with reasonable, prudent oil and gas field practices and in compliance with the applicable Company Oil and Gas Leases and applicable Law (other than Environmental Law and those relating to Taxes), except where the failure to so operate would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(h) None of the Company Oil and Gas Interests are subject to any preferential purchase, consent or similar right that would become operative as a result of the transactions contemplated by this Agreement, except for any such preferential purchase, consent or similar rights that would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(i) None of the Company Oil and Gas Interests are subject to any Tax partnership agreement or provisions requiring a partnership income Tax Return to be filed under Subchapter K of Chapter 1 of Subtitle A of the Code.

Section 3.18 Insurance. The Company and its Subsidiaries maintain insurance in such amounts and against such risks substantially as the Company believes to be customary for the industries in which it and its Subsidiaries operate and as the management of the Company has in good faith determined to be prudent and appropriate. Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, all insurance policies maintained by or on behalf of the Company or any of its Subsidiaries as of the date of this Agreement are in full force and effect, and all premiums due on such policies have been paid by the Company or its Subsidiaries. Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, the Company and its Subsidiaries are in compliance with the terms and provisions of all insurance policies maintained by or on behalf of the Company or any of its Subsidiaries as of the date of this Agreement, and neither the Company nor any of its Subsidiaries is in breach or default under, or has taken any action that could permit termination or material modification of, any material insurance policies.

Section 3.19 Opinions of Financial Advisors. The Company Board of Directors has received the opinion of each of RBC Capital Markets, LLC and Lazard Frères & Co. LLC (the “Company Financial Advisors”) to the effect that, as of the date thereof and based upon and subject to the assumptions, limitations, qualifications and other matters set forth therein, the Exchange Ratio is fair, from a financial point of view, to holders of Company Common Stock. A signed copy of such opinions will be provided to Parent promptly following receipt by the Company (it being agreed that such opinions are for the benefit of the Company Board of Directors and may not be relied upon by Parent or any other persons), and shall not be disclosed to third parties by Parent unless required by Law.

Section 3.20 Material Contracts.

(a) Except for this Agreement, the Company Benefit Plans set forth on Section 3.9(a) of the Company Disclosure Schedule and the agreements filed as exhibits to the Company SEC Documents and except as set forth on Section 3.20 of the Company Disclosure Schedule, as of the date of this Agreement, neither the Company nor any of its Subsidiaries is a party to or bound by:

(i) any “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K of the SEC);

(ii) any Contract that (A) imposes any express restriction on the right or ability of the Company or any of its Subsidiaries to compete with any other person or acquire or dispose of the securities of another person (other than any agreement related to a Company Takeover Proposal or that contains provisions prohibiting such disclosure), (B) contains an exclusivity or “most favored nation” clause that restricts the business of the Company or any of its Subsidiaries in a material manner, other than those contained in the Company Oil and Gas Leases, or (C) contains any minimum volume commitment to which the Company reasonably expects that the Company and its Subsidiaries will be required to make annual payments in excess of $5 million or for longer than one year;

(iii) any mortgage, note, debenture, indenture, security agreement, guaranty, pledge or other agreement or instrument evidencing indebtedness for borrowed money or any guarantee of such indebtedness of the Company or any of its Subsidiaries in an amount in excess of $30 million, except for any transactions among the Company and its wholly owned Subsidiaries or among the Company’s wholly owned Subsidiaries;

(iv) any Contract that provides for the acquisition, disposition, license, use, distribution or outsourcing of assets, services, rights or properties (other than Company Oil and Gas Interests) with respect to which the Company reasonably expects that the Company and its Subsidiaries will be required to make annual payments in excess of $30 million;

(v) any joint venture, partnership or limited liability company agreement or other similar Contract relating to the formation, creation, operation, management or control of any joint venture, partnership or limited liability company, other than (A) any such Contract solely between the Company and its Subsidiaries or among the Company’s Subsidiaries and (B) any customary joint operating agreements, unit agreements or participation agreements affecting the Company Oil and Gas Interests;

(vi) any Contract that obligates the Company or any of its Subsidiaries to make any loans, advances or capital contributions to, or investments in, any person other than (A) advances for expenses required under customary joint operating agreements, unit agreements, participation agreements and customary advances to operators of the Company Oil and Gas Interests not covered by a joint operating agreement, unit agreement or participation agreement, (B) any loan or capital contribution to, or investment in, the Company or one of its wholly owned Subsidiaries or (C) loans or advances to an officer, director or employee of the Company or any of its Subsidiaries that is less than $100,000 individually to such person and $500,000 in the aggregate;

(vii) any contract that provides for the sale by the Company or any of its Subsidiaries of Hydrocarbons (A)(1) in excess of 7,500 barrels of oil equivalent of Hydrocarbons per day over a period of one month (calculated on a yearly average basis) or (2) for a remaining term greater than ten years or (B) which the Company reasonably expects that it will make aggregate payments in excess of $5 million in any of the next three succeeding fiscal years or $10 million over the life of the contract that, in the case of (A) and (B), has a remaining term of greater than 91 days and does not allow the Company or such Subsidiary to terminate it without penalty to the Company or such Subsidiary within 91 days;

(viii) any agreement pursuant to which the Company or any of its Subsidiaries has paid amounts associated with any Production Burden in excess of $5 million during the immediately preceding fiscal year or with respect to which the Company reasonably expects that it will make payments associated with any Production Burden in any of the next three succeeding fiscal years that could, based on current projections, exceed $5 million per year;

(ix) any agreement which is a joint development agreement, exploration agreement or acreage dedication agreement (excluding, in respect of each of the foregoing, customary joint operating agreements) that either (A) is material to the operation of the Company and its Subsidiaries, taken as a whole, or (B) would reasonably be expected to require the Company and its Subsidiaries to make expenditures in excess of $15 million in the aggregate during the 12-month period following the date hereof;

(x) any acquisition Contract that contains “earn out” or other contingent payment obligations (other than asset retirement obligations and plugging and abandonment obligations or customary indemnification obligations), that would reasonably be expected to result in payments in respect of such “earn out” or payment obligations after the date hereof by the Company or any of its Subsidiaries in excess of $15 million; and

(xi) each contract for lease of personal property or real property (other than the Company Oil and Gas Interests) involving payments in excess of $15 million in any calendar year or aggregate payments in excess of $60 million that are not terminable without penalty or other liability to the Company (other than any ongoing obligation pursuant to such contract that is not caused by any such termination) within 60 days, other than contracts related to drilling rigs.

All contracts of the types referred to in clauses (i) through (xi) hereof are referred to herein as “Company Material Contracts.” As used in this Section 3.20, “Contract” shall mean any agreement, contract, obligation, promise, understanding or undertaking (whether written or oral) that is legally binding.

(b) Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, (i) neither the Company nor any Subsidiary of the Company is in breach of or default under the terms of any Company Material Contract and, (ii) to the knowledge of the Company, no other party to any Company Material Contract is in breach of or default under the terms of any Company Material Contract. Each Company Material Contract is a valid and binding obligation of the Company or the Subsidiary of the Company that is party thereto and, to the knowledge of the Company, of each other party thereto, and is in full force and effect, subject to the limitation of such enforcement by the Remedies Exceptions.

Section 3.21 Reserve Reports. The Company has delivered or otherwise made available to Parent true and correct copies of all written reports requested or commissioned by the Company or its Subsidiaries and delivered to the Company or its Subsidiaries in writing on or before the date of this Agreement estimating the Company’s and such Subsidiaries’ proved oil and gas reserves prepared by any unaffiliated person (each, a “Report Preparer”) concerning the Company Oil and Gas Interests as of December 31, 2018 (the “Company Reserve Reports”). Except for any such matters that, individually or in the aggregate, have not had and would not reasonably be expected to have a Company Material Adverse Effect, the factual, non-interpretive data provided by the Company and its Subsidiaries to each Report Preparer in connection with the preparation of the Company Reserve Reports that was material to such Report Preparer’s estimates of the proved oil and gas reserves set forth in the Company Reserve Reports was, as of the time provided (or as modified or amended prior to the issuance of the Company Reserve Reports), accurate in all respects. Except for any such matters that, individually or in the aggregate, have not had and would not reasonably be expected to have a Company Material Adverse Effect, the oil and gas reserve estimates of the Company set forth in the Company Reserve Reports are derived from reports that have been prepared by the Company Report Preparer as set forth therein, and such reserve estimates fairly reflect, in all respects, the oil and gas reserves of the Company at the dates indicated therein and are in accordance with the rules promulgated by the SEC and applied on a consistent basis throughout the periods reflected therein. Except for changes generally affecting the oil and gas exploration, development and production industry (including changes in commodity prices) and normal depletion by production, there has been no change in respect of the matters addressed in the Company Reserve Reports that, individually or in the aggregate, has had or would reasonably be expected to have a Company Material Adverse Effect.

Section 3.22 Derivatives. The Company SEC Documents accurately summarize, in all material respects, the outstanding Derivative positions of the Company and its Subsidiaries, including Hydrocarbon and financial Derivative positions attributable to the production and marketing of the Company and its Subsidiaries, as of the dates reflected therein. Section 3.22 of the Company Disclosure Schedule lists, as of the date of this Agreement, all Derivative Contracts to which the Company or any of its Subsidiaries is a party, other than any such Derivative Contract that expires by its terms on or before September 30, 2019.

Section 3.23 Reorganization. The Company and its Subsidiaries have not taken or agreed to take any action, and are not aware of any fact or circumstance, that would prevent or impede, or could reasonably be expected to prevent or impede, the Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code.

Section 3.24 Finders or Brokers. Except for the Company Financial Advisors, neither the Company nor any of the Company’s Subsidiaries has employed any investment banker, broker or finder in connection with the transactions contemplated by this Agreement who would be entitled to any fee or any commission in connection with or upon consummation of the Merger.

Section 3.25 State Takeover Statutes. Assuming the accuracy of the representations set forth in Section 4.25 of this Agreement, the Company Board of Directors has taken all action necessary to render inapplicable to this Agreement and the Support Agreements and the transactions contemplated hereby, all potentially applicable state anti-takeover statutes or regulations (including Section 21.606 of the TBOC) and any similar provisions in the Company Organizational Documents.

Section 3.26 Anti-Bribery; Money Laundering; Export Control Laws.

(a) None of (i) the Company, any of the Company’s Subsidiaries or any director, officer, employee of the Company or (ii) to the Company’s knowledge, any Representative of any of the foregoing, has directly or indirectly, (A) made any unlawful payment to foreign or domestic government officials or employees or to any foreign or domestic political parties or campaigns or violated any provisions of any applicable anti-bribery Laws, including the Foreign Corrupt Practices Act of 1977, as amended, and the rules and regulations thereunder (collectively, the “FCPA”), or (B) taken any action that would constitute a violation of any applicable anti-bribery Laws, including the FCPA, including making use of the mails or any means or instrumentality of interstate commerce corruptly in furtherance of an offer, payment, promise to pay or authorization of the payment of any money, or other property, gift, promise to give, or authorization of the giving of anything of value to any “foreign official” (as such term is defined in the FCPA) or any foreign political party or official thereof or any candidate for foreign political office, in contravention of applicable anti-bribery laws.

(b) Each of the Company, the Company’s Subsidiaries and their respective affiliates has conducted its business in compliance with the FCPA with regard to provisions of services and the Company maintains policies and procedures that are reasonably designed to ensure, and that are reasonably expected to continue to ensure, compliance therewith.

(c) The Company and its Subsidiaries are in compliance with, and have not previously violated during the three years prior to the date hereof, the USA Patriot Act of 2001 and all other applicable U.S. and non-U.S. anti-money laundering or anti-terrorism laws and regulations, including, but not limited to, the laws, regulations and executive orders and sanctions programs administered by the U.S. Department of the Treasury, Office of Foreign Assets Control, including, but not limited to, (i) Executive Order 13224 of September 23, 2001 entitled, “Blocking Property and Prohibiting Transactions With Persons Who Commit, Threaten to Commit or Support Terrorism”; and (ii) any regulations contained in 31 C.F.R., Subtitle B, Chapter V.

(d) Neither the Company, any of the Company’s Subsidiaries or any director, officer, employee of the Company or to the Company’s knowledge, any Representative of any of the foregoing (i) has been nor is a Sanctioned Person nor (ii) while acting for or on behalf of the Company or any Subsidiary of the Company has transacted any business directly or knowingly indirectly with any Sanctioned Person in violation of applicable Sanctions or otherwise violated applicable Sanctions in the past three years.

(e) The Company and its Subsidiaries are, and have been for the three years prior to the date hereof, in material compliance with all export control Laws applicable to the Company and its Subsidiaries, including without limitation those Laws under the authority of the U.S. Department of Commerce (Bureau of Industry and Security) codified at 15 C.F.R. Parts 730-799 (The Export Administration Regulations), the U.S. Department of State (Directorate of Defense Trade Controls) codified at 22 C.F.R. Parts 120-130; and the equivalent Laws in any jurisdiction in which the Company operates (collectively, the “Export Control Laws”). Neither the Company nor any Subsidiary of the Company, nor any of their respective directors, officers, employees, or, to the knowledge of the Company, any of its Representatives, is the subject of any voluntary disclosure, prosecution or other enforcement action or, to the Company’s knowledge, any allegation or investigation related to any possible violation of any of the applicable anti-bribery laws, Sanctions, or Export Control Laws.

Section 3.27 Solvency. The Company and its consolidated Subsidiaries shall (a) have surplus after giving effect to the Preferred Redemption (which includes, for the avoidance of doubt, the Preferred Deposit made by Parent) and (b) not be Insolvent after giving effect to the Preferred Redemption based on the assumption that the Company were to continue to conduct its business on a standalone business without the consummation of the Merger. For purposes of this Section 3.27, Section 4.27 and Section 5.19 only, “Insolvent” and “surplus” when used with respect to any person shall have the meanings set forth in the TBOC.

Section 3.28 No Additional Representations.

(a) The Company acknowledges that Parent does not make any representation or warranty as to, and expressly disclaims reliance on, any matter whatsoever except as expressly set forth in Article IV or in any certificate delivered by Parent to the Company in accordance with the terms hereof, and specifically (but without limiting the generality of the foregoing) that Parent does not make any representation or warranty with respect to (i) any projections, estimates or budgets delivered or made available to the Company (or any of its affiliates, officers, directors, employees or Representatives) of future revenues, results of operations (or any component thereof), cash flows or financial condition (or any component thereof) of Parent and its Subsidiaries or (ii) the future business and operations of Parent and its Subsidiaries, and the Company has not relied on such information or any other representation or warranty not set forth in Article IV.

(b) The Company has conducted its own independent review and analysis of the business, operations, assets, liabilities, results of operations, financial condition and prospects of Parent and its Subsidiaries and acknowledges that the Company has been provided access for such purposes. Except for the representations and warranties expressly set forth in Article IV or in any certificate delivered to the Company by Parent in accordance with the terms hereof, in entering into this Agreement, the Company has relied solely upon its independent investigation and analysis of Parent and Parent’s Subsidiaries, and the Company acknowledges and agrees that it has not been induced by and has not relied upon any representations, warranties or statements, whether express or implied, made by Parent, its Subsidiaries, or any of their respective affiliates, shareholders, controlling persons or representatives that are not expressly set forth in Article IV or in any certificate delivered by Parent to the Company, whether or not such representations, warranties or statements were made in writing or orally. The Company acknowledges and agrees that, except for the representations and warranties expressly set forth in Article IV or in any certificate delivered by Parent to the Company, (i) Parent does not make, or has not made, any representations or warranties relating to itself or its business or otherwise in connection with the transactions contemplated hereby and the Company is not relying on any representation or warranty except for those expressly set forth in this Agreement, (ii) no person has been authorized by Parent to make any representation or warranty relating to itself or its business or otherwise in connection with the transactions contemplated hereby, and if made, such representation or warranty must not be relied upon by the Company as having been authorized by Parent, and (iii) any estimates, projections, predictions, data, financial information, memoranda, presentations or any other materials or information provided or addressed to the Company or any of its representatives are not and shall not be deemed to be or include representations or warranties of Parent unless any such materials or information is the subject of any express representation or warranty set forth in Article IV.

ARTICLE IV.

REPRESENTATIONS AND WARRANTIES OF PARENT

Except as disclosed (a) in the Parent SEC Documents filed with or furnished to the SEC and available on EDGAR on or after December 31, 2018 (including all exhibits and schedules thereto that have been publicly filed with or furnished to the SEC by Parent, regardless of whether such exhibits or schedules were originally filed or furnished on or before December 31, 2018) and prior to the date hereof (excluding any forward-looking disclosures set forth in any such Parent SEC Document in any risk factor section, any disclosure in any section relating to forward-looking statements or any other statements that are non-specific, predictive or primarily cautionary in nature other than historical facts included therein), where the relevance of the information as an exception to (or disclosure for purposes of) a particular representation is reasonably apparent on the face of such disclosure, or (b) in the disclosure schedule delivered by Parent to the Company immediately prior to the execution of this Agreement (the “Parent Disclosure Schedule”) (each section of which qualifies the correspondingly numbered representation, warranty or covenant if specified therein and such other representations, warranties or covenants where its relevance as an exception to (or disclosure for purposes of) such other representation, warranty or covenant is reasonably apparent) notwithstanding the presence or absence of an appropriate section of the Parent Disclosure Schedule with respect to such other representations or warranties or an appropriate cross reference thereto, Parent represents and warrants to the Company as follows:

Section 4.1 Qualification, Organization, Subsidiaries.

(a) Parent is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware and has all requisite corporate power and authority to own, lease and operate its properties and assets and to carry on its business as presently conducted. Each of Parent’s Subsidiaries is a legal entity duly organized, validly existing and in good standing under the Laws of its respective jurisdiction of organization and has all requisite corporate or similar power and authority to own, lease and operate its properties and assets and to carry on its business as presently conducted, except where the failure to be in good standing or to have such power or authority would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect. Each of Parent and its Subsidiaries is duly qualified or licensed, and has all necessary governmental approvals, to do business and is in good standing in each jurisdiction in which the property owned, leased or operated by it or the nature of the business conducted by it makes such approvals, qualification or licensing necessary, except where the failure to be so duly approved, qualified or licensed and in good standing would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

(b) Parent has made available prior to the date of this Agreement a true and complete copy of Parent’s certificate of incorporation and bylaws, in each case, as amended through the date hereof (collectively, the “Parent Organizational Documents”), and the certificate of incorporation, bylaws, limited partnership agreement, limited liability company agreement or comparable constituent or organizational documents for each Subsidiary of Parent that constitutes a “significant subsidiary” of Parent within the meaning of Item 601(b)(21)(ii) of Regulation S-K as of February 27, 2019, in each case, as amended through the date hereof.

Section 4.2 Capital Stock.

(a) The authorized capital stock of Parent consists of 300,000,000 shares of common stock, par value $0.01 per share (the “Parent Common Stock”), and 2,500,000 shares of preferred stock, par value $0.01 per share. As of July 11, 2019, (i) 228,304,366 shares of Parent Common Stock were issued and outstanding (including unvested restricted stock awards granted under the Parent Stock Plan), (ii) 0 shares of Parent Common Stock were held in treasury, (iii) 1,458,948 shares of 10% Series A Cumulative Preferred Stock of Parent, par value $0.01 per share (the “Parent Preferred Stock”) were issued and outstanding and (iv) 7,930,595 shares of Parent Common Stock were reserved for issuance under the Parent Stock Plans, of which 2,993,122 shares of Parent Common Stock were subject to outstanding awards under the Parent Stock Plans (with Parent Performance Shares reflected at the maximum level). All outstanding shares of Parent Common Stock are, and shares of Parent Common Stock issued or reserved for issuance in connection with the Merger, when issued in accordance with the respective terms thereof, will be, duly authorized, validly issued, fully paid and nonassessable and free of preemptive rights. Except as set forth in this Section 4.2(a), there are no outstanding subscriptions, options, warrants, calls, convertible securities, exchangeable securities or other similar rights, agreements or commitments to which Parent or any of its Subsidiaries is a party (i) obligating Parent or any of its Subsidiaries to (A) issue, transfer, exchange, sell or register for sale any shares of capital stock or other equity interests of Parent or any Subsidiary of Parent or securities convertible into or exchangeable for such shares or equity interests, (B) grant, extend or enter into any such subscription, option, warrant, call, convertible securities or other similar right, agreement or arrangement, (C) redeem or otherwise acquire any such shares of capital stock or other equity interests, (D) provide a material amount of funds to, or make any material investment (in the form of a loan, capital contribution or otherwise) in, any Subsidiary of Parent or (E) make any payment to any person the value of which is derived from or calculated based on the value of Parent Common Stock, or (ii) granting any preemptive or antidilutive or similar rights with respect to any security issued by Parent or its Subsidiaries. No Subsidiary of Parent owns any shares of capital stock of Parent.

(b) Neither Parent nor any of its Subsidiaries has outstanding bonds, debentures, notes or other indebtedness, the holders of which have the right to vote (or which are convertible or exchangeable into or exercisable for securities having the right to vote) with the stockholders of Parent on any matter.

(c) There are no voting trusts or other agreements or understandings to which Parent or any of its Subsidiaries is a party with respect to the voting or registration of the capital stock or other equity interest of Parent or any of its Subsidiaries.

(d) Parent or a Subsidiary of Parent owns, directly or indirectly, all of the issued and outstanding shares of capital stock or other equity interests of each Subsidiary of Parent, free and clear of any preemptive rights and any Liens other than Parent Permitted Liens, and all of such shares of capital stock or other equity interests are duly authorized, validly issued, fully paid and nonassessable and free of preemptive rights. Except for equity interests in Parent’s Subsidiaries, neither Parent nor any of its Subsidiaries owns, directly or indirectly, any equity interest in any person (or any security or other right, agreement or commitment convertible or exercisable into, or exchangeable for, any equity interest in any person). Neither Parent nor any of its Subsidiaries has any obligation to acquire any equity interest in any person.

Section 4.3 Corporate Authority Relative to this Agreement; No Violation.

(a) Parent has the requisite corporate power and authority to execute and deliver this Agreement, and, subject to receipt of (i) the approval of the Parent Share Issuance by a vote of the holders of the majority of the Parent Common Stock having voting power present in person or represented by proxy at the Parent Stockholders’ Meeting, (ii) the approval of the Parent Charter Amendment by a vote of the holders of a majority of the issued and outstanding shares of Parent Common Stock entitled to vote thereon and (iii) the adoption of this Agreement and the Merger by the vote of the holders of a majority of the issued and outstanding shares of Parent Common Stock entitled to vote thereon (clauses (i), (ii) and (iii) together, the “Parent Stockholder Approval”), to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the Support Agreements and the consummation of the transactions contemplated hereby and thereby have been duly and validly authorized by the Parent Board of Directors and, except for the Parent Stockholder Approval and the approval of this Agreement by Parent, no other corporate action on the part of Parent or vote of Parent’s stockholders are necessary to authorize the execution and delivery by Parent of this Agreement and the consummation of the transactions contemplated hereby. The Parent Board of Directors has unanimously (i) declared advisable and approved this Agreement and the Support Agreements and the transactions contemplated hereby and thereby, including the Merger, the Parent Share Issuance, the issuance of the Parent New Preferred Stock and the Parent Charter Amendment, (ii) resolved to recommend that Parent’s stockholders approve and adopt this Agreement and the transactions contemplated by this Agreement, including the Merger, the Parent Share Issuance and the Parent Charter Amendment (the recommendation referred to in this clause (ii), the “Parent Recommendation”), and (iii) directed that the approval and adoption of this Agreement and the Merger, the Parent Share Issuance and the Parent Charter Amendment be submitted for adoption and approval by the holders of Parent Common Stock. The vote of the holders of the majority of the Parent Common Stock having voting power present in person or represented by proxy at the Parent Stockholders’ Meeting is the only vote or consent of Parent’s stockholders necessary to approve the Parent Share Issuance. The vote of the holders of a majority of the issued and outstanding shares of Parent Common Stock entitled to vote thereon is the only vote or consent of Parent’s stockholders necessary to approve and adopt this Agreement, the Merger and the Parent Charter Amendment. No vote of stockholders is required for the issuance of the Parent New Preferred Stock. This Agreement has been duly and validly executed and delivered by Parent, and, assuming this Agreement constitutes the legal, valid and binding agreement of the Company, constitutes the legal, valid and binding agreement of Parent, and is enforceable against Parent in accordance with its terms, except as such enforcement may be subject to the Remedies Exceptions.

(b) Other than in connection with or in compliance with (i) the filing of the Certificates of Merger with the Secretary of State of the State of Delaware and the Secretary of State of the State of Texas, (ii) the Exchange Act, (iii) the Securities Act, (iv) applicable state securities, takeover and “blue sky” laws, (v) the rules and regulations of the NYSE, (vi) the HSR Act and any antitrust, competition or similar laws outside of the United States, (vii) if applicable, the filing of the New Certificate of Designation with the Secretary of State of the State of Delaware and (viii) the approvals set forth in Section 4.3(b) of the Parent Disclosure Schedule (collectively, the “Parent Approvals”), and, subject to the accuracy of the representations and warranties of the Company in Section 3.3(b), no authorization, consent, clearance, order, license, permit or approval of, or registration, declaration, notice or filing with, any Governmental Entity is necessary, under applicable Law, for the consummation by Parent of the Parent Share Issuance, except for such authorizations, consents, clearances, orders, licenses, permits, approvals, registrations, declarations, notices or filings that are not required to be obtained or made prior to consummation of such transactions or that, if not obtained or made, would not materially impede or delay the consummation of the Merger and the Parent Share Issuance or reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

(c) The execution and delivery by Parent of this Agreement do not, and (assuming the Parent Approvals and the Parent Stockholder Approval are obtained) the consummation of the transactions contemplated hereby and compliance with the provisions hereof will not (i) result in any loss, or suspension, limitation or impairment of any right of Parent or any of its Subsidiaries to own or use any assets required for the conduct of their business or result in any violation of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation, first offer, first refusal, modification or acceleration of any material obligation or to the loss of a benefit under any loan, guarantee of indebtedness or credit agreement, note, bond, mortgage, indenture, lease, agreement, contract (including, without limitation, any Parent Oil and Gas Lease or Parent Oil and Gas Contract), instrument, permit, concession, franchise, right or license binding upon Parent or any of its Subsidiaries or by which or to which any of their respective properties, rights or assets are bound or subject, or result in the creation of any Liens other than Parent Permitted Liens, in each case, upon any of the properties or assets of Parent or any of its Subsidiaries, (ii) conflict with or result in any violation of any provision of the certificate of incorporation or bylaws or other equivalent organizational document, in each case as amended or restated, of Parent or any of its Subsidiaries or (iii) conflict with or violate any applicable Laws, except in the case of clauses (i) and (iii), for such losses, suspensions, limitations, impairments, conflicts, violations, defaults, terminations, cancellations, accelerations or Liens as would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

Section 4.4 Reports and Financial Statements.

(a) Parent and each of its Subsidiaries has filed or furnished all forms, documents and reports required to be filed or furnished prior to the date hereof by it with the SEC since January 1, 2018 (all such documents and reports filed or furnished by Parent or any of its Subsidiaries, the “Parent SEC Documents”). As of their respective dates or, if amended, as of the date of the last such amendment, the Parent SEC Documents complied, as to form, in all material respects with the requirements of the Securities Act, the Exchange Act and the Sarbanes-Oxley Act, as the case may be, and none of the Parent SEC Documents contained any untrue statement of a material fact or omitted to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, except that information set forth in the Parent SEC Documents as of a later date (but before the date of this Agreement) will be deemed to modify information as of an earlier date.

(b) The consolidated financial statements (including all related notes and schedules thereto) of Parent included in the Parent SEC Documents (the “Parent Financial Statements”) (i) fairly present in all material respects the consolidated financial position of Parent and its consolidated Subsidiaries, at the respective dates thereof, and the consolidated results of their operations and their consolidated cash flows for the respective periods then ended, (ii) were prepared in conformity with GAAP (except, in the case of the unaudited statements, subject to normal year-end audit adjustments and the absence of footnote disclosure) applied on a consistent basis during the periods involved (except as may be indicated therein or in the notes thereto), (iii) have been prepared from, and are in accordance with, the books and records of Parent and its consolidated Subsidiaries and (iv) comply in all material respects with the applicable accounting requirements and with the rules and regulations of the SEC, the Exchange Act and the Securities Act.

(c) As of the date of this Agreement, there are no outstanding or unresolved comments in any comment letters of the staff of the SEC received by Parent relating to the Parent SEC Documents. Parent has heretofore made available to the Company, through EDGAR or otherwise, true, correct and complete copies of all material written correspondence between Parent or any of its Subsidiaries and the SEC occurring since January 1, 2018. As of the date of this Agreement, none of the Parent SEC Documents is, to the knowledge of Parent, the subject of ongoing SEC review.

(d) Neither Parent nor any of its Subsidiaries is a party to, nor does it have any commitment to become a party to, any joint venture, off-balance sheet partnership or any similar Contract (including any Contract relating to any transaction or relationship between or among Parent or one of its Subsidiaries, on the one hand, and any unconsolidated affiliate, including any structured finance, special purpose or limited purpose entity or person, on the other hand) or any

“off-balance sheet arrangements” (as defined in Item 303(a) of Regulation S-K of the SEC), where the result, purpose or effect of such Contract is to avoid disclosure of any material transaction involving, or material liabilities of, Parent or any of its Subsidiaries in the Parent Financial Statements or the Parent SEC Documents.

Section 4.5 Internal Controls and Procedures. Parent has established and maintains disclosure controls and procedures and internal control over financial reporting (as such terms are defined in paragraphs (e) and (f), respectively, of Rule 13a-15 under the Exchange Act) as required by Rule 13a-15 under the Exchange Act. Parent’s disclosure controls and procedures are reasonably designed to ensure that all material information required to be disclosed by Parent in the reports that it files or furnishes under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC, and that all such material information is accumulated and communicated to Parent’s management as appropriate to allow timely decisions regarding required disclosure and to make the certifications required pursuant to Sections 302 and 906 of the Sarbanes-Oxley Act. Parent’s management has completed an assessment of the effectiveness of Parent’s internal control over financial reporting in compliance with the requirements of Section 404 of the Sarbanes-Oxley Act for the year ended December 31, 2018, and such assessment concluded that such controls were effective.

Section 4.6 No Undisclosed Liabilities. There are no liabilities or obligations of Parent or any of its Subsidiaries, whether accrued, absolute, determined or contingent, that would be required by GAAP to be reflected on a consolidated balance sheet of Parent and its consolidated Subsidiaries (including the notes thereto), except for (i) liabilities or obligations disclosed and provided for in the balance sheets included in the Parent Financial Statements (or in the notes thereto) filed and publicly available prior to the date of this Agreement, (ii) liabilities or obligations incurred in accordance with or in connection with this Agreement, (iii) liabilities or obligations incurred since December 31, 2018 in the ordinary course of business, (iv) liabilities or obligations that have been discharged or paid in full and (v) liabilities or obligations that have not had and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

Section 4.7 Compliance with Law; Permits.

(a) Parent and its Subsidiaries are in compliance with, and are not in default under or in violation of, any Laws, except where such non-compliance, default or violation would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect. Since January 1, 2018, neither Parent nor any of its Subsidiaries has received any written notice or, to Parent’s knowledge, other communication from any Governmental Entity regarding any actual or possible violation of, or failure to comply with, any Law, except as would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

(b) Parent and its Subsidiaries are in possession of all Permits, and all rights under any Parent Material Contract with all Governmental Entities, and have filed all tariffs, reports, notices and other documents with all Governmental Entities necessary for Parent and its Subsidiaries to own, lease and operate their properties and assets and to carry on their businesses as they are now being conducted (collectively, the “Parent Permits”), except where the failure to have or to have filed such Parent Permits would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect. All Parent Permits are valid and in full force and effect and are not subject to any administrative or judicial proceeding that could result in modification, termination or revocation thereof, except where the failure to be in full force and effect or any modification, termination or revocation thereof would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect. Parent and each of its Subsidiaries is in compliance with the terms and requirements of all material Parent Permits, except where the failure to be in compliance would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

(c) Each of Parent and its Subsidiaries is and, to the knowledge of Parent, each third-party operator of any of the Parent Oil and Gas Interests (with respect to such interests) is, and since January 1, 2018 has been, in compliance with applicable Laws and Orders, except where the failure to be in compliance would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

(d) Except where the failure to be in compliance would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect, since January 1, 2018, (i) none of Parent or any Subsidiary of Parent nor, to the knowledge of Parent, any director, officer, employee, auditor, accountant or representative of Parent or any Subsidiary of Parent, has received or otherwise had or obtained knowledge of any complaint, allegation, assertion or claim, whether written or oral, regarding accounting, internal accounting controls or auditing practices, procedures, methodologies or methods of Parent or any Subsidiary of Parent or any concerns from employees of Parent or any Subsidiary of Parent regarding questionable accounting or auditing matters with respect to Parent or any Subsidiary of Parent, and (ii) no attorney representing Parent or any Subsidiary of Parent, whether or not employed by Parent or any Subsidiary of Parent, has reported in writing evidence of a violation of securities Laws, breach of fiduciary duty or similar violation by Parent, any Subsidiary of Parent or any of their respective officers, directors, employees or agents to the Parent Board of Directors or any committee thereof, or to the General Counsel or Chief Executive Officer of Parent.

Section 4.8 Environmental Laws and Regulations. Except as would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect: (i) there are no investigations, actions, suits or proceedings (whether administrative or judicial) pending, or to the knowledge of Parent, threatened against Parent or any of its Subsidiaries or any person or entity whose liability Parent or any of its Subsidiaries has retained or assumed either contractually or by operation of law, alleging non-compliance with or other liability arising under any Environmental Law and, to the knowledge of Parent, there are no existing facts or circumstances that would reasonably be expected to give rise to any such action, suit or proceeding or liability, (ii) Parent and its Subsidiaries and, to the knowledge of Parent, each third-party operator of any of the Parent Oil and Gas Interests are, and except for matters that have been fully resolved with the applicable Governmental Entity, since January 1, 2017 have been, in compliance with all Environmental Laws (which compliance includes the possession by Parent and each of its Subsidiaries of all Permits required under applicable Environmental Laws to conduct their respective business and operations, and compliance with the terms and conditions thereof), (iii) there have been no Releases at any location of Hazardous Materials by Parent or any of its Subsidiaries, or to the knowledge of Parent, as a result of any operations or activities of Parent or any of its Subsidiaries or their contractors or third-party operators, that could reasonably be expected to give rise to any fine, penalty, remediation, investigation, obligation or liability of any kind to Parent or its Subsidiaries, (iv) none of Parent and its Subsidiaries and, to the knowledge of Parent, any third-party operator of any of the Parent Oil and Gas Interests and any predecessor of any of them, is subject to any Order or any indemnity obligation (other than asset retirement obligations, plugging and abandonment obligations and other reserves of Parent set forth in the Parent Reserve Reports that have been provided to the Company prior to the date of this Agreement) or other Contract with any other person that could reasonably be expected to result in obligations or liabilities under applicable Environmental Laws or otherwise relating to or arising from Hazardous Materials or Releases thereof, (v) none of Parent and its Subsidiaries has received any unresolved claim, notice, complaint or request for information from a Governmental Entity or any other person relating to actual or alleged noncompliance with or liability under applicable Environmental Laws (including any such liability or obligation arising under, retained or assumed by contract or by operation of law) and (vi) Parent and its Subsidiaries have made available to the Company all material third-party reports, audits and assessments prepared and delivered to Parent after January 1, 2017 to the date of this Agreement and which are in the possession of Parent, bearing on any material environmental liabilities relating to Parent’s and its Subsidiaries’ current or former operations, properties or facilities.

Section 4.9 Employee Benefit Plans.

(a) Section 4.9(a) of the Parent Disclosure Schedule sets forth a correct and complete list of each material compensation or benefit plan, program, agreement or arrangement, including pension, retirement, profit-sharing, deferred compensation, stock option, transaction, change in control, retention, equity or equity-based compensation, stock purchase, employee stock ownership, severance pay, vacation, bonus or other incentive plan, medical, post-service or retiree medical, vision, dental or other health or welfare plan, life insurance plan, and each other material employee benefit plan or fringe benefit plan, including any “employee benefit plan” as that term is defined in Section 3(3) of ERISA, in each case, whether oral or written, funded or unfunded, or insured or self-insured, sponsored or maintained by Parent or any Subsidiary of Parent, or to which Parent or any Subsidiary of Parent contributes or is obligated to contribute for the benefit of any current or former employees, directors, consultants or independent contractors of Parent or any of its Subsidiaries, or with respect to which Parent or any of its Subsidiaries has any current or contingent liability or obligation (whether or not listed in Section 4.9(a) of the Parent Disclosure Schedule, each, a “Parent Benefit Plan”).

(b) With respect to the material Parent Benefit Plans, each to the extent applicable, correct and complete copies of the following have been delivered or made available to the Company by Parent: (i) the plan documents for all material Parent Benefit Plans (including all amendments and attachments thereto); (ii) written summaries of any material Parent Benefit Plan not in writing; (iii) all related trust documents; (iv) all material insurance contracts or other funding arrangements; (v) the two most recent annual reports (Form 5500) filed with the Department of Labor; (vi) the most recent determination letters, advisory letters and opinion letters from the IRS; (vii) the most recent summary plan description and any summary of material modifications thereto; and (viii) all material non-routine communications received from or sent to the IRS, the PBGC, the Department of Labor or any other Governmental Entity (including a written description of any material oral communication) since January 1, 2017. Except as specifically provided in the foregoing documents delivered or made available to the Company, there are no material amendments to any material Parent Benefit Plans that have been adopted or approved nor has Parent or any of its Subsidiaries undertaken to make any such material amendments or to adopt or approve any new material Parent Benefit Plans. No Parent Benefit Plan is maintained outside the jurisdiction of the United States, or provides benefits or compensation to any employees or other service providers who reside or provide services outside of the United States. Each Parent Benefit Plan that is intended to meet the requirements of a “qualified plan” under Section 401(a) of the Code has received a favorable determination letter from the IRS or the Parent Benefit Plan uses an IRS-approved master & prototype or volume submitter plan and, to the knowledge of Parent and its Subsidiaries, there are no existing circumstances and no events have occurred that would reasonably be expected to affect reliance on such determination letter or the advisory or opinion letter covering the plan or adversely affect the qualification of such Parent Benefit Plan.

(c) Except as would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect, (i) each Parent Benefit Plan has been established, operated and administered in accordance with its terms and the requirements of all applicable Laws, including ERISA and the Code, (ii) each Parent Benefit Plan that is intended to qualify for special Tax treatment meets all requirements for such treatment, and (iii) all contributions required to be made to any Parent Benefit Plan by applicable Law or by any plan document or other contractual undertaking, and all premiums due or payable with respect to insurance policies funding any Parent Benefit Plan, have been timely made or paid in full or, to the extent not required to be made or paid on or before the date hereof, have been fully reflected on the books and records of Parent.

(d) None of Parent and its Subsidiaries nor any of their respective ERISA Affiliates has, at any time during the last six years, maintained, established, contributed to or been obligated to contribute to, and neither Parent nor any of its Subsidiaries has any current or contingent liability or obligation under or with respect to, any “defined benefit plan” (as defined in Section 3(35) of ERISA) or a plan that is or was subject to Title IV or Section 302 of ERISA or Section 412, 430 or 4971 of the Code.

(e) None of Parent and its Subsidiaries nor any of their respective ERISA Affiliates has, at any time during the last six years, maintained, established, contributed to or been obligated to contribute to, and neither Parent nor any of its Subsidiaries has any current or contingent liability or obligation under or with respect to, any Multiemployer Plan or a Multiple Employer Plan, and none of Parent and its Subsidiaries nor any of their respective ERISA Affiliates has incurred any liability to a Multiemployer Plan or a Multiple Employer Plan as a result of a complete or partial withdrawal from such Multiemployer Plan or Multiple Employer Plan.

(f) Except as would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect, there are no pending or, to Parent’s knowledge, threatened Actions (other than claims for benefits in the ordinary course), lawsuits or arbitrations which have been asserted or instituted with respect to any Parent Benefit Plan, the Parent Benefit Plans, any fiduciaries thereof with respect to their duties to the Parent Benefit Plans or the assets of any of the trusts under any of the Parent Benefit Plans.

(g) Except as set forth in Section 4.9(g) of the Parent Disclosure Schedule, the consummation of the transactions contemplated by this Agreement will not, either alone or in combination with another event, (i) entitle any current or former employee, director, consultant or officer of Parent or any of its Subsidiaries to severance pay, unemployment compensation or accrued pension benefit or any other payment, (ii) accelerate the time of payment or vesting, or increase the amount, or result in the forfeiture of any benefits or compensation due any such employee, director, consultant or officer or (iii) trigger any funding obligation under any Parent Benefit Plan or impose any restrictions or limitations on Parent’s rights to administer, amend or terminate any Parent Benefit Plan.

(h) The consummation of the transactions contemplated by this Agreement will not, either alone or in combination with another event, result in any payment (whether in cash or property or the vesting of property) to any “disqualified individual” (as such term is defined in Treasury Regulation Section 1.280G-1) that could, individually or in combination with any other such payment, constitute an “excess parachute payment” (as defined in Section 280G(b)(1) of the Code).

(i) No Parent Benefit Plan nor any other agreement, plan or arrangement to which Parent or a Subsidiary thereof is a party provides for the gross-up or reimbursement of Taxes under Sections 409A or 4999 of the Code or otherwise.

(j) Each Parent Benefit Plan that constitutes in any part a nonqualified deferred compensation plan within the meaning of Section 409A of the Code has been operated and maintained in operational and documentary compliance with Section 409A of the Code and applicable guidance thereunder.

(k) No Parent Benefit Plan obligates Parent or any of its Subsidiaries to provide, nor has Parent or any of its Subsidiaries promised or agreed to provide, retiree or post-employment or post-service health or life insurance benefits, other than as required under Part 6 of Subtitle B of Title I of ERISA, Section 4980B of the Code or any similar state Law for which the covered person pays the full cost of coverage. Except as would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect, none of Parent or any of its Subsidiaries has incurred or could reasonably be expected to incur any penalty or Tax under Code Sections 4980B, 4980D, 4980H, 6721 or 6722 of the Code.

Section 4.10 Absence of Certain Changes or Events.

(a) From January 1, 2019 through the date of this Agreement, the businesses of Parent and its Subsidiaries have been conducted in all material respects in the ordinary course of business.

(b) Since January 1, 2019, there has not been any event, change, effect, development or occurrence that, individually or in the aggregate, has had or would reasonably be expected to have a Parent Material Adverse Effect.

(c) Since January 1, 2019, neither Parent nor any of its Subsidiaries has taken any action that, if taken after the date hereof, would constitute a breach of, or require the consent of the Company under, Sections 5.2(b)(B), (C), (D), (J), (K), (O), or (P).

Section 4.11 Investigations; Litigation. Except as would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect, (a) there is no investigation or review pending (or, to the knowledge of Parent, threatened) by any Governmental Entity with respect to Parent or any of its Subsidiaries, (b) there are no actions, suits (or, to the knowledge of Parent, inquiries), investigations, proceedings, subpoenas, civil investigative demands or other requests for information by any Governmental Entity relating to potential violations of Law pending (or, to the knowledge of Parent, threatened) against or affecting Parent or any of its Subsidiaries, or any of their respective properties and (c) there are no orders, judgments or decrees of, or before, any Governmental Entity against Parent or any of its Subsidiaries.

Section 4.12 Information Supplied. The information supplied or to be supplied by Parent expressly in writing for inclusion in the Form S-4 shall not, at the time the Form S-4 is declared effective by the SEC, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading, except that no representation or warranty is made by Parent with respect to statements made or incorporated by reference therein based on information supplied by the Company in writing expressly for inclusion therein. The information supplied or to be supplied by Parent expressly in writing for inclusion in the Proxy Statement/Prospectus will not, at the time the Proxy Statement/Prospectus is first mailed to the stockholders of Parent, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading, except that no representation or warranty is made by Parent with respect to statements made or incorporated by reference therein based on information supplied by the Company in writing expressly for inclusion therein. The Form S-4 and the Proxy Statement/Prospectus (solely with respect to the portion thereof based on information supplied or to be supplied by Parent for inclusion therein, but excluding any portion thereof based on information supplied by the Company in writing expressly for inclusion therein, with respect to which no representation or warranty is made by Parent) will comply as to form in all material respects with the provisions of the Securities Act and the Exchange Act and the rules and regulations promulgated thereunder.

Section 4.13 Regulatory Matters.

(a) Parent is not (i) an “investment company” or a company “controlled” by an “investment company” within the meaning of the U.S. Investment Company Act of 1940, as amended, and the rules and regulations promulgated thereunder or (ii) a “holding company,” a “subsidiary company” of a “holding company,” an affiliate of a “holding company,” a “public utility” or a “public-utility company,” as each such term is defined in the U.S. Public Utility Holding Company Act of 2005.

(b) All natural gas pipeline systems and related facilities constituting Parent’s and its Subsidiaries’ properties are (i) “gathering facilities” that are exempt from regulation by the U.S. Federal Energy Regulatory Commission under the Natural Gas Act of 1938, as amended, and (ii) not subject to rate regulation or comprehensive nondiscriminatory access regulation under the laws of any state or other local jurisdiction.

Section 4.14 Tax Matters.

(a) Parent and each of its Subsidiaries have prepared and timely filed (taking into account any valid extension of time within which to file) all material Tax Returns required to be filed by any of them and all such Tax Returns are complete and accurate in all material respects.

(b) Parent and each of its Subsidiaries have timely paid all material Taxes that are required to be paid by any of them or that Parent or any of its Subsidiaries are obligated to withhold from amounts owing to any employee, creditor, stockholders or third party (in each case, whether or not shown on any Tax Return), except with respect to matters contested in good faith through appropriate proceedings and for which adequate reserves have been established, in accordance with GAAP on the financial statements of Parent and its Subsidiaries.

(c) There are no currently effective waivers of any statute of limitations with respect to material Taxes or extensions of time with respect to a material Tax assessment or deficiency.

(d) All assessments and deficiencies for material Taxes due with respect to completed and settled examinations or any concluded litigation have been fully paid.

(e) There are no audits, examinations, investigations or other proceedings pending or threatened in writing in respect of material Taxes or material Tax matters of Parent or any of its Subsidiaries.

(f) Within the last three years, no written claim has been made by any Taxing Authority in a jurisdiction where Parent or any of its Subsidiaries does not currently file a Tax Return that it is or may be subject to any material Tax or required to file a material Tax Return in such jurisdiction, nor has any such assertion been threatened or proposed in writing and received by Parent or any of its Subsidiaries.

(g) There are no Liens for material Taxes on any of the assets of Parent or any of its Subsidiaries other than statutory Liens for Taxes not yet due and payable or Liens for Taxes that are being contested in good faith and for which adequate reserves have been established in accordance with GAAP on the financial statements of Parent and its Subsidiaries.

(h) None of Parent or any of its Subsidiaries has been a “controlled corporation” or a “distributing corporation” in any distribution that was purported or intended to be governed by Section 355 of the Code (or so much of Section 356 of the Code as relates to Section 355 of the Code or any similar provision of state, local or foreign Law) occurring during the two-year period ending on the date hereof or otherwise pursuant to a plan (or series of related transactions), within the meaning of Section 355(e) of the Code, that includes the Merger.

(i) Neither Parent nor any of its Subsidiaries has been a member of an affiliated group within the meaning of Section 1504(a) of the Code (or any similar group defined under a similar provision of foreign, state or local Law), other than a group of which Parent is or was the common parent.

(j) Neither Parent nor any of its Subsidiaries is a party to any agreement or arrangement relating to the apportionment, sharing, assignment or allocation of any material Tax or material Tax asset (other than an agreement or arrangement solely among members of a group the common parent of which is Parent or an agreement or arrangement entered into in the ordinary course of business and the primary subject matter of which is not Tax) or has any liability for material Taxes of any person (other than Parent or any of its Subsidiaries) under Treasury Regulation Section 1.1502-6 (or any analogous or similar provision of state, local or foreign Tax Law), as a transferee, successor or otherwise.

(k) None of Parent or any of its Subsidiaries has been a party to any “listed transaction” within the meaning of Treasury Regulation Section 1.6011-4(b)(2).

Section 4.15 Employment and Labor Matters. Neither Parent nor any of its Subsidiaries is, or since December 31, 2018 has been, a party to or bound by any Collective Bargaining Agreement, and no employee is represented by a labor organization with respect to Parent or any of its Subsidiaries. To the knowledge of Parent, there are, and for the past three years have been, no activities or proceedings of any labor or trade union to organize any employees of Parent or any of its Subsidiaries. No Collective Bargaining Agreement is being negotiated by Parent or any of its Subsidiaries. There is, and for the past three years has been, no strike, lockout, slowdown or work stoppage against Parent or any of its Subsidiaries pending or, to Parent’s knowledge, threatened, that may interfere in any material respect with the respective business activities of Parent or any of its Subsidiaries. There is no pending, or to the knowledge of Parent, threatened charge or complaint against Parent or any of its Subsidiaries by or before the National Labor Relations Board or any comparable Governmental Entity, and none of Parent and its Subsidiaries are a party, or otherwise bound by, any consent decree with, or citation by, any Governmental Entity relating to employees or employment practices. Except as would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect, for the past three years, Parent and its Subsidiaries have complied with all laws regarding employment and employment practices, terms and conditions of employment and wages and hours (including, without limitation, classification of employees), immigration and other laws in respect of any reduction in force, including without limitation, notice, information and consultation requirements. Except as would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect, there are no outstanding assessments, penalties, fines, Liens, charges, surcharges or other amounts due or owing by Parent or any of its Subsidiaries pursuant to any workplace safety and insurance or workers’ compensation Laws.

Section 4.16 Intellectual Property.

(a) Except as would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect, either Parent or a Subsidiary of Parent owns, or is licensed or otherwise possesses valid rights to use, free and clear of Liens other than Parent Permitted Liens, all trademarks, trade names, service marks, service names, mark registrations, logos, assumed names, domain names, registered and unregistered copyrights, patents or applications and registrations, trade secrets and other intellectual property rights necessary to their respective businesses as currently conducted (collectively, the “Parent Intellectual Property”). Except as would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect, (i) there are no pending or, to the knowledge of Parent, threatened claims by any person alleging infringement, misappropriation or other violation by Parent or any of its Subsidiaries of any intellectual property rights of any person, (ii) to the knowledge of Parent, the conduct of the business of Parent and its Subsidiaries does not infringe, misappropriate or otherwise violate any intellectual property rights of any person, (iii) neither Parent nor any of its Subsidiaries has made any claim of a violation, infringement or misappropriation by others of Parent’s or any of its Subsidiaries’ rights to or in connection with the Parent Intellectual Property, and (iv) to the knowledge of Parent, no person is infringing, misappropriating or otherwise violating any Parent Intellectual Property.

(b) Except as would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect, Parent and its Subsidiaries have implemented (i) commercially reasonable measures, consistent with industry standards, to protect the confidentiality, integrity and security of the Parent IT Assets (and all information and transactions stored or contained therein or transmitted thereby); and (ii) commercially reasonable data backup, data storage, system redundancy and disaster avoidance and recovery procedures, as well as a commercially reasonable business continuity plan, in each case consistent with customary industry practices.

Section 4.17 Properties.

(a) Except as would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect, Parent and its Subsidiaries have good and defensible title to all of the Parent Oil and Gas Interests reflected in the Parent Reserve Reports or disclosed in the Parent SEC Documents and attributable to interests owned by Parent and its Subsidiaries, except for such Parent Oil and Gas Interests sold, used or otherwise disposed of since December 31, 2018 in the ordinary course of business, free and clear of all Liens other than Parent Permitted Liens, and other than any conditions, encroachments, easements, rights-of-way, restrictions and other encumbrances that do not adversely affect the existing use of real property subject thereto by the owner (or lessee to the extent a leased property) thereof in the operation of its business. Except as would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect, (i) each Parent Oil and Gas Lease to which Parent or any of its Subsidiaries is a party is valid and in full force and effect, subject to the limitation of such enforcement by the Remedies Exceptions, (ii) none of Parent or any of its Subsidiaries (and, to Parent’s knowledge, no third party operator) has violated any provision of, or taken or failed to take any act which, with or without notice, lapse of time, or both, would constitute a default under the provisions of such Parent Oil and Gas Lease, and (iii) none of Parent or any of its Subsidiaries has received written notice from the other party to any such Parent Oil and Gas Lease that Parent or any of its Subsidiaries, as the case may be, has breached, violated or defaulted under any Parent Oil and Gas Lease.

(b) Except as would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect, (i) either Parent or a Subsidiary of Parent has good and valid title to each real property (and each real property at which operations of Parent or any of its Subsidiaries are conducted) owned by Parent or any Subsidiary (but excluding the Parent Oil and Gas Interests) (such owned property collectively, the “Parent Owned Real Property”) and (ii) either Parent or a Subsidiary of Parent has a good and valid leasehold interest in each lease, sublease and other agreement under which Parent or any of its Subsidiaries uses or occupies or has the right to use or occupy any real property (or real property at which operations of Parent or any of its Subsidiaries are conducted) (but excluding the Parent Oil and Gas Interests) (such property subject to a lease, sublease or other agreement, the “Parent Leased Real Property” and such leases, subleases and other agreements are, collectively, the “Parent Real Property Leases”), in each case, free and clear of all Liens other than any Parent Permitted Liens, and other than any conditions, encroachments, easements, rights-of-way, restrictions and other encumbrances that do not adversely affect the existing use of real property subject thereto by the owner (or lessee to the extent a leased property) thereof in the operation of its business. Except as would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect, (A) each Parent Real Property Lease is valid, binding and in full force and effect, subject to the limitation of such enforcement by the Remedies Exceptions, and (B) no uncured default on the part of Parent or, if applicable, its Subsidiaries or, to the knowledge of Parent, the landlord thereunder, exists under any Parent Real Property Lease, and no event has occurred or circumstance exists which, with the giving of notice, the passage of time, or both, would constitute a breach or default under a Parent Real Property Lease.

(c) Except as would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect, (i) there are no leases, subleases, licenses, rights or other agreements affecting any portion of the Parent Owned Real Property or the Parent Leased Real Property that would reasonably be expected to adversely affect the existing use of such Parent Owned Real Property or the Parent Leased Real Property by Parent or its Subsidiaries in the operation of its business thereon, (ii) except for such arrangements solely among Parent and its Subsidiaries or among Parent’s Subsidiaries, there are no outstanding options or rights of first refusal in favor of any other party to purchase any Parent Owned Real Property or any portion thereof or interest therein that would reasonably be expected to adversely affect the existing use of Parent Owned Real Property by Parent in the operation of its business thereon, and (iii) neither Parent nor any of its Subsidiaries is currently subleasing, licensing or otherwise granting any person the right to use or occupy a material portion of a Parent Owned Real Property or Parent Leased Real Property that would reasonably be expected to adversely affect the existing use of such Parent Owned Real Property or Parent Leased Real Property by Parent or its Subsidiaries in the operation of its business thereon.

(d) Except as would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect, there is no pending or, to the knowledge of Parent, threatened, appropriation, condemnation or like Action or Order affecting the Parent Owned Real Property or any part thereof or of any sale or other disposition of the Parent Owned Real Property or any part thereof in lieu of condemnation or other matters affecting and impairing the current use, occupancy or value thereof.

(e) Except as would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect, all proceeds from the sale of Hydrocarbons produced from the Parent Oil and Gas Interests are being received by Parent in a timely manner and are not being held in suspense for any reason other than awaiting preparation and approval of division order title opinions for recently drilled Parent Wells or awaiting on transfer orders for recently acquired Parent Oil and Gas Interests as of the date of this Agreement. Except as would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect, (i) all rentals, shut-ins and similar payments owed to any person or individual under (or otherwise with respect to) any Parent Oil and Gas Leases have been properly and timely paid and (ii) all royalties, minimum royalties, overriding royalties and other Production Burdens with respect to any Parent Oil and Gas Interests have been timely and properly paid (other than any such Production Burdens which are being held in suspense by Parent or its Subsidiaries in accordance with applicable Law).

(f) All of the Parent Wells and all water, CO2 or injection wells located on the Parent Oil and Gas Leases or Parent Units or otherwise associated with a Parent Oil and Gas Interest have been drilled, completed and operated within the limits permitted by the applicable Parent Oil and Gas Contracts, Parent Oil and Gas Leases and applicable Law (other than Environmental Law and those relating to Taxes), and all drilling and completion (and plugging and abandonment) of the Parent Wells and such other wells and all related development, production and other operations have been conducted in compliance with all applicable Laws except, in each case, as would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

(g) All Parent Oil and Gas Interests operated by Parent and its Subsidiaries have been operated in accordance with reasonable, prudent oil and gas field practices and in compliance with the applicable Parent Oil and Gas Leases and applicable Law (other than Environmental Law and those relating to Taxes), except where the failure to so operate would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

(h) None of the Parent Oil and Gas Interests are subject to any preferential purchase, consent or similar right that would become operative as a result of the transactions contemplated by this Agreement, except for any such preferential purchase, consent or similar rights that would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

(i) None of the Parent Oil and Gas Interests are subject to any Tax partnership agreement or provisions requiring a partnership income Tax Return to be filed under Subchapter K of Chapter 1 of Subtitle A of the Code.

Section 4.18 Insurance. Parent and its Subsidiaries maintain insurance in such amounts and against such risks substantially as Parent believes to be customary for the industries in which it and its Subsidiaries operate and as the management of Parent has in good faith determined to be prudent and appropriate. Except as would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect, all insurance policies maintained by or on behalf of Parent or any of its Subsidiaries as of the date of this Agreement are in full force and effect, and all premiums due on such policies have been paid by Parent or its Subsidiaries. Except as would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect, Parent and its Subsidiaries are in compliance with the terms and provisions of all insurance policies maintained by or on behalf of Parent or any of its Subsidiaries as of the date of this Agreement, and neither Parent nor any of its Subsidiaries is in breach or default under, or has taken any action that could permit termination or material modification of, any material insurance policies.

Section 4.19 Opinion of Financial Advisor. The Parent Board of Directors has received the opinion of J.P. Morgan Securities LLC to the effect that, as of the date thereof and based upon and subject to the assumptions, limitations, qualifications and other matters set forth therein, the Merger Consideration to be offered to the holders of Company Common Stock in the Merger pursuant to this Agreement is fair, from a financial point of view, to Parent. A signed copy of such opinion will be provided to the Company promptly following receipt by Parent (it being agreed that such opinion is for the benefit of the Parent Board of Directors and may not be relied upon by the Company or any other persons), and shall not be disclosed to third parties by the Company unless required by Law.

Section 4.20 Material Contracts.

(a) Except for this Agreement, the Parent Benefit Plans set forth on Section 4.9(a) of the Parent Disclosure Schedule and the agreements filed as exhibits to the Parent SEC Documents and except as set forth on Section 4.20 of the Parent Disclosure Schedule, as of the date of this Agreement, neither Parent nor any of its Subsidiaries is a party to or bound by:

(i) any “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K of the SEC);

(ii) any Contract that (A) imposes any express restriction on the right or ability of Parent or any of its Subsidiaries to compete with any other person or acquire or dispose of the securities of another person (other than any agreement related to a Parent Takeover Proposal or that contains provisions prohibiting such disclosure), (B) contains an exclusivity or “most favored nation” clause that restricts the business of Parent or any of its Subsidiaries in a material manner, other than those contained in Parent Oil and Gas Leases, or (C) contains any minimum volume commitment to which Parent reasonably expects that Parent or its Subsidiaries will be required to make annual payments in excess of $5 million or for longer than one year;

(iii) any mortgage, note, debenture, indenture, security agreement, guaranty, pledge or other agreement or instrument evidencing indebtedness for borrowed money or any guarantee of such indebtedness of Parent or any of its Subsidiaries in an amount in excess of $30 million, except for any transactions among Parent and its wholly owned Subsidiaries or among Parent’s wholly owned Subsidiaries;

(iv) any Contract that provides for the acquisition, disposition, license, use, distribution or outsourcing of assets, services, rights or properties (other than Parent Oil and Gas Interests) with respect to which Parent reasonably expects that Parent and its Subsidiaries will be required to make annual payments in excess of $30 million;

(v) any joint venture, partnership or limited liability company agreement or other similar Contract relating to the formation, creation, operation, management or control of any joint venture, partnership or limited liability company, other than (A) any such Contract solely between Parent and its Subsidiaries or among Parent’s Subsidiaries and (B) any customary joint operating agreements, unit agreements or participation agreements affecting the Parent Oil and Gas Interests;

(vi) any Contract that obligates Parent or any of its Subsidiaries to make any loans, advances or capital contributions to, or investments in, any person other than (A) advances for expenses required under customary joint operating agreements, unit agreements, participation agreements and customary advances to operators of the Parent Oil and Gas Interests not covered by a joint operating agreement, unit agreement or participation agreement, (B) any loan or capital contribution to, or investment in, Parent or one of its wholly owned Subsidiaries or (C) advances to officer, director or employee of Parent or any of its Subsidiaries that is less than $100,000 individually to such person and $500,000 in the aggregate;

(vii) any contract that provides for the sale by Parent or any of its Subsidiaries of Hydrocarbons (A)(1) in excess of 7,500 barrels of oil equivalent of Hydrocarbons per day over a period of one month (calculated on a yearly average basis) or (2) for a remaining term greater than ten years or (B) which Parent reasonably expects that it will make aggregate payments in excess of $10 million in any of the next three succeeding fiscal years or $15 million over the life of the contract that, in the case of (A) and (B), has a remaining term of greater than 91 days and does not allow Parent or such Subsidiary to terminate it without penalty to Parent or such Subsidiary within 91 days;

(viii) any agreement pursuant to which Parent or any of its Subsidiaries has paid amounts associated with any Production Burden in excess of $10 million during the immediately preceding fiscal year or with respect to which Parent reasonably expects that it will make payments associated with any Production Burden in any of the next three succeeding fiscal years that could, based on current projections, exceed $10 million per year;

(ix) any agreement which is a joint development agreement, exploration agreement or acreage dedication agreement (excluding, in respect of each of the foregoing, customary joint operating agreements) that either (A) is material to the operation of Parent and its Subsidiaries, taken as a whole, or (B) would reasonably be expected to require Parent and its Subsidiaries to make expenditures in excess of $20 million in the aggregate during the 12-month period following the date hereof;

(x) any acquisition Contract that contains “earn out” or other contingent payment obligations (other than asset retirement obligations and plugging and abandonment obligations or customary indemnification obligations), that would reasonably be expected to result in payments in respect of such “earn out” or payment obligations after the date hereof by Parent or any of its Subsidiaries in excess of $20 million; and

(xi) each contract for lease of personal property or real property (other than the Parent Oil and Gas Interests) involving payments in excess of $20 million in any calendar year or aggregate payments in excess of $75 million that are not terminable without penalty or other liability to Parent (other than any ongoing obligation pursuant to such contract that is not caused by any such termination) within 60 days, other than contracts related to drilling rigs.

All contracts of the types referred to in clauses (i) through (xi) hereof are referred to herein as “Parent Material Contracts.” As used in this Section 4.20, “Contract” shall mean any agreement, contract, obligation, promise, understanding or undertaking (whether written or oral) that is legally binding.

(b) Except as would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect, (i) neither Parent nor any Subsidiary of Parent is in breach of or default under the terms of any Parent Material Contract and, (ii) to the knowledge of Parent, no other party to any Parent Material Contract is in breach of or default under the terms of any Parent Material Contract. Each Parent Material Contract is a valid and binding obligation of Parent or the Subsidiary of Parent that is party thereto and, to the knowledge of Parent, of each other party thereto, and is in full force and effect, subject to the limitation of such enforcement by the Remedies Exceptions.

Section 4.21 Reserve Reports. Parent has delivered or otherwise made available to the Company true and correct copies of all written reports requested or commissioned by Parent or its Subsidiaries and delivered to Parent or its Subsidiaries in writing on or before the date of this Agreement estimating Parent’s and such Subsidiaries’ proved oil and gas reserves prepared by any Report Preparer concerning the Parent Oil and Gas Interests as of December 31, 2018 (the “Parent Reserve Reports”). Except for any such matters that, individually or in the aggregate, have not had and would not reasonably be expected to have a Parent Material Adverse Effect, the factual, non-interpretive data provided by Parent and its Subsidiaries to each Report Preparer in connection with the preparation of the Parent Reserve Reports that was material to such Report Preparer’s estimates of the proved oil and gas reserves set forth in the Parent Reserve Reports was, as of the time provided (or as modified or amended prior to the issuance of the Parent Reserve Reports), accurate in all respects. Except for any such matters that, individually or in the aggregate, have not had and would not reasonably be expected to have a Parent Material Adverse Effect, the oil and gas reserve estimates of Parent set forth in the Parent Reserve Reports are derived from reports that have been prepared by the Report Preparer as set forth therein, and such reserve estimates fairly reflect, in all respects, the oil and gas reserves of Parent at the dates indicated therein and are in accordance with the rules promulgated by the SEC and applied on a consistent basis throughout the periods reflected therein. Except for changes generally affecting the oil and gas exploration, development and production industry (including changes in commodity prices) and normal depletion by production, there has been no change in respect of the matters addressed in the Parent Reserve Reports that, individually or in the aggregate, has had or would reasonably be expected to have a Parent Material Adverse Effect.

Section 4.22 Derivatives. The Parent SEC Documents accurately summarize, in all material respects, the outstanding Derivative positions of Parent and its Subsidiaries, including Hydrocarbon and financial Derivative positions attributable to the production and marketing of Parent and its Subsidiaries, as of the dates reflected therein. Section 4.22 of the Parent Disclosure Schedule lists, as of the date of this Agreement, all Derivative Contracts to which Parent or any of its Subsidiaries is a party, other than any such Derivative Contract that expires by its terms on or before September 30, 2019.

Section 4.23 Reorganization. Parent and its Subsidiaries have not taken or agreed to take any action, and are not aware of any fact or circumstance, that would prevent or impede, or could reasonably be expected to prevent or impede, the Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code.

Section 4.24 Finders or Brokers. Except for J.P. Morgan Securities LLC, neither Parent nor any of Parent’s Subsidiaries has employed any investment banker, broker or finder in connection with the transactions contemplated by this Agreement who would be entitled to any fee or any commission in connection with or upon consummation of the Merger.

Section 4.25 Ownership of Shares; Affiliated Shareholders. Neither Parent nor any of its affiliates (i) beneficially owns, directly or indirectly, any Company Common Stock or Company Preferred Stock, any rights, warrants or options to acquire any Company Common Stock or Company Preferred Stock or any securities or instruments convertible into, exchangeable into or exercisable for Company Common Stock or Company Preferred Stock or (ii) is, or has been at any time during the period commencing three years prior to the date of this Agreement an “affiliated shareholder” of the Company, as such term is defined in Section 21.602 of the TBOC.

Section 4.26 Anti-Bribery; Money Laundering; Export Control Laws.

(a) None of (i) Parent, any of Parent’s Subsidiaries or any director, officer, employee of Parent or (ii) to Parent’s knowledge, any Representative of any of the foregoing, has directly or indirectly, (A) made any unlawful payment to foreign or domestic government officials or employees or to any foreign or domestic political parties or campaigns or violated any provisions of any applicable anti-bribery Laws, including the FCPA, or (B) taken any action that would constitute a violation of any applicable anti-bribery Laws, including the FCPA, including making use of the mails or any means or instrumentality of interstate commerce corruptly in furtherance of an offer, payment, promise to pay or authorization of the payment of any money, or other property, gift, promise to give, or authorization of the giving of anything of value to any “foreign official” (as such term is defined in the FCPA) or any foreign political party or official thereof or any candidate for foreign political office, in contravention of applicable anti-bribery laws.

(b) Each of Parent, Parent’s Subsidiaries and their respective affiliates has conducted its business in compliance with the FCPA with regard to provisions of services and Parent maintains policies and procedures that are reasonably designed to ensure, and that are reasonably expected to continue to ensure, compliance therewith.

(c) Parent and its Subsidiaries are in compliance with, and have not previously violated during the three years prior to the date hereof, the USA Patriot Act of 2001 and all other applicable U.S. and non-U.S. anti-money laundering or anti-terrorism laws and regulations, including, but not limited to, the laws, regulations and executive orders and sanctions programs administered by the U.S. Department of the Treasury, Office of Foreign Assets Control, including, but not limited to, (i) Executive Order 13224 of September 23, 2001 entitled, “Blocking Property and Prohibiting Transactions With Persons Who Commit, Threaten to Commit or Support Terrorism”; and (ii) any regulations contained in 31 C.F.R., Subtitle B, Chapter V.

(d) Neither Parent, any of Parent’s Subsidiaries or any director, officer, employee of Parent or to Parent’s knowledge, any Representative of any of the foregoing (i) has been nor is a Sanctioned Person nor (ii) while acting for or on behalf of Parent or any Subsidiary of Parent has transacted any business directly or knowingly indirectly with any Sanctioned Person in violation of applicable Sanctions or otherwise violated applicable Sanctions in the past three years.

(e) Parent and its Subsidiaries are, and have been for the three years prior to the date hereof, in material compliance with all Export Control Laws. Neither Parent nor any Subsidiary of Parent, nor any of their respective directors, officers, employees, or, to the knowledge of Parent, any of its Representatives, is the subject of any voluntary disclosure, prosecution or other enforcement action or, to Parent’s knowledge, any allegation or investigation related to any possible violation of any of the applicable anti-bribery laws, Sanctions, or Export Control Laws.

Section 4.27 Availability of Funds; Solvency.

(a) Parent has available, or will have available at the Closing, all of the funds required for the consummation of the Merger and the transactions contemplated hereby, including any amounts required for the Company to effect the Preferred Redemption by the Company.

(b) Unless there is a Company Preferred Approval Event, then, after giving effect to the Merger and the other transactions contemplated by this Agreement and the payment of all amounts required to be paid in connection with the consummation of the transactions contemplated in this Agreement, including the Preferred Redemption, Parent and its consolidated Subsidiaries (including the Surviving Company and its consolidated Subsidiaries) shall not be Insolvent and shall have surplus as of the Effective Time and immediately after the consummation of the Merger and the other transactions contemplated hereby, including the Preferred Redemption.

Section 4.28 No Additional Representations.

(a) Parent acknowledges that the Company does not make any representation or warranty as to, and expressly disclaims reliance on, any matter whatsoever except as expressly set forth in Article III or in any certificate delivered by the Company to Parent in accordance with the terms hereof, and specifically (but without limiting the generality of the foregoing) that the Company does not make any representation or warranty with respect to (i) any projections, estimates or budgets delivered or made available to Parent (or any of its affiliates, officers, directors, employees or Representatives) of future revenues, results of operations (or any component thereof), cash flows or financial condition (or any component thereof) of the Company and its Subsidiaries or (ii) the future business and operations of the Company and its Subsidiaries, and Parent has not relied on such information or any other representation or warranty not set forth in Article III.

(b) Parent has conducted its own independent review and analysis of the business, operations, assets, liabilities, results of operations, financial condition and prospects of the Company and its Subsidiaries and acknowledges that Parent has been provided access for such purposes. Except for the representations and warranties expressly set forth in Article III or in any certificate delivered to Parent by the Company in accordance with the terms hereof, in entering into this Agreement, Parent has relied solely upon its independent investigation and analysis of the

Company and the Company’s Subsidiaries, and Parent acknowledges and agrees that it has not been induced by and has not relied upon any representations, warranties or statements, whether express or implied, made by the Company, its Subsidiaries, or any of their respective affiliates, stockholders, controlling persons or representatives that are not expressly set forth in Article III or in any certificate delivered by Parent to the Company, whether or not such representations, warranties or statements were made in writing or orally. Parent acknowledges and agrees that, except for the representations and warranties expressly set forth in Article III or in any certificate delivered by the Company to Parent, (i) the Company does not make, or has not made, any representations or warranties relating to itself or its business or otherwise in connection with the transactions contemplated hereby and Parent is not relying on any representation or warranty except for those expressly set forth in this Agreement, (ii) no person has been authorized by the Company to make any representation or warranty relating to itself or its business or otherwise in connection with the transactions contemplated hereby, and if made, such representation or warranty must not be relied upon by Parent as having been authorized by the Company, and (iii) any estimates, projections, predictions, data, financial information, memoranda, presentations or any other materials or information provided or addressed to Parent or any of its representatives are not and shall not be deemed to be or include representations or warranties of the Company unless any such materials or information is the subject of any express representation or warranty set forth in Article III.

ARTICLE V.

COVENANTS AND AGREEMENTS

Section 5.1 Conduct of Business by the Company.

(a) From and after the date hereof until the earlier of the Effective Time or the date, if any, on which this Agreement is terminated pursuant to Section 7.1 (the “Termination Date”), and except (i) as may be required by applicable Law or the regulations or requirements of any stock exchange or regulatory organization applicable to the Company or any of its Subsidiaries, (ii) with the written consent of Parent (not to be unreasonably withheld, conditioned or delayed), (iii) as may be contemplated or required by this Agreement or (iv) as set forth in Section 5.1(a) of the Company Disclosure Schedule, the Company covenants and agrees that it shall, and shall cause each of its Subsidiaries to, use commercially reasonable efforts to conduct the business of the Company and its Subsidiaries in the ordinary course of business, including by using commercially reasonable efforts to preserve intact their present lines of business, maintain their rights, franchises and Company Permits and preserve their relationships with significant customers and suppliers; provided, however, that no action by the Company or its Subsidiaries with respect to matters specifically addressed by any provision of Section 5.1(b) shall be deemed a breach of this sentence unless such action would constitute a breach of such other provision.

(b) The Company agrees with Parent, on behalf of itself and its Subsidiaries, that from the date hereof and prior to the earlier of the Effective Time and the Termination Date, except (i) as may be required by applicable Law or the regulations or requirements of any stock exchange or regulatory organization applicable to the Company or any of its Subsidiaries, (ii) as may be consented to by Parent (not to be unreasonably withheld, conditioned or delayed), (iii) as may be contemplated or required by this Agreement or (iv) as set forth in Section 5.1(b) of the Company Disclosure Schedule, the Company:

(A) shall not adopt any amendments to its articles of incorporation or bylaws or similar applicable organizational documents (including by merger, consolidation or otherwise), and shall not permit any of its Subsidiaries to adopt any amendments, other than ministerial changes, to its articles of incorporation or bylaws or similar applicable organizational documents (including by merger, consolidation or otherwise);

(B) shall not, and shall not permit any of its Subsidiaries to, split, combine or reclassify any of its capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock, except for any such transaction by a wholly owned Subsidiary of the Company which remains a wholly owned Subsidiary after consummation of such transaction, or except as provided in paragraph (E) below;

(C) except in the ordinary course of business, shall not, and shall not permit any of its Subsidiaries that is not wholly owned by the Company or wholly owned Subsidiaries of any such Subsidiaries to, authorize or pay any dividends on or make any distribution with respect to its outstanding shares of capital stock (whether in cash, assets, stock or other securities of the Company or its Subsidiaries), except (1) dividends or distributions by any Subsidiaries only to the Company or to any Subsidiary of the Company in the ordinary course of business, (2) dividends payable to holders of the Company Preferred Stock in accordance with the Company Preferred Statement of Resolutions and (3) dividends or distributions required under the applicable organizational documents of such entity in effect on the date of this Agreement;

(D) except as provided in paragraph (N) below, shall not, and shall not permit any of its material Subsidiaries to, adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization, other than (1) transactions for which the consideration is less than $30 million in the aggregate, (2) the Merger and (3) any mergers, consolidations, restructurings or reorganizations solely among the Company and its Subsidiaries or among the Company’s Subsidiaries, or any action with respect to any securities owned by such person, in each case that would reasonably be expected to prevent, materially impede or materially delay the consummation of the Merger;

(E) shall not, and shall not permit any of its Subsidiaries to, make any acquisition of any other person, business or asset or make any loans, advances or capital contributions to, or investments in, any other person with a value (including assumed debt, which term, for the avoidance of doubt, excludes any asset retirement obligations) in excess of $20 million in the aggregate, except (1) as contemplated by the Company’s budget and capital expenditure plan for the year ending December 31, 2019, previously provided to Parent and approved by the Company Board of Directors at its meeting held on February 27, 2019 (the “Company 2019 Budget”) (whether or not such acquisition, loan, advance, capital contribution or investment is made during the 2019 fiscal year) or, to the extent generally consistent with amounts in the Company 2019 Budget, amounts incurred in 2020, (2) for obligations contemplated under the Company’s existing joint operating agreements or (3) as made in connection with any transaction among the Company and its wholly owned Subsidiaries or among the Company’s wholly owned Subsidiaries; provided, however, that the Company shall not, and shall not permit any of its Subsidiaries to, make any acquisition of any other person, business or asset or make loans, advances or capital contributions to, or investments in, any other person that would reasonably be expected to prevent, materially impede or materially delay the consummation of the Merger;

(F) except as set forth on Section 5.1(b)(F) of the Company Disclosure Schedule, shall not, and shall not permit any of its Subsidiaries to, sell, lease, license, transfer, exchange or swap, or otherwise dispose of or encumber any properties or non-cash assets with a value (in any individual transaction or related transactions) in excess of $30 million in the aggregate, except (1) sales, transfers and dispositions of obsolete or worthless equipment, (2) sales, transfers, exchanges, swaps or other dispositions of inventory, commodities and produced Hydrocarbons, crude oil and refined products in the ordinary course of business, (3) sales, leases, licenses, transfers, exchanges, swaps or other dispositions or encumbrances made in connection with any transaction among the Company and its wholly owned Subsidiaries or among the Company’s wholly owned Subsidiaries or (4) for the avoidance of doubt, as a result of the expiration of the Company Oil and Gas Leases in the ordinary course of business or by their terms;

(G) shall not, and shall not permit any of its Subsidiaries to, make or commit to make, (i) any capital expenditures that are, in the aggregate greater than 100% of the aggregate amount of capital expenditures scheduled to be made in the Company 2019 Budget or, to the extent generally consistent with amounts in the Company 2019 Budget, amounts incurred in 2020 or (ii) any capitalized expenditures for drilling, completion, infrastructure, land and seismic costs, on a net working interest basis to the Company, in excess of $50 million in the aggregate, except for (1) expenditures contemplated by the Company 2019 Budget (whether or not such expenditure is made during the 2019 fiscal year) or, to the extent generally consistent with amounts in the Company 2019 Budget, amounts incurred in 2020, (2) expenditures made in response to any emergency, whether caused by war, terrorism, weather events, public health events, outages or otherwise, (3) expenditures for the safety of individuals, assets or the environment or (4) expenditures to repair damage from an insured casualty event;

(H) except as required by applicable Law, the terms of any Company Benefit Plan existing and as in effect on the date of this Agreement and set forth on Section 3.9(a) of the Company Disclosure Schedule, shall not, and shall not permit any of its Subsidiaries to, (1) establish, adopt, amend, modify, commence participation in or terminate (or commit to establish, adopt, amend, modify, commence participation in or terminate) any Collective Bargaining Agreement, bonus, profit-sharing, thrift, pension, retirement, deferred compensation, stock option, restricted stock agreement, plan or arrangement covering any current or former directors, officers, employees, consultants, independent contractors or other service providers of the Company or any of its Subsidiaries or other existing Company Benefit Plan (other than amendments or modifications to broad-based Company Benefit Plans in the ordinary course of business that do not materially increase the cost or expense to the Company of providing or administering such benefits), (2) increase in any manner the compensation, severance or benefits of any of the current or former directors, officers, employees, consultants, independent contractors or other service providers of the Company or its Subsidiaries (who are natural persons), other than increases in base salary to employees, independent contractors or consultants of the Company or its Subsidiaries in the ordinary course of business consistent with past practice or in connection with a promotion of such employee in the ordinary course of business consistent with past practice, provided that such increases in base salary shall not exceed 5% in the aggregate or 10% in the case of any individual employee with annual base compensation greater than $200,000 (in each case, on an annualized basis), (3) pay or award, or commit to pay or award, any bonuses or incentive compensation, other than with respect to annual or short-term cash bonuses in the ordinary course of business consistent with past practice under a Company Benefit Plan set forth on Section 3.9(a) of the Company Disclosure Schedule, (4) enter into any new or materially modify any existing employment, severance, termination, retention or consulting agreement with any current or former directors, officers, employees, consultants, independent contractors or other service providers of the Company or any of its Subsidiaries (who are natural persons), (5) accelerate any rights, compensation or benefits other than in the ordinary course of business consistent with past practice in connection with a severance from employment for employees classified as Tier 4 through Tier 9 under the Company Change in Control Severance Plan in an amount not to exceed the amount that could be payable to such individual under the Company Change in Control Severance Plan, (6) fund any rabbi trust or similar arrangement, (7) change any actuarial assumptions used to calculate funding obligations with respect to any Company Benefit Plan or change the manner in which contributions to such plans are made or the basis on which such contributions are determined, except as may be required by GAAP or applicable Law or (8) hire or terminate the employment or services of (other than for cause) any officer, employee, individual independent contractor or individual consultant who has annual base compensation greater than $200,000; provided, that the Company may hire any non-officer, employee, individual independent contractor or individual consultant with an annual base compensation greater than $200,000 in order to replace any non-officer, employee, individual independent contractor or individual consultant whose employment or services with the Company or any of its Subsidiaries has been terminated; provided, that (i) the annual targeted direct compensation of such new hire is no greater than the non-officer employee, individual independent contractor or individual consultant whose employment or services with the Company or any of its Subsidiaries has been terminated and (ii) Parent is offered reasonable opportunity to consult with the Company on the new hire and to review and approve the form of offer letter or other employment arrangement to be provided to the new hire;

(I) shall not, except as required by Law, recognize any labor union, works council, or other labor organization as the bargaining representative of employees of the Company or its Subsidiaries;

(J) shall not, and shall not permit any of its Subsidiaries to, materially change financial accounting policies or procedures or any of its methods of reporting income, deductions or other material items for financial accounting purposes, except as required by GAAP, SEC rule or policy or applicable Law;

(K) shall not, and shall not permit any of its Subsidiaries to, issue, sell, pledge, dispose of or encumber, or authorize the issuance, sale, pledge, disposition or encumbrance of, any shares of its capital stock or other ownership interest in the Company or any of its Subsidiaries or any securities convertible into or exchangeable for any such shares or ownership interest, or any rights, warrants or options to acquire any such shares of capital stock, ownership interest or convertible or exchangeable securities or take any action to cause to be exercisable any otherwise unexercisable option under any existing Company Benefit Plans (except as otherwise provided by the terms of this Agreement or the express terms of any unexercisable or unexercised options or warrants outstanding on the date hereof), other than (1) issuances of shares of Company Common Stock in respect of the exercise or settlement of any Company SARs, Company RSUs or Company Performance Shares outstanding on the date hereof or granted after the date of this Agreement and not in violation of this Agreement, (2) issuances of shares of Company Common Stock pursuant to the exercise or settlement of any Company Warrants, (3) issuances of shares of Company Common Stock to pay dividends on the Company Preferred Stock in accordance with the Company Preferred Statement of Resolutions or (4) for transactions among the Company and its wholly owned Subsidiaries or among the Company’s wholly owned Subsidiaries;

(L) shall not, and shall not permit any of its Subsidiaries to, directly or indirectly, purchase, redeem or otherwise acquire any shares of the capital stock of any of them or any rights, warrants or options to acquire any such shares, except for (1) transactions among the Company and its Subsidiaries or among the Company’s Subsidiaries, (2) the acquisition of shares of Company Common Stock either from a holder of Company Warrants or granted pursuant to a Company Stock Plan in satisfaction of withholding obligations or in payment of the exercise price thereof, (3) as required under the terms of the Company Preferred Stock in accordance with the Company Preferred Statement of Resolutions or (4) the Preferred Redemption, if there is no Company Preferred Approval Event;

(M) shall not, and shall not permit any of its Subsidiaries to, incur, assume, guarantee or otherwise become liable for any material indebtedness for borrowed money or any guarantee of such indebtedness, except (1) for any borrowings in the ordinary course of business consistent with past practice under the Company Credit Agreement, (2) for any indebtedness among the Company and its wholly owned Subsidiaries or among the Company’s wholly owned Subsidiaries, (3) for any guarantees by the Company of indebtedness of

Subsidiaries of the Company or guarantees by the Company’s Subsidiaries of indebtedness of the Company or any Subsidiary of the Company, which indebtedness is incurred in compliance with this Section 5.1(b), (4) for any indebtedness assumed in connection with any acquisition permitted by Section 5.1(b)(E), (5) if the Company funds the Preferred Deposit after the failure of Parent to do so as provided in Section 5.19, any indebtedness of, or guarantees by, the Company or its Subsidiaries in connection with the Preferred Redemption and (6) with respect to any indebtedness not in accordance with clauses (1) through (5), for any indebtedness not to exceed $25 million in aggregate principal amount outstanding at the time incurred by the Company or any of its Subsidiaries; provided, however, that in the case of each of clauses (1) through (5) such indebtedness does not impose or result in any additional restrictions or limitations that would be material to the Company and its Subsidiaries, or, following the Closing, the Surviving Company and its Subsidiaries, other than any obligation to make payments on such indebtedness and other than any restrictions or limitations to which the Company or any Subsidiary is currently subject under the terms of any indebtedness outstanding as of the date hereof; provided further, however, that in the case of each of clauses (3) and (4), the Company will consult with Parent prior to any incurrence of debt under such clause; provided further, however, notwithstanding anything to the contrary in this Agreement, but subject to the following sentence, the Company and its Subsidiaries shall be permitted to sell, lease, transfer, exchange or otherwise dispose of assets so as to allow the Company to obtain proceeds to refinance amounts outstanding under the Company Credit Agreement which are or will be required to be repaid in connection with a reduction in borrowing base due to a redetermination by the lenders thereunder. Prior to any sale, lease, transfer exchange or disposition pursuant to the immediately preceding sentence, the Company shall offer to Parent an opportunity to loan or advance to the Company within ten days on mutually acceptable and reasonable commercial terms any such amounts otherwise to be repaid during the coming month as a result of any such sale, lease, transfer, exchange or disposition; it being agreed that any such loan or advance shall be excluded from any restriction or limitation applicable to the Company or its Subsidiaries under this Agreement;

(N) shall not, and shall not permit any of its Subsidiaries to (1) materially modify, materially amend or terminate, or waive any rights in any material respect, under (a) any Company Material Contract, (b) any Derivative instrument or (c) any drilling contract with a term in excess of 90 days (“Drilling Contract”) other than (i) rights or obligations not material to such Drilling Contract, (ii) price adjustments made in the ordinary course of business consistent with past practice or (iii) as results from a counterparty’s failure to perform, default or breach thereunder, or (2) enter into any new Contract which would be a Company Material Contract, a Derivative instrument with rights or obligations extending past June 30, 2021 or a Drilling Contract, except in each case in this clause (2) as is otherwise not prohibited by this Section 5.1(b), is not a Drilling Contract in excess of twelve months or is in a manner or with an effect that is not adverse to the Company and its Subsidiaries, taken as a whole, or which would not reasonably be expected to, after the Effective Time, restrict or limit in any material respect the Surviving Company or any of its affiliates from engaging in any business or competing in any geographic location with any person (other than joint operating agreements containing any area of mutual interest, joint bidding area, joint acquisition area or similar type of provision);

(O) shall not, and shall not permit any of its Subsidiaries to, waive, release, assign, settle or compromise any claim, action or proceeding (excluding any audit, claim or other proceeding in respect of Taxes), other than waivers, releases, assignments, settlements or compromises that do not exceed $5 million in the aggregate;

(P) shall not make, change or revoke any material Tax election outside the ordinary course of business, change any material Tax accounting method, file any material amended Tax Return, enter into any closing agreement, request any material Tax ruling, settle or compromise any material Tax proceeding, enter into any agreement or arrangement relating to the apportionment, sharing, assignment or allocation of any Tax or Tax asset (other than an agreement or arrangement solely among members of a group the common parent of which is the Company or the primary subject matter of which is not Tax) or surrender any claim for a material refund of Taxes, in each case, if such action would reasonably be expected to increase by a material amount the Taxes of the Company or its Subsidiaries taken as a whole;

(Q) except as otherwise permitted by this Agreement (including in accordance with paragraph (N) above) or for transactions between the Company and its Subsidiaries or among the Company’s Subsidiaries, shall not, and shall not permit any of its Subsidiaries, to prepay, redeem, repurchase, defease, unwind, cancel, otherwise acquire or modify in any material respect the terms of any indebtedness or guarantees thereof or any Derivative instrument or position of the Company or any Subsidiary, other than (1) at stated maturity and (2) any required amortization payments and mandatory prepayments (including mandatory prepayments arising from any change of control put rights to which holders of such indebtedness or guarantees thereof may be entitled), in each case in accordance with the terms of the instrument governing such indebtedness as in effect on the date hereof; and

(R) shall not, and shall not permit any of its Subsidiaries to, agree, in writing or otherwise, to take any of the foregoing actions that are prohibited pursuant to clauses (A) through (Q) of this Section 5.1(b).

Section 5.2 Conduct of Business by Parent.

(a) From and after the date hereof until the earlier of the Effective Time or the Termination Date, and except (i) as may be required by applicable Law or the regulations or requirements of any stock exchange or regulatory organization applicable to Parent or any of its Subsidiaries, (ii) with the written consent of the Company (not to be unreasonably withheld, conditioned or delayed), (iii) as may be contemplated or required by this Agreement or (iv) as set forth in Section 5.2(a) of the Parent Disclosure Schedule, Parent covenants and agrees that it shall, and shall cause each of its Subsidiaries to, use commercially reasonable efforts to conduct the business of Parent and its Subsidiaries in the ordinary course of business, including by using commercially reasonable efforts to preserve intact their present lines of business, maintain their rights, franchises and Parent Permits and preserve their relationships with significant customers and suppliers; provided, however, that no action by Parent or its Subsidiaries with respect to matters specifically addressed by any provision of Section 5.2(b) shall be deemed a breach of this sentence unless such action would constitute a breach of such other provision.

(b) Parent agrees with the Company, on behalf of itself and its Subsidiaries, that from the date hereof and prior to the earlier of the Effective Time and the Termination Date, except (i) as may be required by applicable Law or the regulations or requirements of any stock exchange or regulatory organization applicable to Parent or any of its Subsidiaries, (ii) as may be consented to by the Company (not to be unreasonably withheld, conditioned or delayed), (iii) as may be contemplated or required by this Agreement or (iv) as set forth in Section 5.2(b) of the Parent Disclosure Schedule, Parent:

(A) shall not adopt any amendments to its certificate of incorporation or bylaws or similar applicable organizational documents (including by merger, consolidation or otherwise), and shall not permit any of its Subsidiaries to adopt any amendments, other than ministerial changes, to its certificate of incorporation or bylaws or similar applicable organizational documents (including by merger, consolidation or otherwise);

(B) shall not, and shall not permit any of its Subsidiaries to, split, combine or reclassify any of its capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock, except for any such transaction by a wholly owned Subsidiary of Parent which remains a wholly owned Subsidiary after consummation of such transaction, or except as provided in paragraph (E) below;

(C) except in the ordinary course of business, shall not, and shall not permit any of its Subsidiaries that is not wholly owned by Parent or wholly owned Subsidiaries of any such Subsidiaries to, authorize or pay any dividends on or make any distribution with respect to its outstanding shares of capital stock (whether in cash, assets, stock or other securities of Parent or its Subsidiaries), except (1) dividends or distributions by any Subsidiaries only to Parent or to any Subsidiary of Parent in the ordinary course of business, (2) dividends payable to holders of the Parent Preferred Stock in accordance with the Certificate of Designation of Rights and Preferences with respect thereto and (3) dividends or distributions required under the applicable organizational documents of such entity in effect on the date of this Agreement;

(D) except as provided in paragraph (N) below, shall not, and shall not permit any of its material Subsidiaries to, adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization, other than (1) transactions for which the consideration is less than $40 million in the aggregate, (2) the Merger and (3) any mergers, consolidations, restructurings or reorganizations solely among Parent and its Subsidiaries or among Parent’s Subsidiaries, or any action with respect to any securities owned by such person, in each case that would reasonably be expected to prevent, materially impede or materially delay the consummation of the Merger;

(E) shall not, and shall not permit any of its Subsidiaries to, make any acquisition of any other person, business or asset or make any loans, advances or capital contributions to, or investments in, any other person with a value (including assumed debt, which term, for the avoidance of doubt, excludes any asset retirement obligations) in excess of $50 million in the aggregate, except (1) as contemplated by Parent’s budget and capital expenditure plan for the year ending December 31, 2019, previously provided to the Company and approved by the Parent Board of Directors (the “Parent 2019 Budget”) (whether or not such acquisition, loan, advance, capital contribution or investment is made during the 2019 fiscal year) or, to the extent generally consistent with amounts in the Parent 2019 Budget, amounts incurred in 2020 or (2) as made in connection with any transaction among Parent and its wholly owned Subsidiaries or among Parent’s wholly owned Subsidiaries; provided, however, that Parent shall not, and shall not permit any of its Subsidiaries to, make any acquisition of any other person, business or asset or make loans, advances or capital contributions to, or investments in, any other person that would reasonably be expected to prevent, materially impede or materially delay the consummation of the Merger;

(F) except as set forth on Section 5.2(b)(F) of the Parent Disclosure Schedule, shall not, and shall not permit any of its Subsidiaries to, sell, lease, license, transfer, exchange or swap, or otherwise dispose of or encumber any properties or non-cash assets with a value (in any individual transaction or related transactions) in excess of $50 million in the aggregate, except (1) sales, transfers and dispositions of obsolete or worthless equipment, (2) sales, transfers, exchanges, swaps or other dispositions of inventory, commodities and produced Hydrocarbons, crude oil and refined products in the ordinary course of business, (3) sales, leases, licenses, transfers, exchanges, swaps or other dispositions or encumbrances made in connection with any transaction among Parent and its wholly owned Subsidiaries or among Parent’s wholly owned Subsidiaries or (4) for the avoidance of doubt, as a result of the expiration of the Parent Oil and Gas Leases in the ordinary course of business or by their terms;

(G) shall not, and shall not permit any of its Subsidiaries to, make or commit to make, (i) any capital expenditures that are, in the aggregate greater than 110% of the aggregate amount of capital expenditures scheduled to be made in the Parent 2019 Budget or, to the extent generally consistent with amounts in the Parent 2019 Budget, amounts incurred in 2020 or (ii) any capitalized expenditures for drilling, completion, infrastructure, land and seismic costs, on a net working interest basis to Parent, in excess of $50 million in the aggregate, except for (1) expenditures contemplated by the Parent 2019 Budget (whether or not such expenditure is made during the 2019 fiscal year) or, to the extent generally consistent with amounts in the Parent 2019 Budget, amounts incurred in 2020, (2) expenditures made in response to any emergency, whether caused by war, terrorism, weather events, public health events, outages or otherwise, (3) expenditures for the safety of individuals, assets or the environment or (4) expenditures to repair damage from an insured casualty event;

(H) except as would not reasonably be expected to have a Parent Material Adverse Effect or as required by applicable Law or the terms of any Parent Benefit Plan existing and as in effect on the date of this Agreement, shall not, and shall not permit any of its Subsidiaries to, (1) establish, adopt, amend, modify, commence participation in or terminate (or commit to establish, adopt, amend, modify, commence participation in or terminate) any Collective Bargaining Agreement, bonus, profit-sharing, thrift, pension, retirement, deferred compensation, stock option, restricted stock agreement, plan or arrangement covering any current or former directors, officers, employees, consultants, independent contractors or other service providers of Parent or any of its Subsidiaries or other existing Parent Benefit Plan (other than amendments or modifications to broad-based Parent Benefit Plans in the ordinary course of business that do not materially increase the cost or expense to Parent of providing or administering such benefits), (2) increase in any manner the compensation, severance or benefits of any of the current or former directors, officers, employees, consultants, independent contractors or other service providers of Parent or its Subsidiaries (who are natural persons), other than increases in base salary to employees, independent contractors or consultants of Parent or its Subsidiaries in the ordinary course of business consistent with past practice or in connection with a promotion of such employee in the ordinary course of business consistent with past practice, (3) pay or award, or commit to pay or award, any bonuses or incentive compensation, other than in the ordinary course of business, (4) enter into any new or materially modify any existing employment, severance, termination, retention or consulting agreement with any current or former directors, officers, employees, consultants, independent contractors or other service providers of Parent or any of its Subsidiaries (who are natural persons), (5) accelerate any rights or benefits other than in the ordinary course of business consistent with past practice, (6) fund any rabbi trust or similar arrangement or (7) change any actuarial assumptions used to calculate funding obligations with respect to any Parent Benefit Plan or change the manner in which contributions to such plans are made or the basis on which such contributions are determined, except as may be required by GAAP or applicable Law;

(I) shall not, except as required by Law, recognize any labor union, works council, or other labor organization as the bargaining representative of employees of Parent or its Subsidiaries;

(J) shall not, and shall not permit any of its Subsidiaries to, materially change financial accounting policies or procedures or any of its methods of reporting income, deductions or other material items for financial accounting purposes, except as required by GAAP, SEC rule or policy or applicable Law;

(K) shall not, and shall not permit any of its Subsidiaries to, issue, sell, pledge, dispose of or encumber, or authorize the issuance, sale, pledge, disposition or encumbrance of, any shares of its capital stock or other ownership interest in Parent or any of its Subsidiaries or any securities convertible into or exchangeable for any such shares or ownership interest, or any rights, warrants or options to acquire any such shares of capital stock, ownership interest or convertible or exchangeable securities or take any action to cause to be exercisable any otherwise unexercisable option under any existing Parent Benefit Plans (except as otherwise provided by the terms of this Agreement or the express terms of any unexercisable or unexercised options or warrants outstanding on the date hereof), other than (1) issuances of shares of Parent Common Stock in respect of the exercise or settlement of any equity awards under Parent Stock Plans outstanding on the date hereof or granted after the date of this Agreement and not in violation of this Agreement, (2) issuances of shares of Parent Common Stock to pay dividends on the Parent Preferred Stock in accordance with the Certificate of Designation of Rights and Preferences with respect thereto and (3) for transactions among Parent and its wholly owned Subsidiaries or among Parent’s wholly owned Subsidiaries;

(L) shall not, and shall not permit any of its Subsidiaries to, directly or indirectly, purchase, redeem or otherwise acquire any shares of the capital stock of any of them or any rights, warrants or options to acquire any such shares, except for (1) transactions among Parent and its Subsidiaries or among Parent’s Subsidiaries, (2) the acquisition of shares of Parent Common Stock granted pursuant to a Parent Stock Plan in satisfaction of withholding obligations or in payment of the exercise price thereof or (3) as required or permitted under the terms of the Parent Preferred Stock in accordance with the Certificate of Designation of Rights and Preferences with respect thereto;

(M) shall not, and shall not permit any of its Subsidiaries to, incur, assume, guarantee or otherwise become liable for any indebtedness for borrowed money or any guarantee of such indebtedness, except (1) for any indebtedness incurred in the ordinary course of business, (2) for any indebtedness among Parent and its wholly owned Subsidiaries or among Parent’s wholly owned Subsidiaries, (3) for any indebtedness incurred to replace, renew, extend, refinance or refund any existing indebtedness, (4) for any guarantees by Parent of indebtedness of Subsidiaries of Parent or guarantees by Parent’s Subsidiaries of indebtedness of Parent or any Subsidiary of Parent, which indebtedness is incurred in compliance with this Section 5.2(b), (5) for any indebtedness incurred or assumed in connection with any acquisition permitted by Section 5.2(b)(E) and (6) with respect to any indebtedness not in accordance with clauses (1) through (5), for any indebtedness not to exceed $25 million in aggregate principal amount outstanding at the time incurred by Parent or any of its Subsidiaries; provided, however, that in the case of each of clauses (1) through (6), such indebtedness does not impose or result in any additional restrictions or limitations that would be material to Parent and its Subsidiaries, or, following the Closing, the Surviving Company and its Subsidiaries, other than any obligation to make payments on such indebtedness and other than any restrictions or limitations to which Parent or any Subsidiary is currently subject under the terms of any indebtedness outstanding as of the date hereof;

(N) shall not, and shall not permit any of its Subsidiaries to, materially modify, materially amend or terminate, or waive any rights in any material respect, under any Parent Material Contract other than in respect of price adjustments made in the ordinary course of business consistent with past practice, or enter into any new Contract which would be a Parent Material Contract, except in each case as is otherwise not prohibited by this Section 5.2(b) or is in a manner or with an effect that is not adverse to the Company and its Subsidiaries, taken as a whole, or which would not reasonably be expected to, after the Effective Time, restrict or limit in any material respect the Surviving Company or any of its affiliates from engaging in any business or competing in any geographic location with any person (other than joint operating agreements containing any area of mutual interest, joint bidding area, joint acquisition area or similar type of provision);

(O) shall not, and shall not permit any of its Subsidiaries to, waive, release, assign, settle or compromise any claim, action or proceeding (excluding any audit, claim or other proceeding in respect of Taxes), other than waivers, releases, assignments, settlements or compromises that do not exceed $5 million in the aggregate;

(P) shall not make, change or revoke any material Tax election outside the ordinary course of business, change any material Tax accounting method, file any material amended Tax Return, enter into any closing agreement, request any material Tax ruling, settle or compromise any material Tax proceeding, enter into any agreement or arrangement relating to the apportionment, sharing, assignment or allocation of any Tax or Tax asset (other than an agreement or arrangement solely among members of a group the common parent of which is the Company or an agreement or arrangement entered into in the ordinary course of business and the primary subject matter of which is not Tax) or surrender any claim for a material refund of Taxes, in each case, if such action would reasonably be expected to increase by a material amount the Taxes of Parent or its Subsidiaries; and

(Q) shall not, and shall not permit any of its Subsidiaries to, agree, in writing or otherwise, to take any of the foregoing actions that are prohibited pursuant to clauses (A) through (P) of this Section 5.2(b).

Section 5.3 Access.

(a) For purposes of furthering the transactions contemplated hereby, each party shall afford the other party and (i) the officers and employees and (ii) the accountants, consultants, legal counsel, financial advisors, financing sources (including the employees, consultants and Representatives thereof) and agents and other representatives of such other party reasonable access during normal business hours and with reasonable notice, throughout the period prior to the earlier of the Effective Time and the Termination Date, to its and its Subsidiaries’ personnel and properties, contracts, commitments, books and records and any report, schedule or other document filed or received by it pursuant to the requirements of applicable Laws and with such additional accounting, financing, operating, environmental and other data and information regarding such party as the other party may reasonably request. Notwithstanding the foregoing, neither party shall be required to afford such access if it would unreasonably disrupt the operations of such party or any of its Subsidiaries, would cause a violation of any agreement to which such party or any of its Subsidiaries is a party, would cause a risk of a loss of privilege to such party or any of its Subsidiaries or would constitute a violation of any applicable Law. No party shall have access to personnel records of the other party or any of its Subsidiaries relating to individual performance or evaluation records, medical histories or other information, the disclosure of which, in the other party’s good faith opinion, could subject the other party or any of its Subsidiaries to risk of liability. Neither party nor any of its officers, employees or representatives, shall be permitted to perform any invasive testing, sampling or analysis with respect to any property of such other party or any of such other party’s Subsidiaries without such party’s prior written consent (which may be withheld in its sole discretion).

(b) The parties hereto hereby agree that all information provided to them or their respective officers, directors, employees or Representatives in connection with this Agreement and the consummation of the transactions contemplated hereby shall be governed in accordance with the confidentiality agreement, dated as of January 29, 2019, between the Company and Parent (the “Confidentiality Agreement”).

Section 5.4 Company No Solicitation.

(a) Except as permitted by this Section 5.4, the Company shall, shall cause each of its affiliates and its and their respective officers and directors to, and shall use reasonable best efforts to cause the employees, agents, financial advisors, investment bankers, attorneys, accountants and other representatives (collectively “Representatives”) of the Company or any of its affiliates to:

(i) immediately cease any ongoing solicitation, knowing encouragement, discussions or negotiations with any persons that may be ongoing with respect to a Company Takeover Proposal, and promptly instruct (to the extent it has contractual authority to do so and has not already done so prior to the date of this Agreement) or otherwise request, any person that has entered into a confidentiality or non-disclosure agreement that has not been terminated or expired and was executed within the 12-month period prior to the date of this Agreement in connection with any actual or potential Company Takeover Proposal to return or destroy all such information or documents or material incorporating confidential information in the possession of such person or its Representatives;

(ii) until the Effective Time or, if earlier, the termination of this Agreement in accordance with Article VII, not, directly or indirectly:

(A) solicit, initiate or knowingly facilitate or knowingly encourage (including by way of furnishing non-public information) any inquiries regarding, or the making of any proposal or offer that constitutes, or would reasonably be expected to lead to, a Company Takeover Proposal,

(B) engage in, continue or otherwise participate in any discussions or negotiations regarding, or furnish to any other person any non-public information regarding the Company in connection with or for the purpose of encouraging or facilitating, a Company Takeover Proposal, or

(C) approve, recommend or enter into, or propose to approve, recommend or enter into, any letter of intent or similar document, agreement, commitment, or agreement in principle (whether written or oral) with respect to a Company Takeover Proposal (other than an Acceptable Company Confidentiality Agreement entered into in accordance with Section 5.4(b)); and

(iii) Except to the extent necessary to take any actions that the Company or any third party would otherwise be permitted to take pursuant to this Section 5.4 or except to the extent that the Company Board of Directors concludes, after consultation with its outside legal counsel, that the failure to take such action would reasonably be expected to be inconsistent with the fiduciary duties of the Company Board of Directors under applicable Law, (A) the Company and its Subsidiaries shall not release any third party from, or waive, amend or modify any provision of, or grant permission under, any standstill provision in any agreement to which the Company or any of its Subsidiaries is a party and (B) the Company shall, and shall cause its Subsidiaries to, enforce the standstill provisions of any such agreement.

(b) Notwithstanding anything to the contrary contained in Section 5.4(a), if at any time from and after the date of this Agreement and prior to obtaining the Company Common Shareholder Approval, the Company, directly or indirectly, receives a bona fide, unsolicited written Company Takeover Proposal from any person that did not result from the Company’s, its affiliates’ or the Company’s or its affiliates’ Representatives’ material breach of this Section 5.4 and if the Company Board of Directors determines in good faith, after consultation with its outside financial advisors and outside legal counsel, that such Company Takeover Proposal constitutes or could reasonably be expected to lead to a Company Superior Proposal, then the Company may, directly or indirectly:

(i) furnish, pursuant to an Acceptable Company Confidentiality Agreement, information (including non-public information) with respect to the Company and its Subsidiaries, and afford access to the business, properties, assets, employees, officers, Contracts, books and records of the Company and its Subsidiaries, to the person who has made such Company Takeover Proposal and its Representatives and potential sources of financing; provided, that the Company shall substantially concurrently with the delivery to such person provide to Parent any non-public information concerning the Company or any of its Subsidiaries that is provided or made available to such person or its Representatives unless such non-public information has been previously provided or made available to Parent; and

(ii) engage in or otherwise participate in discussions or negotiations with the person making such Company Takeover Proposal and its Representatives and potential sources of financing regarding such Company Takeover Proposal, and solicit (it being understood that no solicitation under this clause (ii) shall result in any proposal or offer being deemed to be “unsolicited”), initiate, facilitate, or encourage inquiries or the making of proposals or offers from such person. “Acceptable Company Confidentiality Agreement” means any customary confidentiality agreement that contains provisions that are no less favorable to the Company than those applicable to Parent that are contained in the Confidentiality Agreement (including standstill restrictions), provided that such confidentiality agreement shall not prohibit compliance by the Company with any of the provisions of this Section 5.4. Nothing in this Section 5.4 shall prohibit the Company or the Company Board of Directors, directly or indirectly through any officer, employee or Representative, from (1) informing any person that the Company is party to this Agreement and informing such person of the restrictions that are set forth in this Section 5.4 or (2) disclosing factual information regarding the business, financial condition or results of operations of the Company or its Subsidiaries or the fact that a Company Takeover Proposal has been made, the identity of the party making such proposal or the material terms of such proposal in the Proxy Statement/Prospectus or otherwise; provided that, in the case of this clause (2), the Company shall in good faith determine that such information, facts, identity or terms are required to be disclosed under applicable Law or that failure to make such disclosure is reasonably likely to be inconsistent with its fiduciary duties under applicable Law.

(c) The Company shall promptly (and in any event within one business day after receipt) notify, orally and in writing, Parent after receipt by the Company or any of its Representatives of any Company Takeover Proposal, including the identity of the person making the Company Takeover Proposal and the material terms and conditions thereof, and shall promptly (and in any event within one business day after receipt) provide copies to Parent of any written proposals, indications of interest and draft agreements relating to such Company Takeover Proposal. The Company shall keep Parent reasonably informed, on a prompt basis, as to the status of (including changes to any material terms of, and any other material developments with respect to) such Company Takeover Proposal (including by promptly (and in any event within one business day after receipt) providing to Parent copies of any additional or revised written proposals, indications of interest and draft agreements relating to such Company Takeover Proposal).

(d) Except as permitted by this Section 5.4(d) or by Section 5.4(e), the Company Board of Directors shall not (i) fail to include the Company Recommendation in the Proxy Statement/Prospectus, (ii) change, qualify, withhold, withdraw or modify, or authorize or publicly propose to change, qualify, withhold, withdraw or modify, in a manner adverse to Parent, the Company Recommendation, (iii) make any recommendation or public statement that addresses or relates to the approval, recommendation or declaration of advisability by the Company Board of Directors in connection with a tender offer or exchange offer that constitutes a Company Takeover Proposal (other than a recommendation against such offer or a customary “stop, look and listen” communication of the type contemplated by Rule 14d-9(f) under the Exchange Act, in each case that includes a reaffirmation of the Company Recommendation or refers to the prior Company Recommendation of the Company Board of Directors) (it being understood that the

Company Board of Directors may refrain from taking a position with respect to such a tender offer or exchange offer until the close of business as of the tenth business day after the commencement of such tender offer or exchange offer pursuant to Rule 14d-9(f) under the Exchange Act without such action (or refraining from taking such action) being considered a Company Adverse Recommendation Change) or (iv) adopt, approve or recommend, or publicly propose to adopt, approve or recommend to shareholders of the Company a Company Takeover Proposal (any action described in this first paragraph of this Section 5.4(d) being referred to as a “Company Adverse Recommendation Change”).

Notwithstanding anything to the contrary set forth in this Agreement with respect to a Company Takeover Proposal, at any time, prior to obtaining the Company Common Shareholder Approval, the Company Board of Directors may make a Company Adverse Recommendation Change or terminate this Agreement pursuant to Section 7.1(i) if, after receiving a bona fide, unsolicited Company Takeover Proposal that did not result from a material breach of this Section 5.4, the Company Board of Directors has determined in good faith, after consultation with its outside financial advisors and outside legal counsel, that (i) such Company Takeover Proposal constitutes a Company Superior Proposal and (ii) in light of such Company Takeover Proposal, the failure to take such action would reasonably be likely to be inconsistent with the Company Board of Directors’ fiduciary duties under applicable Law; provided, however, that, prior to making such Company Adverse Recommendation Change or terminating this Agreement pursuant to Section 7.1(i), (A) the Company has given Parent at least four business days’ prior written notice of its intention to take such action (which notice shall specify the material terms and conditions of any such Company Superior Proposal) and has contemporaneously provided to Parent a copy of the Company Superior Proposal, a copy of any proposed transaction agreements with the person making such Company Superior Proposal and a copy of any financing commitments relating thereto (or, if not provided in writing to the Company, a written summary of the material terms thereof), (B) the Company has negotiated, and has caused its Representatives to negotiate, in good faith with Parent during such notice period, to the extent Parent wishes to negotiate, to enable Parent to propose revisions to the terms of this Agreement such that it would cause such Company Superior Proposal to no longer constitute a Company Superior Proposal, (C) the Company Board of Directors shall have considered in good faith any revisions to the terms of this Agreement proposed in writing by Parent, and shall have determined, after consultation with its outside financial advisors and outside legal counsel, that the Company Superior Proposal would nevertheless continue to constitute a Company Superior Proposal if the revisions proposed by Parent were to be given effect, and (D) in the event of any change to any of the financial terms (including the form, amount and timing of payment of consideration) or any other material terms of such Company Superior Proposal, the Company shall, in each case, have delivered to Parent an additional notice consistent with that described in clause (A) above of this proviso and a new notice period under clause (A) of this proviso shall commence (except that the four business day notice period referred to in clause (A) above of this proviso shall instead be equal to the longer of (1) two business days and (2) the period remaining under the notice period under clause (A) of this proviso immediately prior to the delivery of such additional notice under this clause (D)) during which time the Company shall be required to comply with the requirements of this Section 5.4(d) anew with respect to such additional notice, including clauses (A) through (D) above of this proviso.

(e) Other than in connection with a Company Takeover Proposal that has been determined by the Company Board of Directors to be a Company Superior Proposal (which shall be subject to Section 5.4(d) and shall not be subject to this Section 5.4(e)), nothing in this Agreement shall prohibit or restrict the Company Board of Directors from making a Company Adverse Recommendation Change in response to a Company Intervening Event if the Company Board of Directors has determined in good faith, after consultation with its outside legal counsel, that the failure of the Company Board of Directors to effect a Company Adverse Recommendation Change would reasonably be likely to be inconsistent with the Company Board of Directors’ fiduciary duties under applicable Law; provided, however, that, prior to making such Company Adverse Recommendation Change, (A) the Company has given Parent at least four business days prior written notice of its intention to take such action, which notice shall specify the reasons therefor, (B) the Company has negotiated, and has caused its Representatives to negotiate, in good faith with Parent during such notice period, to the extent Parent wishes to negotiate, to enable Parent to propose revisions to the terms of this Agreement such that it would permit the Company Board of Directors not to make a Company Adverse Recommendation Change pursuant to this Section 5.4(e), and (C) the Company Board of Directors shall have considered in good faith any revisions to the terms of this Agreement proposed in writing by Parent, and shall have determined, after consultation with its outside financial advisors and outside legal counsel, that the failure of the Company Board of Directors to effect a Company Adverse Recommendation Change in response to a Company Intervening Event would reasonably be likely to be inconsistent with the Company Board of Directors’ fiduciary duties under applicable Law.

(f) Nothing contained in this Section 5.4 or elsewhere in this Agreement shall prohibit the Company or the Company Board of Directors from taking and disclosing to the shareholders of the Company a position contemplated by Rule 14e-2(a) or Rule 14d-9 or Item 1012(a) of Regulation M-A promulgated under the Exchange Act or from making any “stop, look and listen” communication or any other disclosure to the shareholders of the Company pursuant to Rule 14d-9(f) under the Exchange Act or making a disclosure that is required by applicable Law; provided, that any such position or disclosure (other than any “stop, look and listen” communication that includes a reaffirmation of the Company Recommendation) shall be deemed to be a Company Adverse Recommendation Change unless the Company Board of Directors in connection with such communication publicly states that its recommendation with respect to this Agreement has not changed or refers to the prior recommendation of the Company Board of Directors.

(g) Notwithstanding anything to the contrary contained in Section 5.4, prior to the receipt of the Company Common Shareholder Approval, the Company shall be permitted, through its Representatives or otherwise, to seek clarification from (but not, unless otherwise allowed pursuant to this Agreement, to engage in any negotiations with or provide any non-public information to) any person that has made a Company Takeover Proposal solely to clarify and understand the terms and conditions of such proposal to provide adequate information for the Company Board of Directors to make an informed determination under Section 5.4(b).

Section 5.5 Parent No Solicitation.

(a) Except as permitted by this Section 5.5, Parent shall, shall cause each of its affiliates and its and their respective officers and directors to, and shall use reasonable best efforts to cause the Representatives of Parent or any of its affiliates to:

(i) immediately cease any ongoing solicitation, knowing encouragement, discussions or negotiations with any persons that may be ongoing with respect to a Parent Takeover Proposal and promptly instruct (to the extent it has contractual authority to do so and has not already done so prior to the date of this Agreement) or otherwise request, any person that has entered into a confidentiality or non-disclosure agreement that has not been terminated or expired and was executed within the 12-month period prior to the date of this Agreement in connection with any actual or potential Parent Takeover Proposal to return or destroy all such information or documents or material incorporating confidential information in the possession of such person or its Representatives;

(ii) until the Effective Time or, if earlier, the termination of this Agreement in accordance with Article VII, not, directly or indirectly:

(A) solicit, initiate or knowingly facilitate or knowingly encourage (including by way of furnishing non-public information) any inquiries regarding, or the making of any proposal or offer that constitutes, or would reasonably be expected to lead to, a Parent Takeover Proposal,

(B) engage in, continue or otherwise participate in any discussions or negotiations regarding, or furnish to any other person any non-public information regarding Parent in connection with or for the purpose of encouraging or facilitating, a Parent Takeover Proposal, or

(C) approve, recommend or enter into, or propose to approve, recommend or enter into, any letter of intent or similar document, agreement, commitment, or agreement in principle (whether written or oral) with respect to a Parent Takeover Proposal (other than an Acceptable Parent Confidentiality Agreement entered into in accordance with Section 5.5(b)); and

(iii) Except to the extent necessary to take any actions that Parent or any third party would otherwise be permitted to take pursuant to this Section 5.5 or except to the extent that the Parent Board of Directors concludes, after consultation with its outside legal counsel, that the failure to take such action would reasonably be expected to be inconsistent with the fiduciary duties of the Parent Board of Directors under applicable Law, (A) Parent and its Subsidiaries shall not release any third party from, or waive, amend or modify any provision of, or grant permission under, any standstill provision in any agreement to which Parent or any of its Subsidiaries is a party, or under the Support Agreements and, if applicable, the Voting Agreement and (B) Parent shall, and shall cause its Subsidiaries to, enforce the standstill provisions of any such agreement.

(b) Notwithstanding anything to the contrary contained in Section 5.5(a), if at any time from and after the date of this Agreement and prior to obtaining the Parent Stockholder Approval, Parent, directly or indirectly, receives a bona fide, unsolicited written Parent Takeover Proposal from any person that did not result from Parent’s, its affiliates’ or Parent’s or its affiliates’ Representatives’ material breach of this Section 5.5 and if the Parent Board of Directors determines in good faith, after consultation with its outside financial advisors and outside legal counsel, that such Parent Takeover Proposal constitutes or could reasonably be expected to lead to a Parent Superior Proposal, then Parent may, directly or indirectly:

(i) furnish, pursuant to an Acceptable Parent Confidentiality Agreement, information (including non-public information) with respect to Parent and its Subsidiaries, and afford access to the business, properties, assets, employees, officers, Contracts, books and records of Parent and its Subsidiaries, to the person who has made such Parent Takeover Proposal and its Representatives and potential sources of financing; provided, that Parent shall substantially concurrently with the delivery to such person provide to the Company any non-public information concerning Parent or any of its Subsidiaries that is provided or made available to such person or its Representatives unless such non-public information has been previously provided or made available to the Company; and

(ii) engage in or otherwise participate in discussions or negotiations with the person making such Parent Takeover Proposal and its Representatives and potential sources of financing regarding such Parent Takeover Proposal, and solicit (it being understood that no solicitation under this clause (ii) shall result in any proposal or offer being deemed to be “unsolicited”), initiate, facilitate, or encourage inquiries or the making of proposals or offers from such person. “Acceptable Parent Confidentiality Agreement” means any customary confidentiality agreement that contains provisions that are no less favorable to Parent than those applicable to the Company that are contained in the Confidentiality Agreement (including standstill restrictions), provided that such confidentiality agreement shall not prohibit compliance by Parent with any of the provisions of this Section 5.5. Nothing in this Section 5.5 shall prohibit Parent or the Parent Board of Directors, directly or indirectly through any officer, employee or Representative, from (1) informing any person that Parent is party to this Agreement and informing such person of the restrictions that are set forth in this Section 5.5 or (2) disclosing factual information regarding the business, financial condition or results of operations of Parent or its Subsidiaries or the fact that a Parent Takeover Proposal has been made, the identity of the party making such proposal or the material terms of such proposal in the Proxy Statement/Prospectus or otherwise; provided that, in the case of this clause (2), Parent shall in good faith determine that such information, facts, identity or terms are required to be disclosed under applicable Law or that failure to make such disclosure is reasonably likely to be inconsistent with its fiduciary duties under applicable Law.

(c) Parent shall promptly (and in any event within one business day after receipt) notify, orally and in writing, the Company after receipt by Parent or any of its Representatives of any Parent Takeover Proposal, including the identity of the person making the Parent Takeover Proposal and the material terms and conditions thereof, and shall promptly (and in any event within one business day after receipt) provide copies to the Company of any written proposals, indications of interest and draft agreements relating to such Parent Takeover Proposal. Parent shall keep the Company reasonably informed, on a prompt basis, as to the status of (including changes to any material terms of, and any other material developments with respect to) such Parent Takeover Proposal (including by promptly (and in any event within one business day after receipt) providing to the Company copies of any additional or revised written proposals, indications of interest and draft agreements relating to such Parent Takeover Proposal).

(d) Except as permitted by this Section 5.5(d) or by Section 5.5(e), the Parent Board of Directors shall not (i) fail to include the Parent Recommendation in the Proxy Statement/Prospectus, (ii) change, qualify, withhold, withdraw or modify, or authorize or publicly propose to change, qualify, withhold, withdraw or modify, in a manner adverse to the Company, the Parent Recommendation, the Support Agreements and, if applicable, the Voting Agreement (iii) make any recommendation or public statement that addresses or relates to the approval, recommendation or declaration of advisability by the Parent Board of Directors in connection with a tender offer or exchange offer that constitutes a Parent Takeover Proposal (other than a recommendation against such offer or a customary “stop, look and listen” communication of the type contemplated by Rule 14d-9(f) under the Exchange Act, in each case that includes a reaffirmation of the Parent Recommendation or refers to the prior Parent Recommendation of the Parent Board of Directors) (it being understood that the Parent Board of Directors may refrain from taking a position with respect to such a tender offer or exchange offer until the close of business as of the tenth business day after the commencement of such tender offer or exchange offer pursuant to Rule 14d-9(f) under the Exchange Act without such action (or refraining from taking such action) being considered a Parent Adverse Recommendation Change) or (iv) adopt, approve or recommend, or publicly propose to adopt, approve or recommend to stockholders of Parent a Parent Takeover Proposal (any action described in this first paragraph of this Section 5.5(d) being referred to as a “Parent Adverse Recommendation Change”).

Notwithstanding anything to the contrary set forth in this Agreement with respect to a Parent Takeover Proposal, at any time, prior to obtaining the Parent Stockholder Approval, the Parent Board of Directors may make a Parent Adverse Recommendation Change if, after receiving a bona fide, unsolicited Parent Takeover Proposal that did not result from a material breach of this Section 5.5, the Parent Board of Directors has determined in good faith, after consultation with its outside financial advisors and outside legal counsel, that (i) such Parent Takeover Proposal constitutes a Parent Superior Proposal and (ii) in light of such Parent Takeover Proposal, the failure to take such action would reasonably be likely to be inconsistent with the Parent Board of Directors’ fiduciary duties under applicable Law; provided, however, that, prior to making such Parent Adverse Recommendation Change, (A) Parent has given the Company at least four business days’ prior written notice of its intention to take such action (which notice shall specify the material terms and conditions of any such Parent Superior Proposal) and has contemporaneously provided to the Company a copy of the Parent Superior Proposal, a copy of any proposed transaction agreements with the person making such Parent Superior Proposal and a copy of any financing commitments relating thereto (or, if not provided in writing to Parent, a written summary of the material terms thereof), (B) Parent has negotiated, and has caused its Representatives to negotiate, in good faith with the Company during such notice period, to the extent the Company wishes to negotiate, to enable the Company to propose revisions to the terms of this Agreement such that it would cause such Parent Superior Proposal to no longer constitute a Parent Superior Proposal, (C) the Parent Board of Directors shall have considered in good faith any revisions to the terms of this Agreement proposed in writing by the Company, and shall have determined, after consultation with its outside financial advisors and outside legal counsel, that the Parent Superior Proposal would nevertheless continue to constitute a Parent Superior Proposal if the revisions proposed by the Company were to be given effect, and (D) in the event of any change to any of the financial terms (including the form, amount and timing of payment of consideration) or any other material terms of such Parent Superior Proposal, Parent shall, in each case, have delivered to the Company an additional notice consistent with that described in clause (A) above of this proviso and a new notice period under clause (A) of this proviso shall commence (except that the four business day notice period referred to in clause (A) above of this proviso shall instead be equal to the longer of (1) two business days and (2) the period remaining under the notice period under clause (A) of this proviso immediately prior to the delivery of such additional notice under this clause (D)) during which time Parent shall be required to comply with the requirements of this Section 5.5(d) anew with respect to such additional notice, including clauses (A) through (D) above of this proviso.

(e) Other than in connection with a Parent Takeover Proposal that has been determined by the Parent Board of Directors to be a Parent Superior Proposal (which shall be subject to Section 5.5(d) and shall not be subject to this Section 5.5(e)), nothing in this Agreement shall prohibit or restrict the Parent Board of Directors from making a Parent Adverse Recommendation Change in response to a Parent Intervening Event if the Parent Board of Directors has determined in good faith, after consultation with its outside legal counsel, that the failure of the Parent Board of Directors to effect a Parent Adverse Recommendation Change would reasonably be likely to be inconsistent with the Parent Board of Directors’ fiduciary duties under applicable Law; provided, however, that, prior to making such Parent Adverse Recommendation Change, (A) Parent has given the Company at least four business days prior written notice of its intention to take such action, which notice shall specify the reasons therefor, (B) Parent has negotiated, and has caused its Representatives to negotiate, in good faith with the Company during such notice period, to the extent the Company wishes to negotiate, to enable the Company to propose revisions to the terms of this Agreement such that it would permit the Parent Board of Directors not to make a Parent Adverse Recommendation Change pursuant to this Section 5.5(e), and (C) the Parent Board of Directors shall have considered in good faith any revisions to the terms of this Agreement proposed in writing by the Company, and shall have determined, after consultation with its outside financial advisors and outside legal counsel, that the failure of the Parent Board of Directors to effect a Parent Adverse Recommendation Change in response to a Parent Intervening Event would reasonably be likely to be inconsistent with the Parent Board of Directors’ fiduciary duties under applicable Law.

(f) Nothing contained in this Section 5.5 or elsewhere in this Agreement shall prohibit Parent or the Parent Board of Directors from taking and disclosing to the stockholders of Parent a position contemplated by Rule 14e-2(a) or Rule 14d-9 or Item 1012(a) of Regulation M-A promulgated under the Exchange Act or from making any “stop, look and listen” communication or any other disclosure to the stockholders of Parent pursuant to Rule 14d-9(f) under the Exchange Act or making a disclosure that is required by applicable Law; provided, that any such position or disclosure (other than any “stop, look and listen” communication that includes a reaffirmation of the Parent Recommendation) shall be deemed to be a Parent Adverse Recommendation Change unless the Parent Board of Directors in connection with such communication publicly states that its recommendation with respect to this Agreement has not changed or refers to the prior recommendation of the Parent Board of Directors.

(g) Notwithstanding anything to the contrary contained in Section 5.5, prior to the receipt of the Parent Stockholder Approval, Parent shall be permitted, through its Representatives or otherwise, to seek clarification from (but not, unless otherwise allowed pursuant to this Agreement, to engage in any negotiations with or provide any non-public information to) any person that has made a Parent Takeover Proposal solely to clarify and understand the terms and conditions of such proposal to provide adequate information for the Parent Board of Directors to make an informed determination under Section 5.5(b).

Section 5.6 Filings; Other Actions.

(a) As promptly as reasonably practicable following the date of this Agreement, Parent and the Company shall prepare and file with the SEC the Form S-4, which will include the Proxy Statement/Prospectus and shall, for the avoidance of doubt, register the issuance of the Parent Common Stock, issued at the Effective Time in the Merger. Each of Parent and the Company shall use reasonable best efforts to have the Form S-4 declared effective under the Securities Act as promptly as reasonably practicable after such filing and to keep the Form S-4 effective as long as necessary to consummate the Merger and the other transactions contemplated hereby. Each of Parent and the Company will cause the Proxy Statement/Prospectus to be mailed to their respective stockholders as promptly as practicable after the Form S-4 is declared or becomes effective under the Securities Act. Parent shall also take any action required to be taken under any applicable state or provincial securities laws in connection with the issuance and reservation of shares of Parent Common Stock in the Merger, and the Company shall furnish all information concerning the Company and the holders of Company Common Stock, or holders of a beneficial interest therein, as may be reasonably requested in connection with any such action. No filing of, or amendment or supplement to, the Form S-4 or the Proxy Statement/Prospectus will be made by Parent or the Company, as applicable, without the other’s prior consent (not to be unreasonably withheld, conditioned or delayed) and without providing the other party a reasonable opportunity to review and comment thereon. Parent or the Company, as applicable, will advise the other promptly after it receives oral or written notice of the time when the Form S-4 has become effective or any supplement or amendment thereto has been filed, the issuance of any stop order, the suspension of the qualification of the shares of Parent Common Stock issuable in connection with the Merger for offering or sale in any jurisdiction, or any oral or written request by the SEC for amendment of the Proxy Statement/Prospectus or the Form S-4 or comments thereon and responses thereto or requests by the SEC for additional information, and will promptly provide the other with copies of any written communication from the SEC or any state securities commission with respect to the Form S-4 or the Proxy Statement/Prospectus. If at any time prior to the Effective Time any information relating to Parent or the Company, or any of their respective affiliates, officers or directors, is discovered by Parent or the Company which should be set forth in an amendment or supplement to either the Form S-4 or the Proxy Statement/Prospectus, so that any of such documents would not include a misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, the party that discovers such information shall promptly notify the other party hereto and an appropriate amendment or supplement describing such information shall be promptly filed with the SEC and, to the extent required by law, disseminated to the stockholders of each party.

(b) As promptly as reasonably practicable following the clearance of the Proxy Statement/Prospectus by the SEC, Parent shall take all action necessary in accordance with applicable Laws and the Parent Organizational Documents to duly give notice of, convene and hold a meeting of its stockholders for the purpose of obtaining the Parent Stockholder Approval (as such meeting may be adjourned or postponed in accordance with this Agreement, the “Parent Stockholders’ Meeting”) and not postpone or adjourn the Parent Stockholders’ Meeting except to the extent required by applicable Law or to solicit additional proxies and votes in favor of the approval and adoption of this Agreement and the Merger, the Parent Share Issuance or the Parent Charter Amendment, as contemplated by this Agreement, if sufficient votes to constitute the Parent Stockholder Approval have not been obtained. Subject to Section 5.5 and applicable Law, Parent will, through its Board of Directors, recommend that its stockholders approve and adopt this Agreement and the Merger, the Parent Share Issuance and the Parent Charter Amendment, as contemplated by this Agreement, and will use reasonable best efforts to solicit from its stockholders proxies in favor of the approval and adoption of this Agreement and the Merger, the Parent Share Issuance and the Parent Charter Amendment, as contemplated by this Agreement, and to take all other action necessary or advisable to secure the vote or consent of its stockholders required by the rules of the NYSE or applicable Laws to obtain such approvals.

(c) As promptly as reasonably practicable following the clearance of the Proxy Statement/Prospectus by the SEC, the Company shall take all action necessary in accordance with applicable Laws and the Company Organizational Documents to duly give notice of, convene and hold a meeting of its shareholders, for the purpose of obtaining the Company Shareholder Approvals (as such meeting may be adjourned or postponed in accordance with this Agreement, the “Company Shareholders’ Meeting”) and not postpone or adjourn the Company Shareholders’ Meeting except to the extent required by applicable Law or to solicit additional proxies and votes in favor of approval of this Agreement if sufficient votes to constitute the Company Common Shareholder Approval have not been obtained. Subject to Section 5.4 and applicable Law, the Company will, through its Board of Directors, recommend that the holders of Company Common Stock approve this Agreement and will use reasonable best efforts to solicit from the holders of Company Common Stock proxies in favor of the approval of this Agreement and to take all other action necessary or advisable to secure the vote or consent of the holders of Company Common Stock required by the rules of NASDAQ or applicable Laws to obtain such approvals.

Section 5.7 Regulatory Approvals; Efforts.

(a) Parent and the Company shall use their respective reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper or advisable, including under any applicable Laws, to consummate and make effective the Merger, including (i) the prompt preparation and filing of all forms, notifications, declarations, registrations, notices and other submissions required to be filed with any Governmental Entity prior to the consummation of the Merger, (ii) the satisfaction of the conditions to consummating the Merger, (iii) taking all reasonable actions necessary to obtain (and cooperating with each other in obtaining) any consent, clearance, authorization, Order or approval of, or any exemption by, any third party, including any Governmental Entity (which actions shall include furnishing all information and documentary material required or requested under the HSR Act) required to be obtained or made by Parent, the Company or any of their respective Subsidiaries in connection with or that are necessary to consummate the Merger, (iv) defending any lawsuits or other legal proceedings, whether judicial or administrative, challenging this Agreement or the consummation of the Merger, including seeking to have any stay or temporary restraining order entered by any Governmental Entity vacated or reversed and (v) the execution and delivery of any additional instruments necessary to consummate the Merger and to fully carry out the purposes of this Agreement. Notwithstanding the foregoing or anything to the contrary in this Agreement, in no event shall the Company, Parent or any of their respective Affiliates be required to pay any consideration to any third parties or give anything of value to obtain any such person’s authorization, approval, consent or waiver to effectuate the Merger and the other transactions contemplated by this Agreement. In the event that any litigation, administrative or judicial action or other proceeding is commenced challenging the Merger, the parties hereto shall cooperate with each other and use their respective reasonable best efforts to contest and resist any such litigation, action or proceeding and to have vacated, lifted, reversed or overturned any decree, judgment, injunction or other order, whether temporary, preliminary or permanent, that is in effect and that prohibits, prevents or restricts consummation of the Merger. Additionally, each of Parent and the Company shall use reasonable best efforts to fulfill all conditions precedent to the Merger and shall not take any action after the date of this Agreement that would reasonably be expected to materially delay the obtaining of, or result in not obtaining, any consent, clearance, authorization, Order or approval from any Governmental Entity necessary to be obtained prior to Closing. To the extent that transfers of any permits issued by any Governmental Entity are required as a result of the execution of this Agreement or the consummation of the Merger, the parties hereto shall use reasonable best efforts to effect such transfers.

(b) Parent and the Company shall each keep the other apprised of the status of matters relating to the completion of the Merger and work cooperatively in connection with obtaining all required consents, clearances, authorizations, Orders or approvals of, or any exemptions by, any Governmental Entity undertaken pursuant to the provisions of this Section 5.7. In that regard, each party shall promptly consult with the other party to this Agreement with respect to, provide any necessary information with respect to (and, in the case of correspondence, provide the other party (or its counsel) copies of), all filings, notices or other submissions made by such party with any Governmental Entity or any other information supplied by such party to, or correspondence with, a Governmental Entity in connection with this Agreement and the Merger. Each party to this Agreement shall promptly inform the other party to this Agreement, and if in writing, furnish the other party with copies of (or, in the case of oral communications, advise the other party orally of) any material communication from any Governmental Entity regarding the Merger, and permit the other party to review and discuss in advance, and consider in good faith the views of the other party in connection with, any proposed written or oral communication with any such Governmental Entity. If either party to this Agreement or any Representative of such party receives a request for additional information or documentary material from any Governmental Entity with respect to the Merger, then such party will use reasonable best efforts to make, or cause to be made, promptly and after consultation with the other party to this Agreement, an appropriate response in substantial compliance with such request. Neither party shall participate in any meeting or teleconference with any Governmental Entity where material issues would likely be discussed in connection with this Agreement and the Merger unless it consults with the other party in advance and, to the extent permitted by such Governmental Entity, gives the other party the opportunity to attend and participate thereat. Each party shall furnish the other party with copies of all correspondence, filings and communications (and memoranda setting forth the substance thereof) between it and any such Governmental Entity with respect to this Agreement and the Merger, and furnish the other party with such necessary information and reasonable assistance as the other party may reasonably request in connection with its preparation of necessary filings, notices or other submissions of information or documents to any such Governmental Entity; provided, however, that materials provided pursuant to this Section 5.7 may be redacted (i) to remove references concerning the valuation of the Company, Parent, the Merger or other confidential information, (ii) as necessary to comply with contractual requirements and (iii) as necessary to address reasonable privilege waiver risks.

(c) Parent shall and, shall cause its Subsidiaries to, propose, negotiate, offer to commit and effect (and if such offer is accepted, commit to and effect), by consent decree, hold separate order, or otherwise, the sale, divestiture or disposition of such assets or businesses of Parent or any of its Subsidiaries, or effective as of the Effective Time, the Surviving Company or its Subsidiaries, or otherwise offer to take or offer to commit to take any action (including any action that limits its freedom of action, ownership or control with respect to, or its ability to retain or hold, any of the businesses, assets, product lines, properties or services of Parent, the Surviving Company or any of their respective Subsidiaries) which it is lawfully capable of taking and if the offer is accepted, take or commit to take such action (each, a “Divestiture Action”), in each case, as may be required in order to avoid the commencement of any Action to prohibit the Merger or any other transaction contemplated by this Agreement, or if already commenced, to avoid the entry of, or to effect the dissolution of, any injunction, temporary restraining order or other order in any Action so as to enable the Closing to occur as soon as reasonably possible (and in any event, not later than the End Date). To assist Parent in complying with its obligations set forth in this Section 5.7(c), at Parent’s request the Company shall, and shall cause its Subsidiaries to, enter into one or more agreements prior to the Closing with respect to any Divestiture Action; provided, however, that the consummation of the transactions provided for in any such agreement for a Divestiture Action shall be conditioned upon the Closing. The Company shall not, without the written consent of Parent, publicly or before any Governmental Entity or other third party, offer, suggest, propose or negotiate, and shall not commit to or effect, by consent decree, hold separate order or otherwise, any Divestiture Action. Notwithstanding anything in this Agreement to the contrary, nothing in this Section 5.7 or elsewhere shall require, or be deemed to require, Parent to take or agree to take any Divestiture Action if doing so would, individually or in the aggregate, be reasonably likely to result in a Company Material Adverse Effect or a Parent Material Adverse Effect.

(d) The Company and Parent shall use reasonable best efforts to file, as promptly as practicable, but in any event no later than ten business days after the date of this Agreement, the notification and report forms required under the HSR Act. In the event that the parties receive a request for information or documentary material pursuant to the HSR Act (a “Second Request”), the parties will use their respective reasonable best efforts to respond to such Second Request as promptly as practicable, and counsel for both parties will closely cooperate during the entirety of any such Second Request review process.

(e) Notwithstanding anything to the contrary contained herein, the parties agree that it is Parent’s sole right to devise strategy, actions and timing for obtaining all required consents, clearances, authorizations, Orders and approvals under the HSR Act.

Section 5.8 Takeover Statutes. If any “moratorium,” “control share acquisition,” “fair price,” “supermajority,” “affiliate transactions” or “business combination statute or regulation” or other similar state anti-takeover Laws and regulations may become, or may purport to be, applicable to this Agreement, the Support Agreements, the Voting Agreement (if and when entered into), the Merger or any other transactions contemplated hereby, each of the Company and Parent shall grant such approvals and take such actions as are reasonably necessary so that the transactions contemplated hereby may be consummated as promptly as practicable on the terms contemplated hereby and otherwise act to eliminate or minimize the effects of such statute or regulation on this Agreement and the transactions contemplated hereby.

Section 5.9 Public Announcements. Parent and the Company shall use reasonable best efforts to develop a joint communications plan and each party shall use reasonable best efforts to ensure that all press releases and other public statements with respect to the transactions contemplated hereby, to the extent they have not been previously issued or disclosed, shall be consistent with such joint communications plan. Unless otherwise required by applicable Law or by obligations pursuant to any listing agreement with or rules of any securities exchange, each party shall use reasonable best efforts to consult with each other before issuing any press release or public statement with respect to the transactions contemplated hereby to the extent they have not been previously issued or disclosed. Parent and the Company agree to issue a mutually acceptable initial joint press release announcing this Agreement.

Notwithstanding the foregoing, a party, its Subsidiaries or their Representatives may issue a public announcement or other public disclosures consistent with the final form of the joint press release announcing the Merger and the investor presentation given to investors on the morning of announcement of the Merger. Notwithstanding anything to the contrary contained herein, no provision this Agreement shall be deemed to restrict in any manner a party’s ability to communicate with its employees, and neither party shall be required by any provision of this Agreement to consult with or obtain any approval from any other party with respect to a public announcement or press release issued in connection with the receipt and existence of a Company Takeover Proposal or a Parent Takeover Proposal, as applicable, and matters related thereto or a Company Adverse Recommendation Change or Parent Adverse Recommendation Change, as applicable, other than as set forth in Section 5.4 or Section 5.5, as applicable.

Section 5.10 Indemnification, Advancement of Expenses and Insurance.

(a) Parent agrees that all rights to exculpation, indemnification, advancement of expenses and arrangements of self-insurance for acts or omissions occurring at or prior to the Effective Time, whether asserted or claimed prior to, at or after the Effective Time, now existing in favor of the current or former directors or officers, as the case may be, of the Company or its Subsidiaries as provided in their respective articles or certificate of incorporation or bylaws or other organizational documents or in any agreement shall, from and after the Effective Time, survive the Merger and shall continue in full force and effect. For a period of six years from the Effective Time, Parent and the Surviving Company shall maintain in effect any and all exculpation, indemnification and advancement of expenses provisions and arrangements of self-insurance of the Company’s and any of its Subsidiaries’ articles or certificate of incorporation and bylaws or similar organizational documents in effect immediately prior to the Effective Time or in any indemnification agreements of the Company or its Subsidiaries with any of their respective current or former directors, officers or employees in effect immediately prior to the Effective Time, and shall not amend, repeal or otherwise modify any such provisions or the exculpation, indemnification, advancement of expenses provisions or arrangement of self-insurance of the Surviving Company’s organizational documents in any manner that would adversely affect the rights thereunder of any individuals who immediately before the Effective Time were current or former directors, officers or employees of the Company or any of its Subsidiaries; provided, however, that all rights to exculpation, indemnification, advancement of expenses and arrangements of self-insurance in respect of any Action pending or asserted or any claim made within such period shall continue until the disposition of such Action or resolution of such claim.

(b) From and after the Effective Time, Parent and the Surviving Company shall, to the fullest extent permitted under applicable Law, indemnify and hold harmless (and advance expenses in respect of each of the foregoing) each current and former director or officer of the Company or any of its Subsidiaries and each person who served as a director, officer, member, trustee or fiduciary of another corporation, partnership, joint venture, trust, pension or other employee benefit plan or enterprise if such service was at the request or for the benefit of the Company or any of its Subsidiaries (each, together with such person’s heirs, executors or administrators, an “Indemnified Party”), in each case against any costs or expenses (including advancing reasonable attorneys’ fees and expenses in advance of the final disposition of any claim, suit, proceeding or investigation incurred by an Indemnified Party in defense of such claim, suit, proceeding or investigation to the fullest extent permitted by applicable Law; provided, however, that the Indemnified Party who has requested an advance of expenses provides an undertaking consistent with the Company Organizational Documents and to the extent required by Texas law to repay such amounts if it is ultimately determined that such person is not entitled to indemnification), judgments, fines, losses, claims, damages, liabilities and amounts paid in settlement in connection with any actual or threatened claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative (an “Action”), arising out of, relating to or in connection with any action or omission by them in their capacities as such occurring or alleged to have occurred whether before or after the Effective Time (including acts or omissions in connection with such Indemnified Party serving as an officer, director, employee or other fiduciary of any entity if such service was at the request or for the benefit of the Company). In the event of any such Action, Parent and the Surviving Company shall cooperate with the Indemnified Party in the defense of any such Action.

(c) For a period of six years from the Effective Time, Parent shall cause to be maintained in effect the coverage provided by the policies of directors’ and officers’ liability insurance and fiduciary liability insurance in effect as of the date hereof by the Company and its Subsidiaries with respect to matters existing or arising on or before the Effective Time; provided, however, that Parent shall not be required to pay, in respect of any year after the Effective Time, annual premiums in excess of 300% of the last annual premium paid by the Company prior to the date hereof in respect of the coverages (the “Maximum Amount”) required to be obtained pursuant hereto, but in such case shall purchase as much coverage as reasonably practicable for such amount. If the Company elects in its sole discretion, then the Company may, prior to the Effective Time, purchase a “tail policy” with respect to acts or omissions occurring or alleged to have occurred prior to the Effective Time that were committed or alleged to have been committed by such Indemnified Parties in their capacity as such; provided, that in no event shall the cost of such policy, if purchased by the Company, exceed six (6) times the Maximum Amount and, if such a “tail policy” is purchased, Parent shall have no further obligations under this Section 5.10(c).

(d) Parent shall pay all reasonable expenses, including reasonable attorneys’ fees, that may be incurred by any Indemnified Party in enforcing the indemnity and other obligations provided in this Section 5.10.

(e) The rights of each Indemnified Party shall be in addition to, and not in limitation of, any other rights such Indemnified Party may have under the articles or certificate of incorporation or bylaws or other organizational documents of the Company or any of its Subsidiaries or the Surviving Company, any other indemnification arrangement, the TBOC, the DGCL or otherwise.

(f) In the event that Parent or any of its respective successors or assigns (i) consolidates with or merges into any other person and shall not be the sole continuing or sole surviving corporation or entity in such consolidation or merger or (ii) transfers all or substantially all of its properties and assets to any person, then, and in either such case, proper provision shall be made so that the successors and assigns of Parent, as the case may be, shall assume the obligations of such party set forth in this Section 5.10. Nothing in this Agreement is intended to, shall be construed to or shall release, waive or impair any rights to directors’ and officers’ insurance claims under any policy that is or has been in existence with respect to the Company or any of its Subsidiaries or their respective officers, directors and employees, it being understood and agreed that the indemnification provided for in this Section 5.10 is not prior to, or in substitution for, any such claims under any such policies.

(g) The obligations of Parent under this Section 5.10 shall not be terminated, amended or modified in any manner so as to adversely affect any Indemnified Party (including their successors, heirs and legal representatives) to whom this Section 5.10 applies without the consent of such Indemnified Party. It is expressly agreed that, notwithstanding any other provision of this Agreement that may be to the contrary, (i) the Indemnified Parties to whom this Section 5.10 applies shall be third-party beneficiaries of this Section 5.10, and (ii) this Section 5.10 shall survive consummation of the Merger and shall be enforceable by such Indemnified Parties and their respective successors, heirs and legal representatives against Parent and its successors and assigns.

Section 5.11 Employee Matters.

(a) Effective as of the Effective Time and continuing until the applicable date specified below, Parent or its applicable Subsidiary, including the Surviving Company, shall provide to employees of the Company or its Subsidiaries who were employed by the Company or any of its Subsidiaries immediately prior to the Effective Time and who continue to be employed by Parent or any of its Subsidiaries immediately following the Effective Time (the “Company Employees”) (i) until the first anniversary of the Effective Time, base salary or base wages that are no less favorable than the base salary or base wage rate provided to such Company Employee immediately prior to the Effective Time, (ii) until December 31, 2019, a target annual cash incentive opportunity that is no less than the target annual cash incentive opportunity provided to such Company Employee immediately prior to the Effective Time, (iii) from January 1, 2020 to December 31, 2020, a target annual cash incentive opportunity substantially consistent with the target annual cash incentive opportunity provided by Parent to similarly situated employees of Parent, as determined in accordance with Parent’s compensation policies, (iv) long-term incentive opportunities that are substantially consistent with the long-term incentive opportunities provided by Parent to similarly situated employees of Parent, as determined in accordance with Parent’s compensation policies; provided that, for calendar year 2020, the combined target annual cash incentive opportunity, cash bonus awards and long-term incentive opportunities offered to each

Company Employee by Parent will be substantially consistent with the combined target annual cash incentive opportunity and long-term incentive opportunities offered by the Company to such Company Employee for the calendar year in which the Effective Time occurs or, if the Effective Time occurs in calendar year 2020 and such opportunities have not yet been established for 2020, for calendar year 2019, and (v) other employee benefits (excluding defined benefit, nonqualified deferred compensation, long-term incentive, retention equity or equity-based, severance, post-service or retiree health or welfare benefits) that are substantially comparable, in the aggregate, to other employee benefits (excluding defined benefit, nonqualified deferred compensation, long-term incentive, retention equity or equity-based, severance, post-service or retiree health or welfare benefits) provided to such Company Employee immediately prior to the Effective Time. With respect to any Company Employee who is not eligible to receive and does not receive an equity-based long-term incentive grant under Parent’s long-term incentive compensation program in the annual grant cycle that immediately follows the Effective Time, but who did receive a grant pursuant to the Company’s long-term incentive program in the annual grant cycle prior to the Effective Time, Parent shall provide to such Company Employee in the calendar year that includes the annual equity grant cycle following the Effective Time, a cash bonus award that (i) is equivalent to one-third of the grant date value of the long-term incentive grant that such Company Employee received in the annual grant cycle immediately prior to the Effective Time and (ii) shall vest upon the one year anniversary of the grant date of such award.

(b) Following the Closing Date, Parent shall cause any employee benefit plans sponsored or maintained by Parent or its Subsidiaries, including the Surviving Company, in which the Company Employees are eligible to participate (collectively, the “Post-Closing Plans”) to recognize the service of each Company Employee with the Company and its Subsidiaries prior to the Closing Date for purposes of eligibility and vesting under any 401(k) and paid time off plan, and for purposes of determining the level of paid time off benefits under such analogous Post-Closing Plans, in each case, for the same purpose and to the same extent such service was recognized immediately prior to the Effective Time under a comparable Company Benefit Plan in which such Company Employee was eligible to participate immediately prior to the Effective Time; provided, that such recognition of service shall not (i) apply for purposes of any defined benefit retirement plan or plan that provides post-service or retiree health or welfare benefits, (ii) operate to duplicate any benefits or compensation of a Company Employee with respect to the same period of service or (iii) apply for purposes of any plan, program or arrangement that is grandfathered or frozen, either with respect to level of benefits or participation, or for purposes of any plan or arrangement that provides equity or equity-based compensation. With respect to any Post-Closing Plan that provides medical, dental or vision insurance benefits, for the plan year in which the Effective Time occurs, Parent shall use commercially reasonable efforts to (A) cause any pre-existing condition limitations or eligibility waiting periods under such plan to be waived with respect to such Company Employee to the extent such limitation would have been waived or satisfied under the analogous Company Benefit Plan in which such Company Employee participated immediately prior to the Effective Time and (B) credit each Company Employee for an amount equal to any medical, dental or vision expenses incurred by such Company Employee in the year that includes the Closing Date (or, if later, the year in which such Company Employee is first eligible to participate in such Post-Closing Plan) for purposes of any applicable deductible and annual out-of-pocket expense requirements under any such Post-Closing Plan to the extent such expenses would have been credited under the Company Benefit Plan in which such Company Employee participated immediately prior to the Effective Time, subject to the applicable information being provided to Parent in a form that Parent reasonably determines is administratively feasible to take into account under its plans. In the plan year in which the Closing occurs, Parent shall use commercially reasonable efforts to cause such credited expenses under this Section 5.11(b) to also count toward any annual or lifetime limits, treatment or visit limits or similar limitations that apply under the terms of a Post-Closing Plan providing health benefits to the extent such expenses would have been recognized under the analogous Company Benefit Plan in which such Company Employee participated immediately prior to the Effective Time. Without limiting the foregoing, for purposes of determining the number of vacation days and other paid time off to which each Company Employee is entitled during the calendar year in which the Effective Time occurs, Parent or its applicable Subsidiary will honor all unused vacation and other paid time off days and not yet used, accrued or earned by such Company Employee as of the Effective Time for the calendar year in which the Effective Time occurs.

(c) Each Company Employee who as of immediately prior to the Effective Time is eligible for an annual bonus for 2019 under a Company Benefit Plan for which a description has been provided to Parent prior to the date hereof and who remains employed with Parent or its Subsidiaries through the regular payment date for such bonus shall receive in cash, on such regular payment date (which shall be in calendar year 2020 but on or before April 1, 2020), the following bonus to the extent such bonus is not otherwise paid prior to the Effective Time: (i) for the period from January 1, 2019 through the earlier of the Effective Time or December 31, 2019, a bonus in an amount determined based on the level of attainment of the applicable performance measures under such Company Benefit Plan (as provided to Parent prior to the date hereof) measured as of such earlier date against budgeted performance for such period (applying the budget in effect as of the date hereof), but in no event less than 100% of the target amount of such bonus, which bonus, for the avoidance of doubt, will be prorated to reflect the number of calendar days during such period and (ii) if applicable, for the post-Effective Time portion of 2019, an annual bonus opportunity prorated for the post-Effective Time portion of the year in which the Effective Time occurs in accordance with Section 5.11(a)(i).

(d) If the Effective Time occurs in 2020, each Company Employee who as of immediately prior to the Effective Time is eligible for an annual bonus for 2020 under a Company Benefit Plan and who remains employed with Parent or its Subsidiaries through the regular payment date for such bonus shall receive in cash, on such regular payment date, the following bonus to the extent such bonus is not otherwise paid prior to the Effective Time: (i) for the period from January 1, 2020 through the Effective Time (or the last day of the month immediately preceding the Effective Time, if the Effective Time does not occur on the last day of a month) a bonus in an amount determined based on the level of attainment of the applicable performance measures under such Company Benefit Plan (as provided to Parent in the first quarter of 2020) measured as of the Effective Time (or the last day of the month immediately preceding the Effective Time, if the Effective Time does not occur on the last day of a month) against budgeted performance for such period (applying the budget in effect as of January 1, 2020), but in no event less than 100% of the target amount of such bonus, which bonus, for the avoidance of doubt, will be prorated to reflect the number of calendar days during such period and (ii) if applicable, for the post-Effective Time portion of 2020, an annual bonus opportunity prorated for the post-Effective Time portion of the year in which the Effective Time occurs in accordance with Section 5.11(a)(i).

(e) From and after the Effective Time, Parent shall, or shall cause the Surviving Company to, honor all accrued and vested benefits under the Company Benefit Plans in accordance with their terms as in effect immediately before the Effective Time and applicable Law as such agreements and arrangements may be modified or terminated in accordance with their terms from time to time. The parties hereby acknowledge that a “change of control” or “change in control” (or term of similar import) within the meaning of each of the Company Benefit Plans identified in Section 5.11(e) of the Company Disclosure Schedule will occur at or immediately prior to the Effective Time, as applicable.

(f) At the written request of Parent provided no later than ten business days prior to the Closing Date, the Company and its Subsidiaries shall, at least one (1) business day prior to the Closing Date, adopt written resolutions (or take other necessary and appropriate action) to terminate, any and all Company Benefit Plans or any other benefit plan, in each case, intended to be qualified under Section 401(a) of the Code (the “Company 401(k) Plan”), or participation in and sponsorship of such plan if the Company or any of its Subsidiaries are not the primary sponsor, and to fully vest all participants under such Company 401(k) Plan, such termination and vesting to be effective no later than the business day preceding the Closing Date; provided, however, that such Company 401(k) Plan termination may be made contingent upon the Closing. The Company and its Subsidiaries shall provide Parent with an advance copy of such proposed resolutions (and any related documents) and a reasonable opportunity to comment thereon prior to adoption or execution.

(g) Nothing in this Agreement shall confer upon any Company Employee or other service provider or any other person any right to employment or service with or to continue in the employ or service of Parent, the Surviving Company or any affiliate thereof or any right to any particular term or condition of employment or service, or shall interfere with or restrict in any way the rights of Parent, the Surviving Company or any of their respective affiliates, which rights are hereby expressly reserved, to discharge or terminate the services of any Company Employee at any time for any reason whatsoever, with or without cause. In no event shall the terms of this Agreement be deemed to (i) establish, terminate, amend, or modify any Company Benefit Plan or any “employee benefit plan” as defined in Section 3(3) of ERISA, or any other benefit or compensation plan, program, policy, Contract, agreement or arrangement maintained or sponsored by Parent, the Surviving Company, the Company or any of their respective Subsidiaries (including, after the Closing Date, the Company and its Subsidiaries) or affiliates; or (ii) alter or limit the ability of Parent, the Surviving Company or any of their Subsidiaries (including, after the Closing Date, the Company and its Subsidiaries) or affiliates to amend, modify or terminate any Company Benefit Plan, employment agreement or any other benefit, compensation or employment plan, program, policy, Contract, agreement or arrangement after the Closing Date. Nothing in this Section 5.11 shall create any third party beneficiary rights in any Company Employee or current or former service provider of the Company or its affiliates (or any beneficiaries or dependents thereof) or any other person (other than the parties to this Agreement).

Section 5.12 Control of Operations. Without in any way limiting either party’s rights or obligations under this Agreement, the parties understand and agree that (a) nothing contained in this Agreement shall give Parent or the Company, directly or indirectly, the right to control or direct the other party’s operations prior to the Effective Time and (b) prior to the Effective Time, each of the Company and Parent shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over its operations.

Section 5.13 Section 16 Matters. Prior to the Effective Time, Parent and the Company shall take all such steps as may be required to cause any dispositions of Company Common Stock (including derivative securities with respect to Company Common Stock) or acquisitions of shares of Parent Common Stock (including derivative securities with respect to Parent Common Stock) resulting from the transactions contemplated by this Agreement by each individual who is subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to the Company or will become subject to such reporting requirements with respect to Parent, to be exempt under Rule 16b-3 promulgated under the Exchange Act.

Section 5.14 Transaction Litigation. Subject to applicable Law, the Company shall give Parent the opportunity to participate in the Company’s defense or settlement of any shareholder litigation against the Company or its directors or executive officers relating to the transactions contemplated by this Agreement, including the Merger. The Company agrees that, except to the extent permitted pursuant to Section 5.1(b)(O), it shall not settle or offer to settle any litigation commenced prior to or after the date of this Agreement against the Company or its directors, executive officers or similar persons by any shareholder of the Company relating to this Agreement, the Merger or any other transaction contemplated hereby without the prior written consent of Parent (not to be unreasonably withheld, conditioned or delayed).

Section 5.15 Reorganization. The parties shall cooperate and use their respective reasonable best efforts in order for Parent and the Company to obtain the tax opinions referenced in Section 6.2(d) and Section 6.3(d), whether from the named law firm or, if the named law firm is unable to issue such opinion, from such other reputable law firm, and any Tax opinions required to be filed with the SEC in connection with the filing of the Form S-4. Parent and the Company shall execute and deliver to each of Baker Botts L.L.P., counsel to the Company, and Kirkland & Ellis LLP, counsel to Parent, or such other reputable law firm as may be asked to give such opinion, certificates substantially in the forms attached hereto as Exhibits C and D, in each case, with any modifications thereto that are reasonably requested by counsel, at such time or times as reasonably requested by each such law firm in connection with its delivery of the opinion referred to in Section 6.2(d), Section 6.3(d) or any Tax opinions required to be filed with the SEC in connection with the filing of the Form S-4 as the case may be. The parties to this Agreement adopt this Agreement as a “plan of reorganization” within the meaning of Treasury Regulation Section 1.368-2(g). Notwithstanding anything herein to the contrary, none of the Company, Surviving Company or Parent will take, or omit to take, any action that would, or could reasonably be expected to, prevent or impede the Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code. The parties will take the position for all Tax purposes that the Merger qualifies as a reorganization within the meaning of Section 368(a) of the Code, unless a contrary position is required by a final determination within the meaning of Section 1313 of the Code.

Section 5.16 Listing. Parent shall cause the shares of Parent Common Stock to be issued in the Merger and such other shares of Parent Common Stock to be reserved for issuance in connection with the Merger to be approved for listing on the NYSE, subject to official notice of issuance, prior to the Closing Date.

Section 5.17 Delisting; Deregistration. Prior to the Effective Time, the Company shall cooperate with Parent and use its commercially reasonable efforts to take, or cause to be taken, all actions and do, or cause to be done, all things reasonably necessary, proper or advisable on its part pursuant to applicable Law and the rules and regulations of NASDAQ to cause (a) the delisting of the Company Common Stock from NASDAQ as promptly as practicable after the Effective Time and (b) the deregistration of the Company Common Stock pursuant to the Exchange Act as promptly as practicable after such delisting.

Section 5.18 Financing Cooperation.

(a) The Company and Parent shall cooperate with each other with respect to customary actions for transactions of this type that are reasonably requested by Parent to be taken by the Company or its Subsidiaries under any of the Company’s outstanding debt securities, the Company Credit Agreement (or commitment letters in respect of bank or institutional loans) in connection with the Merger; provided that none of the Company, its Subsidiaries or their Representatives shall be required to execute or deliver, or agree to any change or modification of, any agreement or document that is effective prior to the Closing or that would be effective if the Closing does not occur.

(b) From and after the date of this Agreement and through the earlier of the Effective Time and the date on which this Agreement is terminated in accordance with Article VII, the Company shall, and shall cause each of its Subsidiaries to, use its and their reasonable best efforts to, and cause its and their Representatives to, provide, after a request from Parent or any of its Representatives to do so, on a timely basis, such customary assistance and cooperation as is reasonably requested by Parent to assist Parent in the arrangement, syndication and consummation of bank or capital markets or institutional debt financing transactions anticipated to be consummated in connection with the transactions contemplated by this Agreement (the “Financing”), including (i) providing the Company Reserve Reports, lease operating statements and production reports with respect to the Company Oil and Gas Interests evaluated in the Company Reserve Reports for the fiscal year ended December 31, 2018 and for each fiscal quarter thereafter ending at least 45 days prior to the Closing Date; (ii) providing other financial statements, data, information and assistance and cooperation reasonably necessary for Parent in each such case to prepare pro forma combined financials pursuant to the terms of the Commitment Letters; (iii) providing other financial statements, financial data and information regarding the Company and its Subsidiaries reasonably requested by Parent to consummate the Financing and to the extent customary, consenting to the inclusion thereof in the Financing (such consent not to be unreasonably withheld, conditioned or delayed); and (iv) providing Parent and its Representatives such information regarding the Company’s business, and making available such personnel, as Parent may reasonably request in order to assist Parent in connection with any activities relating to any Financing. All non-public information exchanged pursuant to this Section 5.18 shall be subject to the Confidentiality Agreement.

(c) Notwithstanding anything to the contrary set forth in this Section 5.18, in connection with the Financing or any other action contemplated by this Section 5.18, (i) none of the Company or its Subsidiaries or any of their respective Representatives shall be required to take any action pursuant to this Section 5.18 to the extent such requested action would reasonably be expected to interfere unreasonably with the ongoing business or operations of the Company and its Subsidiaries; (ii) none of the Company or its Subsidiaries or any of their respective Representatives shall be required to pass resolutions or consents to approve or authorize the execution of the Financing or take any other action under this Section 5.18, or execute or deliver any certificate, document, legal opinion, instrument or agreement or agree to any change or modification of any existing certificate, document, instrument or agreement in connection therewith, in each case, that (A) is effective prior to the Effective Time or that would be effective if the Effective Time does not occur or (B) would be inaccurate in light of the facts and circumstances at the time approved, authorized, executed or delivered, as applicable; (iii) none of the Company or its Subsidiaries or any of their respective Representatives shall become bound by any terms of the Financing or any other action contemplated by this Section 5.18 prior to the Effective Time; (iv) none of the Company or its Subsidiaries or any of their respective Representatives shall be required to pay any commitment or other similar fee or incur any other cost or expense for which it has not received simultaneous or prior reimbursement or, with respect to immaterial costs or expenses, for which it is not indemnified by or on behalf of Parent in connection with the Financing or any other action contemplated by this Section 5.18 prior to the Effective Time; (v) none of the Company or its Subsidiaries or any of their respective Representatives shall be required to disclose or provide any information in connection with the Financing or any other action contemplated by this Section 5.18, the disclosure of which, in the reasonable good faith judgment of the Company, is restricted by Contract with an unaffiliated third party or applicable law, is subject to attorney-client privilege (except that such person shall use commercially reasonable efforts to disclose such information in a way that would not jeopardize such privilege) or would result in the disclosure of any trade secrets or the violation of any confidentiality obligation; (vi) none of the Company or its Subsidiaries or any of their respective Representatives shall be required to prepare or deliver any financial information in a form not customarily prepared by the Company or its Subsidiaries in the ordinary course of their business and not readily available to it; (vii) none of the Company or its Subsidiaries or any of their respective Representatives shall be required to deliver any legal opinion or negative assurance letter in connection with the Financing or any other action contemplated by this Section 5.18; (viii) none of the Company or its Subsidiaries or any of their respective Representatives shall be required to take any action that would reasonably be expected to conflict with, result in any violation or breach of, or default (with or without notice, lapse of time, or both) under, any of their respective organizational or governing documents, or any applicable law or Contracts; (ix) none of the Company or its Subsidiaries or any of their respective Representatives shall be required to take any action that would cause the Company or any of its Subsidiaries to breach any representation, warranty, covenant or agreement in this Agreement; (x) none of the Company or its Subsidiaries or any of their respective Representatives shall be required to take any action that would reasonably be expected to cause any director, officer, employee, shareholder or Representative of the Company or any of its Subsidiaries to incur any personal liability; and (xi) none of the Company or its Subsidiaries, prior to the Effective Time, shall be an issuer or other obligor with respect to the Financing.

(d) Parent shall indemnify, defend, and hold harmless the Company, its Subsidiaries and their respective Representatives (the “Section 5.18 Indemnified Parties”) from and against any and all losses, damages, claims, costs, expenses (including reasonable attorneys’ fees), interest, awards, judgments and penalties suffered or incurred by them in connection with (i) any action taken by them at the request of Parent pursuant to this Section 5.18 or the Preferred Redemption, (ii) any information utilized in connection therewith (other than information provided by the Company and its Subsidiaries specifically for inclusion or incorporation by reference therein), (iii) any and all matters contemplated by or related to this Section 5.18 or (iv) relating to the Preferred Redemption; provided, however, that the foregoing indemnity shall not apply to the extent any such Loss results from fraud or willful misconduct on the part of the Company, its Subsidiaries or their respective Representatives as determined by a court of competent jurisdiction in a final and non-appealable judgment (an “Adverse Determination”). Parent shall, promptly upon request by the Company, or the person to be indemnified, reimburse each of the Section 5.18 Indemnified Parties for all reasonable out-of-pocket costs (including reasonable attorneys’ fees) incurred by such Section 5.18 Indemnified Parties in connection with this Section 5.18, whether or not the Financing, the Merger or the Preferred Redemption is consummated or this Agreement is terminated, subject to the obligation to repay such reimbursement upon an Adverse Determination. The obligations of Parent under this Section 5.18 shall not be terminated, amended or modified in any manner so as to adversely affect any Section 5.18 Indemnified Party (including their successors, heirs and legal representatives) to whom this Section 5.18 applies without the consent of such Section 5.18 Indemnified Party. It is expressly agreed that, notwithstanding any other provision of this Agreement that may be to the contrary, (i) the Section 5.18 Indemnified Parties to whom this Section 5.18 applies shall be third-party beneficiaries of this Section 5.18, and (ii) this Section 5.18 shall survive consummation of the Merger and shall be enforceable by such Section 5.18 Indemnified Parties and their respective successors, heirs and legal representatives against Parent and its successors and assigns.

(e) The Company shall, and shall cause each of its applicable Subsidiaries to deliver to Parent and the administrative agent under any Payoff Indebtedness, at least three business days prior to the Closing, all reasonably requested notices (provided that any notice with respect to the termination of commitments with respect to any Payoff Indebtedness or repayment of any Payoff Indebtedness may be conditioned upon the Closing or the entrance into a new credit facility on the Closing Date) and documentation and take all reasonably requested other actions to facilitate the repayment and termination on the Closing Date of any Payoff Indebtedness of the Company, including using reasonable best efforts to obtain customary payoff letters from each holder of Payoff Indebtedness that will be outstanding immediately prior to the Closing, in form reasonably satisfactory to Parent, setting forth the total amounts payable to each holder of such Payoff Indebtedness to fully satisfy all principal, interest and Prepayment Expenses as of the anticipated Closing Date (and the daily accrual thereafter), together with appropriate wire instructions, and the agreement of the agent with respect to the Payoff Indebtedness that upon payment in full of all such amounts, (i) the loan documents shall be terminated (other than with respect to provisions therein which expressly survive the termination of such loan documents) with respect to the Company and its Subsidiaries that are borrowers or guarantors thereof (or the assets or equity of which secure such Indebtedness) and (ii) all Liens on the Company and its Subsidiaries and their respective assets and equity securing such Payoff Indebtedness shall be released and terminated (the “Payoff Letters”), together with any applicable documents necessary to evidence the release and termination of all Liens on the Company and its Subsidiaries and their respective assets and equity securing, and any guarantees by the Company and its Subsidiaries in respect of, such Payoff Indebtedness, in each case to be effective upon payment of all required amounts in connection therewith on the Closing Date.

(f) Parent shall, promptly upon request by the Company, reimburse the Company and its Subsidiaries for all reasonable and documented out-of-pocket costs paid to third parties (including reasonable attorneys’ fees) incurred in connection with any action taken by the Company or any of its Subsidiaries pursuant to Section 5.18(a), or Section 5.18(b), whether or not either the Financing, the Merger or the Preferred Redemption is consummated or this Agreement is terminated, subject to the obligation to repay such reimbursement upon an Adverse Determination.

(g) Parent (i) acknowledges and agrees that neither the obtaining of financing nor any refinancing of existing indebtedness by any person is a condition to the Closing and (ii) reaffirms its obligation to consummate the Merger and the transactions contemplated hereby in accordance with the terms of this Agreement irrespective and independently of the availability of any financing or refinancing, subject to the satisfaction or waiver of the conditions set forth in Section 6.2 and Section 6.3.

Section 5.19 Redemption of Company Preferred Stock.

(a) If there is no Company Preferred Approval Event, then at least five days before the Closing Date, the Company shall transmit to the holders of Company Preferred Stock a Company Redemption Notice. The Company Redemption Notice (i) shall state that each share of Company Preferred Stock held by such holder shall be redeemed by the Company on a Secondary Company Redemption Date that is expected by the parties to be the Closing Date and (ii) may, at the Company’s option include as a condition (which may be waived by the Company in its sole discretion) to any obligation of the Company to effect the Preferred Redemption, that Parent and its Subsidiaries shall have made an irrevocable deposit with the Paying Agent for the Company’s benefit and on its behalf of the full amount in cash necessary to pay on the Closing Date the Secondary Company Redemption Price for all shares of the Company Preferred Stock (the “Preferred Deposit”). If there is no Company Preferred Approval Event, then no later than the opening of business on the Closing Date, (i) Parent shall make the Preferred Deposit with the Paying Agent and (ii) the Company shall at the time of the Preferred Deposit give the Paying Agent irrevocable instructions and authority to pay on the date set for redemption the Secondary Company Redemption Price to the holders of Company Preferred Stock to be redeemed as set forth in the Company Redemption Notice. Notwithstanding anything to the contrary contained in this Agreement, if Parent fails to make the Preferred Deposit as contemplated by the preceding sentence, the Company may, in its sole discretion, make all or any part of the Preferred Deposit with the Paying Agent and may effect the Preferred Redemption if there is no Company Preferred Approval Event.

(b) None of the Company or its Subsidiaries or any of their respective Representatives shall be required to make any payment or deposit any funds related thereto or execute or deliver any certificate, document, legal opinion, instrument or agreement, or agreement to any change or modification of any existing certification, document, instrument or agreement in connection therewith, or be bound by the terms of the Preferred Redemption, in each case, that is effective prior to the time that Parent or the Company makes the Preferred Deposit with the Paying Agent described in this Section 5.19 or that would be effective if either the Preferred Deposit or the Effective Time does not occur.

(c) None of the Company or its Subsidiaries or any of their respective Representatives shall be required in connection with the Preferred Redemption to (i) pay any fee or incur any other cost or expense for which it has not received simultaneous or prior reimbursement or, with respect to immaterial costs or expenses, for which it is not indemnified under Section 5.18(d) by or on behalf of Parent or (ii) cause any director, officer, employee, stockholder or representative of the Company or any of its Subsidiaries to incur any personal liability.

(d) Notwithstanding anything to the contrary contained in this Agreement, the Company shall have no obligations to effect the Preferred Redemption or to take the other actions under this Section 5.19, and the Company Board of Directors shall have no obligation to approve any such action, if the Company Board of Directors at any time determines that (i) after giving effect to the Preferred Redemption (including the Preferred Deposit), the Company would reasonably be expected to be Insolvent, (ii) the surplus of the Company prior to the Preferred Redemption would reasonably be expected to be less than the amount of the Preferred Redemption or (iii) funds are otherwise not legally available for the Preferred Redemption, in each case as determined under the TBOC.

(e) Parent shall, and shall cause each of its Subsidiaries to and shall use reasonable best efforts to cause their respective Representatives to cooperate with the Company as to all matters on the Preferred Redemption and shall provide to the Company all reasonably requested cooperation for the Preferred Redemption, including providing in the form reasonably requested by the Company, information regarding Parent, its Subsidiaries and the Surviving Company (including providing the information and documents contemplated by Section 21.314 of the TBOC) whether requested of Parent or its Representatives and which shall include financial and other information that assumes the completion of the Merger, the Preferred Redemption and the transactions contemplated hereby.

(f) The Company shall, and shall cause each of its Subsidiaries to and shall use reasonable best efforts to cause their respective Representatives to, cooperate with Parent as to all matters on the Preferred Redemption and shall provide to Parent all reasonably requested cooperation for the Preferred Redemption, including providing in the form reasonably requested by Parent, information regarding the Company and its Subsidiaries (including providing the information and documents contemplated by Section 21.314 of the TBOC) whether requested of the Company or its Representatives and which shall include financial and other information that assumes the completion of the Merger, the Preferred Redemption and the transactions contemplated hereby.

Section 5.20 Derivative Contracts. The Company, in its reasonable judgment, may, and may cause its Subsidiaries to, enter into Derivatives with respect to the production and marketing of Hydrocarbons of the Company and its Subsidiaries, in each case in the ordinary course of business and subject to any limitations set forth in any Company Material Contract.

Section 5.21 New Preferred Stock. If there is a Company Preferred Approval Event, then at least three business days prior to the Closing, Parent shall take any and all actions necessary to file a certificate of designations for the Parent New Preferred Stock with the Secretary of State of the State of Delaware.

ARTICLE VI.

CONDITIONS TO THE MERGER

Section 6.1 Conditions to Each Party’s Obligation to Effect the Merger. The respective obligations of each party to effect the Merger shall be subject to the fulfillment (or waiver by all parties, to the extent permissible under applicable Law) at or prior to the Effective Time of the following conditions:

(a) The Company Common Shareholder Approval and Parent Stockholder Approval shall have been obtained.

(b) No Order of any Governmental Entity of competent jurisdiction shall have been entered and shall continue to be in effect and no Law shall have been adopted or be effective, in each case that prohibits the consummation of the Merger.

(c) The Form S-4 shall have been declared effective by the SEC under the Securities Act and no stop order suspending the effectiveness of the Form S-4 shall have been issued by the SEC and no proceedings for that purpose shall have been initiated by the SEC, unless subsequently withdrawn.

(d) The shares of Parent Common Stock to be issued in the Merger shall have been approved for listing on the NYSE, subject to official notice of issuance.

(e) All waiting periods applicable to the Merger under the HSR Act, including waiting periods for any secondary acquisition notifications pursuant to 16 C.F.R. § 801.4, shall have expired or been terminated.

(f) Either (i) the Company Preferred Approval Event shall have occurred or (ii) the Preferred Deposit shall have been deposited with the Paying Agent as contemplated by Section 5.19 and all of the Company Preferred Stock is deemed to no longer be outstanding in accordance with the Company Preferred Statement of Resolutions.

Section 6.2 Conditions to Obligation of the Company to Effect the Merger. The obligation of the Company to effect the Merger is further subject to the fulfillment (or the waiver by the Company) at or prior to the Effective Time of the following conditions:

(a) The representations and warranties of Parent set forth in (i) this Agreement (other than in Section 4.2(a), Section 4.2(b) and Section 4.10(b)) shall be true and correct at and as of the Closing Date as though made at and as of the Closing Date, except where such failures to be so true and correct (without regard to “materiality,” Parent Material Adverse Effect and similar qualifiers contained in such representations and warranties) have not had and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect, (ii) Section 4.2(a) and Section 4.2(b) shall be true and correct at and as of the Closing Date as though made at and as of the Closing Date, except for any de minimis inaccuracies, and (iii) Section 4.10(b) shall be true and correct at and as of the Closing Date as though made at and as of the Closing Date; provided, however, that representations and warranties that are made as of a particular date or period shall be true and correct (in the manner set forth in clauses (i), (ii) and (iii), as applicable) only as of such date or period.

(b) Parent shall have in all material respects (i) performed all obligations and (ii) complied with all covenants required by this Agreement to be performed or complied with by it prior to the Effective Time.

(c) Parent shall have delivered to the Company a certificate, dated the Closing Date and signed by its Chief Executive Officer or another senior officer, certifying to the effect that the conditions set forth in Section 6.2(a) and Section 6.2(b) have been satisfied.

(d) The Company shall have received a written opinion from Baker Botts L.L.P., counsel to the Company, or such other reputable law firm of national standing, reasonably acceptable to the Company (or if any such counsel is unable to deliver such opinion, Kirkland & Ellis LLP), dated as of the Closing Date, and based on the facts, representations, assumptions and exclusions set forth or described in such opinion, to the effect that the Merger will qualify as a “reorganization” within the meaning of Section 368(a) of the Code. Such counsel shall be entitled to receive and rely upon representations, warranties and covenants of officers of Parent and the Company and any of their respective affiliates and Representatives, in each case, in form and substance reasonably satisfactory to such counsel, including Tax representation letters in substantially the forms attached hereto as Exhibits C and D, dated as of the date of such opinion.

Section 6.3 Conditions to Obligation of Parent to Effect the Merger. The obligation of Parent to effect the Merger is further subject to the fulfillment (or the waiver by Parent) at or prior to the Effective Time of the following conditions:

(a) The representations and warranties of the Company set forth in (i) this Agreement (other than in Section 3.2(a), Section 3.2(b) and Section 3.10(b)) shall be true and correct at and as of the Closing Date as though made at and as of the Closing Date, except where such failures to be so true and correct (without regard to “materiality,” Company Material Adverse Effect and similar qualifiers contained in such representations and warranties) have not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, (ii) Section 3.2(a) and Section 3.2(b) shall be true and correct at and as of the Closing Date as though made at and as of the Closing Date, except for any de minimis inaccuracies, and (iii) Section 3.10(b) shall be true and correct at and as of the Closing Date as though made at and as of the Closing Date; provided, however, that representations and warranties that are made as of a particular date or period shall be true and correct (in the manner set forth in clauses (i), (ii) and (iii), as applicable) only as of such date or period.

(b) The Company shall have in all material respects (i) performed all obligations and (ii) complied with all covenants required by this Agreement to be performed or complied with by it prior to the Effective Time.

(c) The Company shall have delivered to Parent a certificate, dated the Closing Date and signed by its Chief Executive Officer or another senior officer, certifying to the effect that the conditions set forth in Section 6.3(a) and Section 6.3(b) have been satisfied.

(d) Parent shall have received a written opinion from Kirkland & Ellis LLP, counsel to Parent, or such other reputable law firm of national standing, reasonably acceptable to Parent (or if any such counsel is unable to deliver such opinion, Baker Botts L.L.P.), dated as of the Closing Date, and based on the facts, representations, assumptions and exclusions set forth or described in such opinion, to the effect that the Merger will qualify as a “reorganization” within the meaning of Section 368(a) of the Code. Such counsel shall be entitled to receive and rely upon representations, warranties and covenants of officers of Parent and the Company and any of their respective affiliates and Representatives, in each case, in form and substance reasonably satisfactory to such counsel, including Tax representation letters in substantially the forms attached hereto as Exhibits C and D, dated as of the date of such opinion.

Section 6.4 Frustration of Closing Conditions. Neither the Company nor Parent may rely, either as a basis for not consummating the Merger or terminating this Agreement and abandoning the Merger, on the failure of any condition set forth in Section 6.1, Section 6.2 or Section 6.3, as the case may be, to be satisfied if such failure was caused by such party’s breach in any material respect of any provision of this Agreement.

ARTICLE VII.

TERMINATION

Section 7.1 Termination or Abandonment. Notwithstanding anything in this Agreement to the contrary, this Agreement may be terminated and abandoned at any time prior to the Effective Time, whether before or after any approval of the Merger by the stockholders of the Company or Parent has been obtained:

(a) by the mutual written consent of the Company and Parent;

(b) by either the Company or Parent, if the Merger shall not have been consummated on or prior to February 14, 2020 (the “End Date”); provided, however, that if all of the conditions to Closing, other than the conditions set forth in Section 6.1(b), Section 6.1(c), Section 6.1(e), or Section 6.1(f) shall have been satisfied or shall be capable of being satisfied at such time, the End Date may be extended by either Parent or the Company from time to time by written notice to the other party up to a date not beyond April 14, 2020, the latest of any of which dates shall thereafter be deemed to be the End Date; and provided, further, that the right to terminate this Agreement pursuant to this Section 7.1(b) shall not be available to a party if the failure of the Closing to occur by such date shall be due to the material breach by such party of any representation, warranty, covenant or other agreement of such party set forth in this Agreement;

(c) by either the Company or Parent, if a Law is enacted, issued, promulgated or enforced or an Order shall have been entered, either of which is permanently restraining, enjoining or otherwise prohibiting the consummation of the Merger and such Law or Order shall have become final and nonappealable; provided, however, that the right to terminate this Agreement under this Section 7.1(c) shall not be available to a party if any such Order was due to the material breach of such party to perform any of its obligations under this Agreement;

(d) by (i) either the Company or Parent, if the Parent Stockholders’ Meeting (including any adjournments or postponements thereof) shall have concluded and the Parent Stockholder Approval shall not have been obtained or (ii) either the Company or Parent, if the Company Shareholders’ Meeting (including any adjournments or postponements thereof) shall have concluded and the Company Common Shareholder Approval shall not have been obtained;

(e) by the Company, if Parent shall have breached or failed to perform any of its representations, warranties, covenants or other agreements contained in this Agreement, which breach or failure to perform (i) if it occurred or was continuing to occur on the Closing Date, would result in a failure of a condition set forth in Section 6.2(a) or Section 6.2(b) and (ii) by its nature, cannot be cured prior to the End Date or, if such breach or failure is capable of being cured by the End Date, Parent does not diligently attempt or ceases to diligently attempt to cure such breach or failure after receiving written notice from the Company describing such breach or failure in reasonable detail (provided that the Company is not then in material breach of any representation, warranty, covenant or other agreement contained herein, which would itself result in a failure of a condition set forth in Section 6.3(a) or Section 6.3(b));

(f) by Parent, if the Company shall have breached or failed to perform any of its representations, warranties, covenants or other agreements contained in this Agreement, which breach or failure to perform (i) if it occurred or was continuing to occur on the Closing Date, would result in a failure of a condition set forth in Section 6.3(a) or Section 6.3(b) and (ii) by its nature, cannot be cured prior to the End Date or, if such breach or failure is capable of being cured by the End Date, the Company does not diligently attempt or ceases to diligently attempt to cure such breach or failure after receiving written notice from Parent describing such breach or failure in reasonable detail (provided that Parent is not then in material breach of any representation, warranty, covenant or other agreement contained herein, which would itself result in a failure of a condition set forth in Section 6.2(a) or Section 6.2(b));

(g) by Parent, prior to receipt of the Company Common Shareholder Approval, (i) in the event of a Company Adverse Recommendation Change or (ii) in the event the Company shall have Willfully Breached Section 5.4, other than in the case where (A) such Willful Breach is a result of an isolated action by a person that is a Representative of the Company, (B) the Company uses reasonable best efforts to remedy such Willful Breach and (C) Parent is not significantly harmed as a result thereof;

(h) by the Company, prior to receipt of the Parent Stockholder Approval, (i) in the event of a Parent Adverse Recommendation Change or (ii) in the event Parent shall have Willfully Breached Section 5.5, other than in the case where (A) such Willful Breach is a result of an isolated action by a person that is a Representative of Parent, (B) Parent uses reasonable best efforts to remedy such Willful Breach and (C) the Company is not significantly harmed as a result thereof; and

(i) by the Company, prior to receipt of the Company Common Shareholder Approval and if the Company shall not have Willfully Breached Section 5.4, in order to enter into a definitive agreement with respect to a Company Superior Proposal (which definitive agreement shall be entered into concurrently with, or promptly following, the termination of this Agreement pursuant to this Section 7.1(i)); provided, that any such purported termination by the Company pursuant to this Section 7.1(i) shall be void and of no force or effect unless the Company pays to Parent, the Company Termination Fee in accordance with Section 7.3(c).

Section 7.2 Effect of Termination. In the event of termination of this Agreement pursuant to Section 7.1, this Agreement shall terminate (except for the provisions of this Section 7.2, Section 7.3 and Article VIII), and there shall be no other liability on the part of the Company or Parent to the other except as provided in Section 7.3 and liability for any damages (including, in the case of the Company, damages based on the consideration that would have otherwise been payable to the holders of equity securities of the Company, which shall be deemed to be damages of the Company) arising out of or the result of, fraud or any willful or intentional breach of any covenant or agreement occurring prior to termination or as provided for in the Confidentiality Agreement, in which case the aggrieved party shall be entitled to all rights and remedies available at law or in equity.

Section 7.3 Breakup Fee; Expenses.

(a) If this Agreement is terminated pursuant to Section 7.1(d)(ii) [Company Vote Down], (i) the Company shall pay Parent up to $7,500,000 in respect of Parent’s expenses in connection with this Agreement (the “Parent Expense Reimbursement”) and (ii) if (A) a Company Takeover Proposal made after the date hereof but before the date of the Company Shareholders’ Meeting, including any Company Takeover Proposal made prior to the date hereof that is amended or reaffirmed after the date hereof by the person that made such prior Company Takeover Proposal, shall have been publicly announced or shall have become publicly known, and not withdrawn at least five business days prior to the Company Shareholders’ Meeting, and (B) at any time on or prior to twelve months after a termination pursuant to Section 7.1(d)(ii) [Company Vote Down], the Company or any of its Subsidiaries enters into a definitive agreement with respect to any Company Takeover Proposal or the transactions contemplated by any Company Takeover Proposal are consummated, the Company shall pay Parent the Company Termination Fee (less any amounts previously or concurrently paid to Parent in respect of the Parent Expense Reimbursement). “Company Termination Fee” shall mean a cash amount equal to $47,400,000.

(b) If this Agreement is terminated (i) by Parent pursuant to Section 7.1(g) [Company Adverse Recommendation Change or Willful Breach of No Shop], (ii) by the Company pursuant to Section 7.1(b) [End Date] and, at the time of such termination, (A) the Company Common Shareholder Approval shall not have been obtained and (B) Parent would have been permitted to terminate this Agreement pursuant to Section 7.1(g) [Company Adverse Recommendation Change or Willful Breach of No Shop], or (iii) by Parent or the Company pursuant to Section 7.1(b) [End Date] or by Parent pursuant to Section 7.1(f) [Company’s Breach], and in the case of any termination pursuant to this clause (iii), (A) a Company Takeover Proposal made after the date hereof but before the date of any termination, including any Company Takeover Proposal made prior to the date hereof that is amended or reaffirmed after the date hereof by the person that made such prior Company Takeover Proposal, shall have been publicly announced or shall have become publicly known, and not withdrawn at least five business days prior to such termination, and (B) at any time on or prior to twelve months after such termination the Company or any of its Subsidiaries enters into a definitive agreement with respect to any Company Takeover Proposal or the transactions contemplated by any Company Takeover Proposal are consummated, the Company shall pay Parent the Company Termination Fee (less any amounts previously or concurrently paid to Parent in respect of the Parent Expense Reimbursement).

(c) If this Agreement is terminated by the Company pursuant to Section 7.1(i) [Company Superior Proposal], then the Company shall pay Parent the Company Termination Fee.

(d) Notwithstanding anything to the contrary in this Agreement, if the Company Termination Fee shall become due and payable in accordance with this Section 7.3, from and after such termination and payment of the Company Termination Fee pursuant to and in accordance with this Section 7.3, the Company shall have no further liability of any kind for any reason in connection with this Agreement or the termination contemplated hereby other than as provided under this Section 7.3, except in the case of fraud or a willful and material breach by the Company of this Agreement. Each of the parties hereto acknowledges that the Company Termination Fee and the Parent Expense Reimbursement are not intended to be a penalty, but rather are liquidated damages in a reasonable amount that will compensate Parent in the circumstances in which such Company Termination Fee or Parent Expense Reimbursement is due and payable and which do not involve fraud or willful and material breach, for the efforts and resources expended and opportunities foregone while negotiating this Agreement and in reliance on this Agreement and on the expectation of the consummation of the transactions contemplated hereby, which amount would otherwise be impossible to calculate with precision. In no event shall Parent be entitled to more than one payment of the Company Termination Fee or more than one payment of the Parent Expense Reimbursement. If Parent receives a Company Termination Fee, then Parent will not be entitled to also receive a payment for the Parent Expense Reimbursement and if the Company Termination Fee is payable at such time as Parent has already received payment or concurrently receives payment from the Company in respect of the Parent Expense Reimbursement, the amount of the Parent Expense Reimbursement actually received by Parent shall be deducted from the Company Termination Fee.

(e) Any payment of the Parent Expense Reimbursement required under Section 7.3(a)(i) shall be made within two business days of such termination by wire transfer (to an account designated by Parent) in immediately available funds. Any payment of the Company Termination Fee required under this Section 7.3 shall be made by wire transfer (to an account designated by Parent) in immediately available funds (1) in the case of Section 7.3(b)(ii) or Section 7.3(c), prior to or concurrently with such termination, (2) in the case of Section 7.3(b)(i), within two business days of such termination, and (3) in the case of Section 7.3(a)(ii) or Section 7.3(b)(iii), upon the earlier of entering into such definitive agreement with respect to a Company Takeover Proposal or the consummation of the transactions contemplated by a Company Takeover Proposal.

(f) If this Agreement is terminated pursuant to Section 7.1(d)(i) [Parent Vote Down], (i) Parent shall pay the Company up to $7,500,000 in respect of the Company’s expenses in connection with this Agreement (the “Company Expense Reimbursement”) and (ii) if (A) a Parent Takeover Proposal made after the date hereof but before the date of the Parent Stockholders’ Meeting, including any Parent Takeover Proposal made prior to the date hereof that is amended or reaffirmed after the date hereof by the person that made such prior Parent Takeover Proposal, shall have been publicly announced or shall have become publicly known, and not withdrawn at least five business days prior to the Parent Stockholders’ Meeting, and (B) at any time on or prior to twelve months after a termination pursuant to Section 7.1(d)(i) [Parent Vote Down], Parent or any of its Subsidiaries enters into a definitive agreement with respect to any Parent Takeover Proposal or the transactions contemplated by any Parent Takeover Proposal are consummated, Parent shall pay the Company the Parent Termination Fee (less any amounts previously or concurrently paid to the Company in respect of the Company Expense Reimbursement). “Parent Termination Fee” shall mean a cash amount equal to $57,000,000.

(g) If this Agreement is terminated (i) by the Company pursuant to Section 7.1(h) [Parent Adverse Recommendation Change or Willful Breach of No Shop], (ii) by Parent pursuant to Section 7.1(b) [End Date] and, at the time of such termination, (A) the Parent Stockholder Approval shall not have been obtained and (B) the Company would have been permitted to terminate this Agreement pursuant to Section 7.1(h) [Parent Adverse Recommendation Change or Willful Breach of No Shop], or (iii) by the Company or Parent pursuant to Section 7.1(b) [End Date] or by the Company pursuant to Section 7.1(e) [Parent’s Breach], and in the case of any termination pursuant to this clause (iii), (A) a Parent Takeover Proposal made after the date hereof but before the date of any termination, including any Parent Takeover Proposal made prior to the date hereof that is amended or reaffirmed after the date hereof by the person that made such prior Parent Takeover Proposal, shall have been publicly announced or shall have become publicly known, and not withdrawn at least five business days prior to such termination, and (B) at any time on or prior to twelve months after such termination Parent or any of its Subsidiaries enters into a definitive agreement with respect to any Parent Takeover Proposal or the transactions contemplated by any Parent Takeover Proposal are consummated, Parent shall pay the Company the Parent Termination Fee (less any amounts previously or concurrently paid to Parent in respect of the Company Expense Reimbursement).

(h) Any payment of the Company Expense Reimbursement required under Section 7.3(f)(i) shall be made within two business days of such termination by wire transfer (to an account designated by the Company) in immediately available funds. Any payment of the Parent Termination Fee required under this Section 7.3 shall be made by wire transfer (to an account designated by the Company) in immediately available funds (1) in the case of Section 7.3(g)(ii), prior to or concurrently with termination of this Agreement, (2) in the case of Section 7.3(g)(i), within two business days of such termination, and (3) in the case of Section 7.3(f)(ii) or Section 7.3(g)(iii), upon the earlier of entering into such definitive agreement with respect to a Parent Takeover Proposal or the consummation of the transactions contemplated by a Parent Takeover Proposal.

(i) Notwithstanding anything to the contrary in this Agreement, if the Parent Termination Fee shall become due and payable in accordance with this Section 7.3, from and after such termination and payment of the Parent Termination Fee pursuant to and in accordance with this Section 7.3, Parent shall have no further liability of any kind for any reason in connection with this Agreement or the termination contemplated hereby other than as provided under this Section 7.3, except in the case of fraud or a willful and material breach by Parent of this Agreement. Each of the parties hereto acknowledges that the Parent Termination Fee and the Company Expense Reimbursement are not intended to be a penalty, but rather are liquidated damages in a reasonable amount that will compensate the Company in the circumstances in which such Parent Termination Fee or Company Expense Reimbursement is due and payable and which do not involve fraud or willful and material breach, for the efforts and resources expended and opportunities foregone while negotiating this Agreement and in reliance on this Agreement and on the expectation of the consummation of the transactions contemplated hereby, which amount would otherwise be impossible to calculate with precision. In no event shall the Company be entitled to more than one payment of the Parent Termination Fee or more than one payment of the Company Expense

Reimbursement. If the Company receives a Parent Termination Fee, then the Company will not be entitled to also receive a payment for the Company Expense Reimbursement and if the Parent Termination Fee is payable at such time as the Company has already received payment or concurrently receives payment from Parent in respect of the Company Expense Reimbursement, the amount of the Company Expense Reimbursement actually received by the Company shall be deducted from the Parent Termination Fee.

(j) Each of the Company and Parent acknowledges that the agreements contained in this Section 7.3 are an integral part of the transactions contemplated hereby, and that, without these agreements, the Company and Parent would not enter into this Agreement. Accordingly, if the Company or Parent, as applicable, fails to pay in a timely manner any amount due pursuant to this Section 7.3, then (i) the Company or Parent, as applicable, shall reimburse the other for all costs and expenses (including disbursements and reasonable fees of counsel) incurred in the collection of such overdue amount, including in connection with any related Actions commenced and (ii) the Company or Parent, as applicable, shall pay to the other interest on such amount from and including the date payment of such amount was due to but excluding the date of actual payment at the prime rate set forth in The Wall Street Journal in effect on the date such payment was required to be made plus 2%.

(k) Solely for the purpose of this Section 7.3, “Company Takeover Proposal” and “Parent Takeover Proposal” shall have the relevant meaning ascribed thereto in Section 8.16(b), except in each case that references to 25% shall be changed to 50%.

ARTICLE VIII.

MISCELLANEOUS

Section 8.1 No Survival. None of the representations, warranties, covenants and agreements in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Merger, except for covenants and agreements which contemplate performance after the Effective Time or otherwise expressly by their terms survive the Effective Time.

Section 8.2 Expenses. Except as set forth in Section 7.3 or as otherwise provided in this Agreement, whether or not the Merger is consummated, all costs and expenses incurred in connection with the Merger, this Agreement and the transactions contemplated hereby shall be paid by the party incurring or required to incur such expenses. For the avoidance of doubt, Parent shall pay all expenses of the Company and its Subsidiaries as set forth in Section 5.18(f) and Section 5.19(c).

Section 8.3 Counterparts; Effectiveness. This Agreement may be executed in two or more counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument, and shall become effective when one or more counterparts have been signed by each of the parties and delivered (by telecopy, electronic delivery or otherwise) to the other party. Signatures to this Agreement transmitted by electronic mail in .pdf form, or by any other electronic means intended to preserve the original graphic and pictorial appearance of a document, will have the same effect as physical delivery of the paper document bearing the original signature.

Section 8.4 Governing Law. This Agreement, and all claims or causes of action (whether at Law, in contract or in tort or otherwise) that may be based upon, arise out of or relate to this Agreement or the negotiation, execution or performance hereof, shall be governed by and construed in accordance with the laws of the State of Delaware, without giving effect to any choice or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Delaware, except that notwithstanding the foregoing, (a) issues related to the Merger, general corporation law and other provisions set forth herein that are required to be governed by the TBOC shall be covered by and construed in accordance with the laws of the State of Texas, without giving effect to any choice or conflict of law provision or rule (whether of the State of Texas or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Texas and (b) any claims or causes of action against a Financing Source (whether at Law, in contract or in tort or otherwise) arising out of or relating to the Commitment Letters or otherwise involving a Financing Source shall, in each case, be governed by and construed in accordance with the laws of the State of New York, without giving effect to any choice or conflict of law provision or rule (whether of the State of New York or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of New York.

Section 8.5 Jurisdiction; Specific Enforcement.

(a) The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed, or were threatened to be not performed, in accordance with their specific terms or were otherwise breached. It is accordingly agreed that, in addition to any other remedy that may be available to it, including monetary damages, each of the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement exclusively in the Delaware Court of Chancery and any state appellate court therefrom within the State of Delaware (or, if the Delaware Court of Chancery declines to accept jurisdiction over a particular matter, any state or federal court within the State of Delaware), and all such rights and remedies at law or in equity shall be cumulative, except as may be limited by Section 7.3. The parties further agree that no party to this Agreement shall be required to obtain, furnish or post any bond or similar instrument in connection with or as a condition to obtaining any remedy referred to in this Section 8.5 and each party waives any objection to the imposition of such relief or any right it may have to require the obtaining, furnishing or posting of any such bond or similar instrument. In addition, each of the parties hereto irrevocably agrees that any legal action or proceeding with respect to this Agreement and the rights and obligations arising hereunder, or for recognition and enforcement of any judgment in respect of this Agreement and the rights and obligations arising hereunder brought by the other party hereto or its successors or assigns, shall be brought and determined exclusively in the Delaware Court of Chancery and any state appellate court therefrom within the State of Delaware (or, if the Delaware Court of Chancery declines to accept jurisdiction over a particular matter, any state or federal court within the State of Delaware). Each of the parties hereto hereby irrevocably submits with regard to any such action or proceeding for itself and in respect of its property, generally and unconditionally, to the personal jurisdiction of the aforesaid courts and agrees that it will not bring any action relating to this Agreement or any of the transactions contemplated by this Agreement in any court other than the aforesaid courts. Each of the parties hereto hereby irrevocably waives, and agrees not to assert, by way of motion, as a defense, counterclaim or otherwise, in any action or proceeding with respect to this Agreement, (i) any claim that it is not personally subject to the jurisdiction of the above named courts, (ii) any claim that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise) and (iii) to the fullest extent permitted by applicable Law, any claim that (A) the suit, action or proceeding in such court is brought in an inconvenient forum, (B) the venue of such suit, action or proceeding is improper or (C) this Agreement, or the subject matter hereof, may not be enforced in or by such courts. To the fullest extent permitted by applicable Law, each of the parties hereto hereby consents to the service of process in accordance with Section 8.7; provided, however, that nothing herein shall affect the right of either party to serve legal process in any other manner permitted by Law.

(b) Notwithstanding anything herein to the contrary, each of the parties hereto agree (on behalf of itself, its Subsidiaries and its affiliates and its and their respective equityholders, directors, officers, employees, consultants, financial advisors, accountants, legal counsel, investment bankers, and other agents, advisors and representatives of each of them) that it will not bring or support any action (legal or otherwise), cause of action, proceeding, claim, cross-claim or third-party claim of any kind or description, whether in law or in equity, whether in contract or in tort or otherwise, against the Financing Sources in any way relating to this Agreement or any of the other transactions contemplated by this Agreement, including any dispute arising out of or relating in any way to any Financing or the performance thereof or the transactions contemplated thereby, in any forum other than exclusively in the Supreme Court of the State of New York, County of New York, or, if under applicable Law exclusive jurisdiction is vested in the federal courts, the United States District Court for the Southern District of New York (and appellate courts thereof). The parties hereto further agree to waive and hereby irrevocably waive, to the fullest extent permitted by law, any objection which it may now have or hereafter have to the laying of venue of, and the defense of an inconvenient forum to the maintenance of, any such action in any such court and makes the agreements, waivers and consents set forth above but with respect to the courts specified in this Section 8.5(b).

Section 8.6 WAIVER OF JURY TRIAL. EACH OF THE PARTIES HERETO IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

Section 8.7 Notices. All notices and other communications hereunder shall be in writing and shall be deemed given (a) upon personal delivery to the party to be notified; (b) when received when sent by email by the party to be notified; provided, however, that notice given by email shall not be effective unless either (i) a duplicate copy of such email notice is promptly given by one of the other methods described in this Section 8.7 or (ii) the receiving party delivers a written confirmation of receipt for such notice by email or any other method described in this Section 8.7; or (c) when delivered by a courier (with confirmation of delivery); in each case to the party to be notified at the following address:

To Company:

Carrizo Oil & Gas, Inc.

500 Dallas Street

Suite 2300

Houston, TX 77002

Attention: Gerald A. Morton, General Counsel

Email: legalnotices@carrizo.com

with copies to:

Baker Botts L.L.P.

910 Louisiana Street

Houston, Texas 77002

Attention: Gene J. Oshman

                  James B. Marshall

Email: gene.oshman@bakerbotts.com

            james.marshall@bakerbotts.com

To Parent:

Callon Petroleum Company

1401 Enclave Parkway

Suite 600

Houston, TX 77007

Attention: Michol Ecklund, General Counsel

Email: mecklund@callon.com

with copies to:

Kirkland & Ellis LLP

609 Main Street, Suite 4700

Houston, Texas 77002

Attention: Sean T. Wheeler, P.C.

                  Douglas E. Bacon, P.C.

Email:       sean.wheeler@kirkland.com

                  doug.bacon@kirkland.com

or to such other address as either party shall specify by written notice so given, and such notice shall be deemed to have been delivered as of the date so telecommunicated or personally delivered. Either party to this Agreement may notify any other party of any changes to the address or any of the other details specified in this paragraph; provided, however, that such notification shall only be effective on the date specified in such notice or five business days after the notice is given, whichever is later. To the fullest extent permitted by law, rejection or other refusal to accept or the inability to deliver because of changed address of which no notice was given shall be deemed to be receipt of the notice as of the date of such rejection, refusal or inability to deliver.

Section 8.8 Assignment; Binding Effect. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned or delegated by either of the parties hereto without the prior written consent of the other party. Subject to the first sentence of this Section 8.8, this Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and assigns. Any purported assignment not permitted under this Section 8.8 shall be null and void.

Section 8.9 Severability. Any term or provision (or part thereof) of this Agreement which is invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions (or parts thereof) of this Agreement in any other jurisdiction. If any provision (or part thereof) of this Agreement is so broad as to be unenforceable, such provision (or part thereof) shall be interpreted to be only so broad as is enforceable.

Section 8.10 Entire Agreement. This Agreement together with the exhibits hereto, schedules hereto and the Confidentiality Agreement constitute the entire agreement, and supersede all other prior agreements and understandings, both written and oral, between the parties with respect to the subject matter hereof and thereof, and this Agreement is not intended to grant standing to any person other than the parties hereto.

Section 8.11 Amendments; Waivers. At any time prior to the Effective Time, any provision of this Agreement may be amended or waived if, and only if, such amendment or waiver is in writing and signed, in the case of an amendment, by the Company and Parent or, in the case of a waiver, by the party against whom the waiver is to be effective; provided, however, that after receipt of the Company Common Shareholder Approval, the Company Preferred Shareholder Approval or the Parent Stockholder Approval, as applicable, if any such amendment or waiver shall by applicable Law or in accordance with the rules and regulations of the NYSE or NASDAQ require further approval of the applicable shareholders of the Company or stockholders of Parent, as applicable, the effectiveness of such amendment or waiver shall be subject to the approval of the stockholders of the Company or Parent, as applicable. Notwithstanding the foregoing, no amendments or modifications to the provisions which the Financing Sources are expressly made third-party beneficiaries pursuant to Section 8.13 shall be permitted in a manner adverse in any material respect to any Financing Source without the prior written consent of the Financing Sources, which consent may not be unreasonably withheld, conditioned or delayed. Notwithstanding the foregoing, no failure or delay by either party hereto in exercising any right hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise of any other right hereunder. Notwithstanding anything to the contrary in this Agreement. No waiver by any of the parties hereto of any default, misrepresentation or breach of representation, warranty, covenant or other agreement hereunder, whether intentional or not, shall be deemed to extend any prior or subsequent default, misrepresentation or breach or affect in any way rights arising by virtue of any prior or subsequent such occurrence.

Section 8.12 Headings. Headings of the Articles and Sections of this Agreement are for convenience of the parties only and shall be given no substantive or interpretive effect whatsoever. The table of contents to this Agreement is for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

Section 8.13 No Third-Party Beneficiaries. Each of Parent and the Company agree that (a) their respective representations, warranties, covenants and agreements set forth herein are solely for the benefit of the other party hereto, in accordance with and subject to the terms of this Agreement, and (b) after the Effective Time, except for (i) the right of the holders of the Company’s equity securities to receive the Merger Consideration or other consideration or property as specified in Article II, as applicable, on the terms and conditions of this Agreement and (ii) the provisions of Section 1.7, Section 5.10 and Section 5.18(d), this Agreement is not intended to, and does not, confer upon any person other than the parties hereto any rights or remedies hereunder, including the right to rely upon the representations and warranties set forth herein. Notwithstanding the foregoing, the Financing Sources shall be express third party beneficiaries of Section 7.1(b)-(e), Section 8.4, Section 8.5, Section 8.6, Section 8.11 and Section 8.15, which are intended to benefit and be enforceable by the Financing Sources.

Section 8.14 Interpretation. When a reference is made in this Agreement to an Article, Section, Exhibit or Schedule, such reference shall be to an Article, Section, Exhibit or Schedule of this Agreement unless otherwise indicated. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” Unless the context otherwise requires, words describing the singular number shall include the plural and vice versa, words denoting any gender shall include all genders, and words denoting natural persons shall include corporations, limited liability companies and partnerships and vice versa. The words “hereof,” “hereto,” “hereby,” “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. The words “the date hereof”, “the date of this Agreement” and words of similar import mean the day and year first set forth above in the preamble to this Agreement. Unless the context otherwise requires, the terms “neither,” “nor,” “any,” “either” and “or” are not exclusive. The word “extent” in the phrase “to the extent” means the degree to which a subject or other thing extends, and such phrase does not mean simply “if.” References to “days” shall mean “calendar days” unless expressly stated otherwise. All terms defined in this Agreement shall have the defined meanings when used in any certificate or other document made or delivered pursuant thereto unless otherwise defined therein. References in this Agreement to specific laws or to specific provisions of laws shall include all rules and regulations promulgated thereunder, and any statute defined or referred to herein or in any agreement or instrument referred to herein shall mean such statute as from time to time amended, modified or supplemented, including by succession of comparable successor statutes. Each of the parties has participated in the drafting and negotiation of this Agreement. If an ambiguity or question of intent or interpretation arises, this Agreement must be construed as if it is drafted by all the parties, and no presumption or burden of proof shall arise favoring or disfavoring either party by virtue of authorship of any of the provisions of this Agreement.

Section 8.15 No Recourse to Financing Sources. Notwithstanding anything herein to the contrary, no Financing Source (i) shall have any liability or obligation to the parties hereto with respect to this Agreement or with respect to any claim or cause of action (whether in contract or in tort, in applicable Law or in equity or otherwise, or granted by statute or otherwise, whether by or through attempted piercing of the corporate, limited partnership or limited liability company veil or any other theory or doctrine, including alter ego or otherwise) that may be based upon, in respect of, arise under, out or by reason of, be connected with, or relate to: (A) this Agreement or the transactions contemplated hereunder, (B) the negotiation, execution or performance of this

Agreement (including any representation or warranty made in, in connection with, or as an inducement to, this Agreement), (C) any breach or violation of this Agreement, and (D) any failure of the transactions contemplated hereunder to be consummated, it being expressly agreed and acknowledged by the parties hereto that no personal liability or losses whatsoever shall attached to, be imposed on or otherwise be incurred by any Financing Source, as such, arising under, out of, in connection with or related to the items in the immediately preceding clauses (A) through (D) or (ii) shall have any rights or claims against the Company and of its Subsidiaries, Representatives or shareholders, arising out of this Agreement, the Financing or the transactions contemplated hereby or in connection with the Financing; provided that following the Closing and the consummation of the Financing, the foregoing will not limit any rights the Financing Sources have against the Company and its Subsidiaries under the definitive documentation governing the Financing.

Section 8.16 Definitions.

(a) General Definitions. References in this Agreement to “Subsidiaries” of any party means any corporation, partnership, association, trust or other form of legal entity of which (i) fifty percent (50%) or more of the voting power of the outstanding voting securities are on the date hereof directly or indirectly owned by such party or (ii) such party or any Subsidiary of such party is a general partner or managing member on the date hereof. References in this Agreement (except as specifically otherwise defined) to “affiliates” means, as to any person, any other person which, directly or indirectly, controls, or is controlled by, or is under common control with, such person. As used in this definition, “control” (including, with its correlative meanings, “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of management or policies of a person, whether through the ownership of securities or partnership or other ownership interests, by contract or otherwise. References in this Agreement (except as specifically otherwise defined) to “person” means an individual, a corporation, a partnership, a limited liability company, an association, a trust or any other entity, group (as such term is used in Section 13 of the Exchange Act) or organization, including a Governmental Entity, and any permitted successors and assigns of such person. As used in this Agreement, “knowledge” means (i) with respect to Parent and its Subsidiaries, the actual knowledge of the individuals listed in Section 8.16(a) of the Parent Disclosure Schedule and (ii) with respect to the Company and its Subsidiaries, the actual knowledge of the individuals listed in Section 8.16(a) of the Company Disclosure Schedule. As used in this Agreement, “business day” means any day other than a Saturday, Sunday or other day on which the banks in New York are authorized by law or executive order to remain closed.

(b) Certain Specified Definitions. As used in this Agreement:

(i) “Acceptable Company Confidentiality Agreement” has the meaning set forth in Section 5.4(b)(ii) of this Agreement.

(ii) “Acceptable Parent Confidentiality Agreement” has the meaning set forth in Section 5.5(b)(ii) of this Agreement.

(iii) “Action” has the meaning set forth in Section 5.10(b) of this Agreement.

(iv) “Adverse Determination” has the meaning set forth in Section 5.18(d) of this Agreement.

(v) “Agreement” has the meaning set forth in the preamble to this Agreement.

(vi) “Book-Entry Shares” has the meaning set forth in Section 2.1(a)(v) of this Agreement.

(vii) “Cancelled Shares” has the meaning set forth in Section 2.1(a)(i) of this Agreement.

(viii) “Certificate” has the meaning set forth in Section 2.1(a)(v) of this Agreement.

(ix) “Certificates of Merger” has the meaning set forth in Section 1.3 of this Agreement.

(x) “Closing” has the meaning set forth in Section 1.2 of this Agreement.

(xi) “Closing Date” has the meaning set forth in Section 1.2 of this Agreement.

(xii) “Code” has the meaning set forth in the recitals to this Agreement.

(xiii) “Collective Bargaining Agreement” has the meaning set forth in Section 3.15 of this Agreement.

(xiv) “Commitment Letter” has the meaning set forth in the definition of “Financing Sources” in this Agreement.

(xv) “Company” has the meaning set forth in the preamble to this Agreement.

(xvi) “Company 2019 Budget” has the meaning set forth in Section 5.1(b)(E) of this Agreement.

(xvii) “Company 401(k) Plan” has the meaning set forth in Section 5.11(f) of this Agreement.

(xviii) “Company Adverse Recommendation Change” has the meaning set forth in Section 5.4(d) of this Agreement.

(xix) “Company Approvals” has the meaning set forth in Section 3.3(b) of this Agreement.

(xx) “Company Benefit Plan” has the meaning set forth in Section 3.9(a) of this Agreement.

(xxi) “Company Board of Directors” has the meaning set forth in the recitals to this Agreement.

(xxii) “Company Change in Control Severance Plan” means the Company’s Change in Control Severance Plan effective as of February 14, 2019.

(xxiii) “Company Common Shareholder Approval” has the meaning set forth in Section 3.3(a) of this Agreement.

(xxiv) “Company Common Stock” has the meaning set forth in Section 3.2(a) of this Agreement.

(xxv) “Company Credit Agreement” means that certain Credit Agreement dated as of January 27, 2011 among Carrizo Oil & Gas, Inc., as Borrower, BNP Paribas, as Administrative Agent, Credit Agricole Corporate and Investment Bank and Royal Bank of Canada, as Co-Syndication Agents, Capital One, N.A. and Compass Bank, as Co-Documentation Agents, BNP Paribas Securities Corp. as Sole Lead Arranger and Sole Bookrunner, and the Lenders party thereto, as amended, supplemented or modified by (i) that certain First Amendment dated as of March 26, 2012, (ii) that certain Resignation, Consent and Appointment Agreement dated as of April 20, 2012, (iii) that certain Second Amendment dated as of September 4, 2012, (iv) that certain Third Amendment dated as of September 27, 2012, (v) that certain Fourth Amendment dated as of October 9, 2013, (vi) that certain Fifth Amendment dated as of October 7, 2014, (vii) that certain Sixth Amendment dated as of May 5, 2015, (viii) that certain Seventh Amendment dated as of October 30, 2015, (ix) that certain Eighth Amendment dated as of May 3, 2016, (x) that certain Ninth Amendment dated as of May 4, 2017, (xi) that certain Tenth Amendment dated as of June 28, 2017, (xii) that certain Eleventh Amendment dated as of November 3, 2017, (xiii) that certain Twelfth Amendment dated as of May 4, 2018, (xiv) that certain Thirteenth Amendment dated as of October 29, 2018, and (xv) that certain Fourteenth Amendment dated as of March 27, 2019, and as otherwise further amended, supplemented or modified.

(xxvi) “Company Designated Directors” has the meaning set forth in Section 1.7 of this Agreement.

(xxvii) “Company Disclosure Schedule” has the meaning set forth in Article III of this Agreement.

(xxviii) “Company Employees” has the meaning set forth in Section 5.11.

(xxix) “Company Expense Reimbursement” has the meaning set forth in Section 7.3(f) of this Agreement.

(xxx) “Company Financial Advisors” has the meaning set forth in Section 3.19 of this Agreement.

(xxxi) “Company Financial Statements” has the meaning set forth in Section 3.4(b) of this Agreement.

(xxxii) “Company Intellectual Property” has the meaning set forth in Section 3.16(a) of this Agreement.

(xxxiii) “Company Intervening Event” means a material event, fact, circumstance, development or occurrence that is unknown to the Company’s Board of Directors as of the date of this Agreement (or, if known, the magnitude or material consequences of which were not known or understood by the Company’s Board of Directors as of the date of this Agreement), which event, fact, circumstance, development, occurrence, magnitude or material consequence becomes known to or by the Company’s Board of Directors prior to obtaining the Company Common Shareholder Approval; provided, however, that in no event shall the following events, facts, circumstances, developments or occurrences constitute a Company Intervening Event: (A) the receipt, existence or terms of a Company Takeover Proposal or any inquiry, proposal, offer, request for information or expression of interest that may reasonably be expected to lead to, or result in, a Company Takeover Proposal, (B) any event, fact, circumstance, development or occurrence relating to Parent or any Subsidiary of Parent that does not amount to a Parent Material Adverse Effect, (C) changes in the market price or trading volume of Company Common Stock, Parent Common Stock or any other securities of the Company, Parent or their respective Subsidiaries, or any change in the credit rating thereof or the fact that the Company meets or exceeds (or that Parent fails to meet or exceed) internal or published estimates, projections, forecasts or predictions for any period (it being understood that the underlying cause thereof or the underlying facts giving rise or contributing to such event, fact, circumstance, development or occurrence may be taken into account for purposes of determining whether a Company Intervening Event has occurred if such cause or facts are not otherwise excluded under this definition), (D) changes after the date hereof in general economic or business conditions (including, without limitation, the price of oil, natural gas or other commodities) in the United States or elsewhere in the world, (E) changes after the date hereof in the credit, debt, financial or capital markets or in interest or exchange rates, in each case, in the United States or elsewhere in the world or (F) any shareholder of the Company who has executed and delivered a Support Agreement or Voting Agreement, as applicable, breaches or threatens to breach such Support Agreement or Voting Agreement, as applicable.

(xxxiv) “Company IT Assets” means the computers, software, servers, routers, hubs, switches, circuits, networks, data communications lines and all other information technology infrastructure and equipment of the Company and its Subsidiaries that are required in connection with the operation of the business of the Company and its Subsidiaries.

(xxxv) “Company Leased Real Property” has the meaning set forth in Section 3.17(b) of this Agreement.

(xxxvi) “Company Material Adverse Effect” means an event, change, effect, development or occurrence that has had, or would have, a material adverse effect on (A) the business, financial condition or continuing results of operations of the Company and its Subsidiaries, taken as a whole, other than any event, change, effect, development or occurrence directly or indirectly resulting from, arising out of, attributable to or related to: (1) changes in general economic, financial or other capital market conditions (including prevailing interest rates), (2) changes in condition or developments generally applicable to the oil and gas industry in the United States, including any increase in operating costs or capital expenses or any reduction in drilling activity or production, changes in Law or regulation affecting such industries, (3) the announcement or the existence of, compliance with or performance under, this Agreement or the transactions contemplated hereby, including the impact thereof on the relationships, contractual or otherwise, of the Company or any of its Subsidiaries with employees, labor unions, customers, suppliers or partners, and including any lawsuit, action or other proceeding with respect to any of the transactions contemplated hereby (provided, however, that the exceptions in this clause (3) shall not apply to any representation or warranty contained in Section 3.3 or Section 3.15 (or any portion thereof) to the extent that the purpose of such representation or warranty (or portion thereof) is to address the consequences resulting from the execution and delivery of this Agreement or the performance of obligations or satisfaction of conditions under this Agreement), (4) any taking of any action contemplated or expressly permitted by this Agreement or at the request of Parent, (5) any changes or developments in prices for oil, natural gas or other commodities or for the Company’s raw material inputs and end products, (6) any adoption, implementation, promulgation, repeal, modification, reinterpretation or proposal of any rule, regulation, ordinance, order, protocol or any other Law of or by any national, regional, state or local Governmental Entity, or market administrator, (7) any changes in GAAP or accounting standards or interpretations thereof, or that result from any action taken for the purpose of complying with the foregoing, (8) earthquakes, hurricanes, tsunamis, tornadoes, floods, mudslides, wild fires or other natural disasters, any weather-related or other force majeure event or natural disasters or outbreak or escalation of hostilities or acts of war, sabotage or terrorism, (9) any failure by the Company to meet any financial projections or forecasts or estimates of revenues, earnings or other financial metrics for any period (provided that the exception in this clause (9) shall not prevent or otherwise affect a determination that any event, change, effect, development or occurrence underlying such failure has resulted in, or contributed to, a Company Material Adverse Effect so long as it is not otherwise excluded by this definition) or (10) any changes in the share price or trading volume of the Company Common Stock, the Company Preferred Stock or in the Company’s credit rating, or any failure by the Company to meet any analysts’ estimates or expectations of the Company’s revenue, earnings or other financial performance or results of operations for any period, or any failure by the Company or any of its Subsidiaries to meet any internal budgets, plans or forecasts of its revenues, earnings or other financial performance or results of operations (provided that the exception in this clause (10) shall not prevent or otherwise affect a determination that any event, change, effect, development or occurrence underlying such change has resulted in, or contributed to, a Company Material Adverse Effect so long as it is not otherwise excluded by this definition); except, in each case with respect to clauses (1), (2), (5), (6), (7) and (8), to the extent disproportionately affecting the Company and its Subsidiaries, taken as a whole, relative to other similarly situated companies in the industries in which the Company and its Subsidiaries operate; or (B) the ability of the Company to consummate the Merger.

(xxxvii) “Company Material Contracts” has the meaning set forth in Section 3.20(a) of this Agreement.

(xxxviii) “Company Oil and Gas Contracts” means any of the following Contracts to which the Company or any of its Subsidiaries is a party (other than, in each case, a Company Oil and Gas Lease): all farm-in and farm-out agreements, areas of mutual interest agreements, joint venture agreements, development agreements, production sharing agreements, operating agreements, unitization, pooling and communitization agreements, declarations and orders, divisions orders, transfer orders, royalty deeds, oil and gas sales agreements, exchange agreements, gathering and processing Contracts and agreements, drilling, service and supply Contracts, geophysical and geological Contracts, land broker, title attorney and abstractor Contracts and all other Contracts relating to Hydrocarbons or revenues therefrom and claims and rights thereto, and, in each case, interests thereunder.

(xxxix) “Company Oil and Gas Interests” means, with respect to the Company and its Subsidiaries, (A) direct and indirect interests in and rights with respect to Hydrocarbons and related properties and assets of any kind and nature, direct or indirect, including working and leasehold interests and operating rights and royalties, mineral interests, overriding royalties, production payments, net profit interests, carried interests, and other non-working interests and non-operating interests; (B) Hydrocarbons or revenues therefrom; (C) all Company Oil and Gas Leases and the leasehold estates created thereby and the lands covered by the Company Oil and Gas Leases or included in units with which the Company Oil and Gas Leases may have been pooled or united; (D) all Company Oil and Gas Contracts; (E) surface interests, fee interests, reversionary interests, reservations and concessions; (F) all easements, surface use agreements, rights of way, licenses and permits, in each case, in connection with Company Oil and Gas Leases, the drilling of Company Wells or the production, gathering, processing, storage, disposition, transportation or sale of Hydrocarbons; (G) all rights and interests in, under or derived from unitization and pooling agreements in effect with respect to clauses (A) and (C) above and the units created thereby which accrue or are attributable to the interests of the holder thereof; (H) all interests in machinery equipment (including Company Wells, well equipment and machinery), oil and gas production, gathering, transmission, treating, processing and storage facilities (including tanks, tank batteries, pipelines, flow lines, gathering systems and metering equipment), pumps, water plants, electric plants, gasoline and gas platforms, processing plants, separation plants, refineries, testing and monitoring equipment, in each case, in connection with Company Oil and Gas Leases, the drilling of Company Wells or the production, gathering, processing, storage, disposition, transportation or sale of Hydrocarbons; and (I) all other interests of any kind or character associated with, appurtenant to, or necessary for the operation of any of the foregoing.

(xl) “Company Oil and Gas Leases” means all leases, subleases, licenses or other occupancy or similar agreements under which the Company or any of its Subsidiaries leases, subleases or licenses or otherwise acquires or obtains operating rights to produce Hydrocarbons from real property interests.

(xli) “Company Organizational Documents” has the meaning set forth in Section 3.1(b) of this Agreement.

(xlii) “Company Owned Real Property” has the meaning set forth in Section 3.17(b) of this Agreement.

(xliii) “Company Performance Share” means a performance share representing the right to receive either Company Common Stock or the value thereof granted subject to performance conditions pursuant to the Company Stock Plans.

(xliv) “Company Permits” has the meaning set forth in Section 3.7(b) of this Agreement.

(xlv) “Company Permitted Liens” means (A) any Lien for Taxes not yet due or delinquent or which are being contested in good faith by appropriate proceedings and for which adequate reserves have been established in the applicable financial statements in accordance with GAAP, (B) vendors’, mechanics’, materialmens’, carriers’, workers’, landlords’, repairmen’s, warehousemen’s, construction and other similar Liens arising or incurred in the ordinary and usual course of business and consistent with past practice or with respect to liabilities that are not yet due and payable or, if due, are not delinquent or are being contested in good faith by appropriate proceedings and for which adequate accruals or reserves (based on good faith estimates of management) have been set aside for the payment thereof, (C) Liens imposed or promulgated by applicable Law or any Governmental Entity with respect to real property, including zoning, building or similar restrictions, (D) pledges or deposits in connection with workers’ compensation, unemployment insurance, and other social security legislation, (E) Liens relating to intercompany borrowings among the Company and its wholly owned Subsidiaries, (F) Production Burdens payable to third parties that are deducted in the calculation of discounted present value in the Company Reserve Report, and any Production Burdens payable to third parties affecting any Company Oil and Gas Interest that was acquired subsequent to the date of the Company Reserve Report or (G) other non-monetary Liens that do not, individually or in the aggregate, materially interfere with the present value or use of the property encumbered thereby.

(xlvi) “Company Preferred Approval Event” has the meaning set forth in Section 2.1(a)(iii)(A) of this Agreement.

(xlvii) “Company Preferred Shareholder Approval” has the meaning set forth in Section 3.3(a) of this Agreement.

(xlviii) “Company Preferred Statement of Resolutions” means the Statement of Resolutions Establishing Series of 8.875% Redeemable Preferred Stock of the Company.

(xlix) “Company Preferred Stock” has the meaning set forth in Section 3.2(a) of this Agreement.

(l) “Company Real Property Leases” has the meaning set forth in Section 3.17(b) of this Agreement.

(li) “Company Recommendation” has the meaning set forth in Section 3.3(a) of this Agreement.

(lii) “Company Redemption Notice” means the Company Redemption Notice as defined in Section 6(c) of the Company Preferred Statement of Resolutions.

(liii) “Company Reserve Reports” has the meaning set forth in Section 3.21 of this Agreement.

(liv) “Company Restricted Stock” means an outstanding but unvested share of restricted Company Common Stock granted pursuant to a Company Stock Plan.

(lv) “Company RSU” means a restricted stock unit relating to Company Common Stock granted pursuant to a Company Stock Plan.

(lvi) “Company SAR” means a stock appreciation right relating to Company Common Stock granted pursuant to a Company Stock Plan.

(lvii) “Company SEC Documents” has the meaning set forth in Section 3.4(a) of this Agreement.

(lviii) “Company Shareholder Approvals” has the meaning set forth in Section 3.3(a) of this Agreement.

(lix) “Company Shareholders’ Meeting” has the meaning set forth in Section 5.6(c) of this Agreement.

(lx) “Company Stock Plans” means the plans or arrangements of the Company providing for the grant of awards of Company Common Stock or awards valued, in whole or in part, by reference to Company Common Stock, or otherwise relating thereto, including but not limited to the Amended and Restated Incentive Plan of Carrizo Oil & Gas, Inc., the Amended and Restated 2017 Incentive Plan of Carrizo Oil & Gas, Inc., and the Carrizo Oil & Gas, Inc. Cash-Settled Stock Appreciation Rights Plan.

(lxi) “Company Superior Proposal” means a bona fide, unsolicited written Company Takeover Proposal (A) that if consummated would result in a third party acquiring, directly or indirectly, more than 75% of the outstanding Company Common Stock or more than 75% of the assets of the Company and its Subsidiaries, taken as a whole (or, in the case of a direct merger between the Company and such third party, would result in the stockholders of such third party owning more than 50% of the common stock of the surviving entity in such merger), for consideration consisting of cash and/or securities, (B) that the Company Board of Directors determines in good faith, after consultation with its outside financial advisor and outside legal counsel, is reasonably capable of being completed, taking into account all financial, legal, regulatory and other aspects of such proposal, including all conditions contained therein and the person making such Company Takeover Proposal and (C) that the Company Board of Directors determines in good faith after consultation with its outside financial advisor and outside legal counsel (taking into account any changes to this Agreement irrevocably offered by Parent in response to such Company Takeover Proposal, and all financial, legal, regulatory and other aspects of such Company Takeover Proposal, including all conditions contained therein and the person making such proposal, and this Agreement and any other factors deemed relevant by the Company Board of Directors), is more favorable to the holders of the Company Common Stock from a financial point of view than the Merger.

(lxii) “Company Takeover Proposal” means any bona fide proposal or offer made by a third party for or with respect to any acquisition, whether by a merger, consolidation, tender offer, exchange offer, business combination, recapitalization, binding share exchange, joint venture or other similar transaction, of (A) more than 25% of the Company’s consolidated assets (based on the fair market value thereof) or (B) more than 25% of the outstanding Company Common Stock or securities of the Company representing more than 25% of the voting power presently entitled to vote for directors of the Company.

(lxiii) “Company Termination Fee” has the meaning set forth in Section 7.3(a) of this Agreement.

(lxiv) “Company Units” means all pooled, communitized or unitized acreage that includes all or a part of any Company Oil and Gas Lease.

(lxv) “Company Warrant Agreement” means that certain Warrant Agreement, dated as of August 10, 2017, between Carrizo Oil & Gas, Inc. and Wells Fargo Bank, N.A., as warrant agent.

(lxvi) “Company Warrants” has the meaning set forth in Section 3.2(a) of this Agreement.

(lxvii) “Company Wells” means all oil or gas wells, whether producing, operating, shut-in or temporarily abandoned, located on the Company Oil and Gas Leases or Company Units or otherwise associated with a Company Oil and Gas Interest, together with all oil, gas and mineral production from such well.

(lxviii) “Confidentiality Agreement” has the meaning set forth in Section 5.3(b) of this Agreement.

(lxix) “Contract” means any contract, note, bond, mortgage, indenture, deed of trust, license, lease, agreement, arrangement, commitment or other instrument or obligation, whether oral or written, except for purposes of Section 3.20 and Section 4.20 of this Agreement, “Contract” has the meaning set forth in such section.

(lxx) “Converted Parent SAR” has the meaning set forth in Section 2.3(d) of this Agreement.

(lxxi) “Derivative” means a derivative transaction within the coverage of Statement of Financial Accounting Standard No. 133, including any swap transaction, option, hedge, warrant, forward purchase or sale transaction, futures transaction, cap transaction, floor transaction or collar transaction relating to one or more currencies, commodities, bonds, equity securities, loans, interest rates, credit-related events or conditions or any indexes, or any other similar transaction (including any option with respect to any of these transactions) or combination of any of these transactions, including collateralized mortgage obligations or other similar instruments or any debt or equity instruments evidencing or embedding any such types of transactions, and any related credit support, collateral, transportation or other similar arrangements related to such transaction.

(lxxii) “DGCL” means the General Corporation Law of the State of Delaware.

(lxxiii) “Dissenting Preferred Shares” has the meaning set forth in Section 2.2(j) of this Agreement.

(lxxiv) “Divestiture Action” has the meaning set forth in Section 5.7(c) of this Agreement.

(lxxv) “Drilling Contract” has the meaning set forth in Section 5.1(b)(N) of this Agreement.

(lxxvi) “EDGAR” means the Electronic Data Gathering, Analysis and Retrieval System administered by the SEC.

(lxxvii) “Effective Time” has the meaning set forth in Section 1.3 of this Agreement.

(lxxviii) “End Date” has the meaning set forth in Section 7.1(b) of this Agreement.

(lxxix) “Environmental Law” means any Law relating to pollution, the protection, preservation or restoration of the environment (including air, surface water, groundwater, drinking water supply, surface land, subsurface land, endangered or threatened species or any other protected natural resource), or any exposure to or Release of, or the management of (including the use, storage, recycling, treatment, generation, transportation, processing, handling, labeling, production or disposal of) any Hazardous Materials, and any Permits issued thereunder in each case as in effect as of or prior to the Closing Date.

(lxxx) “ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

(lxxxi) “ERISA Affiliates” means, with respect to any entity, trade or business, any other entity, trade or business that is, or was at the relevant time, a member of a group described in Section 414(b), (c), (m) or (o) of the Code or Section 4001(b)(1) of ERISA that includes or included the first entity, trade or business, or that is, or was at the relevant time, a member of the same “controlled group” as the first entity, trade or business pursuant to Section 4001(a)(14) of ERISA.

(lxxxii) “Exchange Act” has the meaning set forth in Section 3.3(b) of this Agreement.

(lxxxiii) “Exchange Agent” has the meaning set forth in Section 2.2(a) of this Agreement.

(lxxxiv) “Exchange Fund” has the meaning set forth in Section 2.2(a) of this Agreement.

(lxxxv) “Exchange Ratio” has the meaning set forth in Section 2.1(a)(ii) of this Agreement.

(lxxxvi) “Export Control Laws” has the meaning set forth in Section 3.26(e) of this Agreement.

(lxxxvii) “FCPA” has the meaning set forth in Section 3.26(a) of this Agreement.

(lxxxviii) “Financing” has the meaning set forth in Section 5.18(b) of this Agreement.

(lxxxix) “Financing Sources” means the parties to the commitment letter dated as of the date hereof, with certain of the Financing Sources (such commitment letter, together with all annexes, exhibits, schedules and other attachments thereto, as may be amended, modified or replaced to the extent permitted hereunder, the “Commitment Letter”) and other agents, arrangers, lenders and other entities that have committed to provide or arrange or otherwise entered into agreements in connection with all or any part of the Financing or any other financing in connection with the transactions contemplated hereby, including the parties to any joinder agreements or credit agreements entered into in connection therewith, together with their respective affiliates and their and their respective affiliates’ officers, directors, employees, controlling persons, agents and Representatives and their respective successors and assigns.

(xc) “Form S-4” has the meaning set forth in Section 3.12 of this Agreement.

(xci) “Fractional Share Cash Amount” has the meaning set forth in Section 2.1(c) of this Agreement.

(xcii) “GAAP” has the meaning set forth in Section 3.4(b) of this Agreement.

(xciii) “good and defensible title” means such title that is free from reasonable doubt to the end that a prudent person engaged in the business of purchasing and owning, developing, and operating producing or non-producing oil and gas properties in the geographical areas in which they are located, with knowledge of all of the facts and their legal bearing, would be willing to accept the same acting reasonably.

(xciv) “Governmental Entity” has the meaning set forth in Section 3.3(b) of this Agreement.

(xcv) “Hazardous Materials” means all substances, materials or wastes for which liability or standards of conduct may be imposed under any Environmental Law, including any substances defined as Hazardous Substances, Oils, Pollutants or Contaminants in the National Oil and Hazardous Substances Pollution Contingency Plan, 40 C.F.R. § 300.5, or defined as such by, or regulated as such under, any Environmental Law, including any regulated pollutant, contaminant or waste (including any constituent, raw material, product or by-product thereof), petroleum or natural gas hydrocarbons or any liquid or fraction thereof, asbestos or asbestos-containing material, polychlorinated biphenyls, lead paint, any hazardous, industrial or solid waste, and any toxic, radioactive, infectious or hazardous substance, material or agent.

(xcvi) “HSR Act” has the meaning set forth in Section 3.3(b) of this Agreement.

(xcvii) “Hydrocarbons” means crude oil, natural gas, condensate, drip gas and natural gas liquids (including coalbed gas) and other liquids or gaseous hydrocarbons or other substances (including minerals) produced or associated therewith.

(xcviii) “Indemnified Party” has the meaning set forth in Section 5.10(b) of this Agreement.

(xcix) “Insolvent” has the meaning set forth in Section 3.27 of this Agreement.

(c) “IRS” has the meaning set forth in Section 3.9(b) of this Agreement.

(ci) “Law” or “Laws” has the meaning set forth in Section 3.7(a) of this Agreement.

(cii) “Letter of Transmittal” has the meaning set forth in Section 2.2(b) of this Agreement.

(ciii) “Lien” has the meaning set forth in Section 3.3(c) of this Agreement.

(civ) “Management Shareholders” has the meaning set forth in the recitals to this Agreement.

(cv) “Maximum Amount” has the meaning set forth in Section 5.10(c) of this Agreement.

(cvi) “Merger” has the meaning set forth in the recitals to this Agreement.

(cvii) “Merger Consideration” has the meaning set forth in Section 2.1(a)(ii) of this Agreement.

(cviii) “Multiemployer Plan” has the meaning set forth in Section 3.9(e) of this Agreement.

(cix) “Multiple Employer Plan” has the meaning set forth in Section 3.9(e) of this Agreement.

(cx) “NASDAQ” has the meaning set forth in Section 3.3(b) of this Agreement.

(cxi) “New Certificate of Designation” has the meaning set forth in Section 2.1(a)(iii)(B) of this Agreement.

(cxii) “NYSE” means the New York Stock Exchange.

(cxiii) “Order” means any charge, order, writ, injunction, judgment, decree, ruling, determination, directive, award or settlement, whether civil, criminal or administrative and whether formal or informal and whether mandatory or on consent.

(cxiv) “Parent” has the meaning set forth in the preamble to this Agreement.

(cxv) “Parent 2019 Budget” has the meaning set forth in Section 5.2(b)(E) of this Agreement.

(cxvi) “Parent Adverse Recommendation Change” has the meaning set forth in Section 5.5(d) of this Agreement.

(cxvii) “Parent Approvals” has the meaning set forth in Section 4.3(b) of this Agreement.

(cxviii) “Parent Benefit Plan” has the meaning set forth in Section 4.9(a) of this Agreement.

(cxix) “Parent Board of Directors” has the meaning set forth in the recitals to this Agreement.

(cxx) “Parent Charter” means the certificate of incorporation of Parent in effect as of the date of this Agreement.

(cxxi) “Parent Charter Amendment” has the meaning set forth in the recitals to this Agreement.

(cxxii) “Parent Common Stock” has the meaning set forth in Section 4.2(a) of this Agreement.

(cxxiii) “Parent Credit Agreement” means that certain Sixth Amended and Restated Credit Agreement, dated May 31, 2017, among Parent, JPMorgan Chase Bank, National Association, as administrative agent and the Lenders party thereto, as amended, supplemented or modified by (i) that certain Amendment No. 1 to the Sixth Amended and Restated Credit Agreement, dated April 5, 2018, (ii) that certain Amendment No. 2 to the Sixth Amended and Restated Credit Agreement, dated September 27, 2018, (iii) that certain Amendment No. 3 to the Sixth Amended and Restated Credit Agreement, dated May 1, 2019, and as otherwise further amended, supplemented or modified.

(cxxiv) “Parent Disclosure Schedule” has the meaning set forth in Article IV of this Agreement.

(cxxv) “Parent Expense Reimbursement” has the meaning set forth in Section 7.3(a) of this Agreement.

(cxxvi) “Parent Financial Statements” has the meaning set forth in Section 4.4(b) of this Agreement.

(cxxvii) “Parent Intellectual Property” has the meaning set forth in Section 4.16(a) to this Agreement.

(cxxviii) “Parent Intervening Event” means a material event, fact, circumstance, development or occurrence that is unknown to the Parent Board of Directors as of the date of this Agreement (or, if known, the magnitude or material consequences of which were not known or understood by the Parent Board of Directors as of the date of this Agreement), which event, fact, circumstance, development, occurrence, magnitude or material consequence becomes known to or by the Parent Board of Directors prior to obtaining the Parent Stockholder Approval; provided, however, that in no event shall the following events, facts, circumstances, developments or occurrences constitute a Parent Intervening Event: (A) the receipt, existence or terms of a Parent Takeover Proposal or any inquiry, proposal, offer, request for information or expression of interest that may reasonably be expected to lead to, or result in, a Parent Takeover Proposal, (B) any event, fact, circumstance, development or occurrence relating to the Company or any Subsidiary of the Company that does not amount to a Company Material Adverse Effect, (C) changes in the market price or trading volume of Parent Common Stock, Company Common Stock or any other securities of Parent, the Company or their respective Subsidiaries, or any change in the credit rating thereof or the fact that Parent meets or exceeds (or that the Company fails to meet or exceed) internal or published estimates, projections, forecasts or predictions for any period (it being understood that the underlying cause thereof or the underlying facts giving rise or contributing to such event, fact, circumstance, development or occurrence may be taken into account for purposes of determining whether a Parent

Intervening Event has occurred if such cause or facts are not otherwise excluded under this definition), (D) changes after the date hereof in general economic or business conditions (including, without limitation, the price of oil, natural gas or other commodities) in the United States or elsewhere in the world, (E) changes after the date hereof in the credit, debt, financial or capital markets or in interest or exchange rates, in each case, in the United States or elsewhere in the world or (F) any party that has executed and delivered a Support Agreement or the Voting Agreement breaches or threatens to breach such Support Agreement or Voting Agreement, as applicable.

(cxxix) “Parent IT Assets” means the computers, software, servers, routers, hubs, switches, circuits, networks, data communications lines and all other information technology infrastructure and equipment of Parent and its Subsidiaries that are required in connection with the operation of the business of Parent and its Subsidiaries.

(cxxx) “Parent Leased Real Property” has the meaning set forth in Section 4.17(b) of this Agreement.

(cxxxi) “Parent Material Adverse Effect” means an event, change, effect, development or occurrence that has had, or would have, a material adverse effect on (A) the business, financial condition or continuing results of operations of Parent and its Subsidiaries, taken as a whole, other than any event, change, effect, development or occurrence directly or indirectly resulting from, arising out of, attributable to or related to: (1) changes in general economic, financial or other capital market conditions (including prevailing interest rates), (2) changes in condition or developments generally applicable to the oil and gas industry in the United States, including any increase in operating costs or capital expenses or any reduction in drilling activity or production, changes in Law or regulation affecting such industries, (3) the announcement or the existence of, compliance with or performance under, this Agreement or the transactions contemplated hereby, including the impact thereof on the relationships, contractual or otherwise, of Parent or any of its Subsidiaries with employees, labor unions, customers, suppliers or partners, and including any lawsuit, action or other proceeding with respect to any of the transactions contemplated hereby (provided, however, that the exceptions in this clause (3) shall not apply to any representation or warranty contained in Section 4.3 or Section 4.15 (or any portion thereof) to the extent that the purpose of such representation or warranty (or portion thereof) is to address the consequences resulting from the execution and delivery of this Agreement or the performance of obligations or satisfaction of conditions under this Agreement), (4) any taking of any action contemplated or expressly permitted by this Agreement or at the request of the Company, (5) any changes or developments in prices for oil, natural gas or other commodities or for Parent’s raw material inputs and end products, (6) any adoption, implementation, promulgation, repeal, modification, reinterpretation or proposal of any rule, regulation, ordinance, order, protocol or any other Law of or by any national, regional, state or local Governmental Entity, or market administrator, (7) any changes in GAAP or accounting standards or interpretations thereof, or that result from any action taken for the purpose of complying with the foregoing, (8) earthquakes, hurricanes, tsunamis, tornadoes, floods, mudslides, wild fires or other natural disasters, any weather-related or other force majeure event or natural disasters or outbreak or escalation of hostilities or acts of war, sabotage or terrorism, (9) any failure by Parent to meet any financial projections or forecasts or estimates of revenues, earnings or other financial metrics for any period (provided that the exception in this clause (9) shall not prevent or otherwise affect a determination that any event, change, effect, development or occurrence underlying such failure has resulted in, or contributed to, a Parent Material Adverse Effect so long as it is not otherwise excluded by this definition) or (10) any changes in the share price or trading volume of the Parent Common Stock or in Parent’s credit rating, or any failure by Parent to meet any analysts’ estimates or expectations of Parent’s revenue, earnings or other financial performance or results of operations for any period, or any failure by Parent or any of its Subsidiaries to meet any internal budgets, plans or forecasts of its revenues, earnings or other financial performance or results of operations (provided that the exception in this clause (10) shall not prevent or otherwise affect a determination that any event, change, effect, development or occurrence underlying such change has resulted in, or contributed to, a Parent Material Adverse Effect so long as it is not otherwise excluded by this definition); except, in each case with respect to clauses (1), (2), (5), (6), (7) and (8), to the extent disproportionately affecting Parent and its Subsidiaries, taken as a whole, relative to other similarly situated companies in the industries in which Parent and its Subsidiaries operate; or (B) the ability of either Parent to consummate the Merger.

(cxxxii) “Parent Material Contracts” has the meaning set forth in Section 4.20(a) of this Agreement.

(cxxxiii) “Parent New Preferred Stock” has the meaning set forth in Section 2.1(a)(iii)(B) of this Agreement.

(cxxxiv) “Parent Oil and Gas Contracts” means any of the following Contracts to which Parent or any of its Subsidiaries is a party (other than, in each case, a Parent Oil and Gas Lease): all farm-in and farm-out agreements, areas of mutual interest agreements, joint venture agreements, development agreements, production sharing agreements, operating agreements, unitization, pooling and communitization agreements, declarations and orders, divisions orders, transfer orders, royalty deeds, oil and gas sales agreements, exchange agreements, gathering and processing Contracts and agreements, drilling, service and supply Contracts, geophysical and geological Contracts, land broker, title attorney and abstractor Contracts and all other Contracts relating to Hydrocarbons or revenues therefrom and claims and rights thereto, and, in each case, interests thereunder.

(cxxxv) “Parent Oil and Gas Interests” means, with respect to Parent and its Subsidiaries, (A) direct and indirect interests in and rights with respect to Hydrocarbons and related properties and assets of any kind and nature, direct or indirect, including working and leasehold interests and operating rights and royalties, mineral interests, overriding royalties, production payments, net profit interests, carried interests, and other non-working interests and non-operating interests; (B) Hydrocarbons or revenues therefrom; (C) all Parent Oil and Gas Leases and the leasehold estates created thereby and the lands covered by the Parent Oil and Gas Leases or included in units with which the Parent Oil and Gas Leases may have been pooled or united; (D) all Parent Oil and Gas Contracts; (E) surface interests, fee interests, reversionary interests, reservations and concessions; (F) all easements, surface use agreements, rights of way, licenses and permits, in each case, in connection with Parent Oil and Gas Leases, the drilling of Parent Wells or the production, gathering, processing, storage, disposition, transportation or sale of Hydrocarbons; (G) all rights and interests in, under or derived from unitization and pooling agreements in effect with respect to clauses (A) and (C) above and the units created thereby which accrue or are attributable to the interests of the holder thereof; (H) all interests in machinery equipment (including Parent Wells, well equipment and machinery), oil and gas production, gathering, transmission, treating, processing and storage facilities (including tanks, tank batteries, pipelines, flow lines, gathering systems and metering equipment), pumps, water plants, electric plants, gasoline and gas platforms, processing plants, separation plants, refineries, testing and monitoring equipment, in each case, in connection with Parent Oil and Gas Leases, the drilling of Parent Wells or the production, gathering, processing, storage, disposition, transportation or sale of Hydrocarbons; and (I) all other interests of any kind or character associated with, appurtenant to, or necessary for the operation of any of the foregoing.

(cxxxvi) “Parent Oil and Gas Leases” means all leases, subleases, licenses or other occupancy or similar agreements under which Parent or any of its Subsidiaries leases, subleases or licenses or otherwise acquires or obtains operating rights to produce Hydrocarbons from real property interests.

(cxxxvii) “Parent Organizational Documents” has the meaning set forth in Section 4.1(b) of this Agreement.

(cxxxviii) “Parent Owned Real Property” has the meaning set forth in Section 4.17(b) of this Agreement.

(cxxxix) “Parent Performance Shares” means a performance share or performance-based phantom share relating to Parent Common Stock granted pursuant to the Parent Stock Plans, whether settled in cash or shares of Parent Common Stock.

(cxl) “Parent Permits” has the meaning set forth in Section 4.7(b) of this Agreement.

(cxli) “Parent Permitted Liens” means (A) any Lien for Taxes not yet due or delinquent or which are being contested in good faith by appropriate proceedings and for which adequate reserves have been established in the applicable financial statements in accordance with GAAP, (B) vendors’, mechanics’, materialmens’, carriers’, workers’, landlords’, repairmen’s, warehousemen’s, construction and other similar Liens arising or incurred in the ordinary and usual course of business and consistent with past practice or with respect to liabilities that are not yet due and payable or, if due, are not delinquent or are being contested in good faith by appropriate proceedings and for which adequate accruals or reserves (based on good faith estimates of management) have been set aside for the payment thereof, (C) Liens imposed or promulgated by applicable Law or any Governmental Entity with respect to real property, including zoning, building or similar restrictions, (D) pledges or deposits in connection with workers’ compensation, unemployment insurance, and other social security legislation, (E) Liens relating to intercompany borrowings among Parent and its wholly owned Subsidiaries, (F) Production

Burdens payable to third parties that are deducted in the calculation of discounted present value in the Parent Reserve Report, and any Production Burdens payable to third parties affecting any Parent Oil and Gas Interest that was acquired subsequent to the date of the Parent Reserve Report or (G) other non-monetary Liens that do not, individually or in the aggregate, materially interfere with the present value or use of the property encumbered thereby.

(cxlii) “Parent Preferred Stock” has the meaning set forth in Section 4.2(a) of this Agreement.

(cxliii) “Parent Real Property Leases” has the meaning set forth in Section 4.17(b) of this Agreement.

(cxliv) “Parent Recommendation” has the meaning set forth in Section 4.3(a) of this Agreement.

(cxlv) “Parent Reserve Reports” has the meaning set forth in Section 4.21 of this Agreement.

(cxlvi) “Parent SEC Documents” has the meaning set forth in Section 4.4(a) of this Agreement.

(cxlvii) “Parent Share Issuance” has the meaning set forth in the recitals to this Agreement.

(cxlviii) “Parent Stock Plan” means any plans or arrangements of Parent providing for the grant of awards of Parent Common Stock or awards valued, in whole or in part, by reference to Parent Common Stock, or otherwise relating thereto, including but not limited to the Callon Petroleum Company 2018 Omnibus Incentive Plan and the Callon Petroleum Company 2011 Omnibus Incentive Plan.

(cxlix) “Parent Stockholder Approval” has the meaning set forth in Section 4.3(a) of this Agreement.

(cl) “Parent Stockholders’ Meeting” has the meaning set forth in Section 5.6(b) of this Agreement.

(cli) “Parent Superior Proposal” means a bona fide, unsolicited written Parent Takeover Proposal (A) that if consummated would result in a third party acquiring, directly or indirectly, more than 75% of the outstanding Parent Common Stock or more than 75% of the assets of Parent and its Subsidiaries, taken as a whole (or, in the case of a direct merger between Parent and such third party, would result in the stockholders of such third party owning more than 50% of the common stock of the surviving entity in such merger), for consideration consisting of cash and/or securities, (B) that the Parent Board of Directors determines in good faith, after consultation with its outside financial advisor and outside legal counsel, is reasonably capable of being completed, taking into account all financial, legal, regulatory and other aspects of such proposal, including all conditions contained therein and the person making such Parent

Takeover Proposal and (C) that the Parent Board of Directors determines in good faith after consultation with its outside financial advisor and outside legal counsel (taking into account any changes to this Agreement irrevocably offered by the Company in response to such Parent Takeover Proposal, and all financial, legal, regulatory and other aspects of such Parent Takeover Proposal, including all conditions contained therein and the person making such proposal, and this Agreement and any other factors deemed relevant by the Parent Board of Directors), is more favorable to the shareholders of Parent from a financial point of view than the Merger.

(clii) “Parent Takeover Proposal” means any bona fide proposal or offer made by a third party for or with respect to any acquisition, whether by a merger, consolidation, tender offer, exchange offer, business combination, recapitalization, binding share exchange, joint venture or other similar transaction, of (A) more than 25% of Parent’s consolidated assets (based on the fair market value thereof) or (B) more than 25% of the outstanding Parent Common Stock or securities of Parent representing more than 25% of the voting power presently entitled to vote for directors of Parent.

(cliii) “Parent Termination Fee” has the meaning set forth in Section 7.3(f) of this Agreement.

(cliv) “Parent Trading Price” means the volume weighted averages of the trading price of Parent Common Stock on the NYSE as displayed under the heading “Bloomberg VWAP” on Bloomberg page “CPE US equity“ (or its equivalent successor if such page is not available) on each of the five consecutive trading days ending on the trading day that is three trading days prior to the date of the Effective Time, rounded down to the nearest penny (as adjusted as appropriate to reflect any stock splits, stock dividends, combinations, reorganizations, reclassifications or similar events).

(clv) “Parent Units” means all pooled, communitized or unitized acreage that includes all or a part of any Parent Oil and Gas Lease.

(clvi) “Parent Wells” means all oil or gas wells, whether producing, operating, shut-in or temporarily abandoned, located on the Parent Oil and Gas Leases or Parent Units or otherwise associated with a Parent Oil and Gas Interest, together with all oil, gas and mineral production from such well.

(clvii) “Paying Agent” means the paying agent and transfer agent for the Company Preferred Stock.

(clviii) “Payoff Letter” has the meaning set forth in Section 5.18(e) of this Agreement.

(clix) “Payoff Indebtedness” means the indebtedness of the Company and its Subsidiaries set forth on Section 5.18 of the Company Disclosure Schedule.

(clx) “PBGC” has the meaning set forth in Section 3.9(b) of this Agreement.

(clxi) “Permit” means any franchises, grants, authorizations, licenses, concessions, permits, easements, variances, exceptions, consents, certificates, approvals, clearances, permissions, qualifications, registrations and Orders issued by or filed with relevant Governmental Entities.

(clxii) “Post-Closing Plans” has the meaning set forth in Section 5.11(b) of this Agreement.

(clxiii) “Preferred Deposit” has the meaning set forth in Section 5.19(a) of this Agreement.

(clxiv) “Preferred Redemption” has the meaning set forth in Section 2.1(a)(iii)(A) of this Agreement.

(clxv) “Production Burden” means all royalty interests, overriding royalty interests, production payments, net profit interests or other similar interests that constitute a burden on, and are measured by or are payable out of, the production of Hydrocarbons or the proceeds realized from the sale or other disposition thereof (including any amounts payable to publicly traded royalty trusts), other than Taxes and assessments of Governmental Entities.

(clxvi) “Proxy Statement/Prospectus” has the meaning set forth in Section 3.12 of this Agreement.

(clxvii) “Releases” means any release, spill, emission, discharge, leaking, pumping, injection, deposit, disposal, dispersal or leaching of Hazardous Materials into the environment (including ambient air, surface water, groundwater and surface or subsurface strata).

(clxviii) “Remedies Exceptions” has the meaning set forth in Section 3.3(a) of this Agreement.

(clxix) “Report Preparer” has the meaning set forth in Section 3.21 of this Agreement.

(clxx) “Representatives” has the meaning set forth in Section 5.4(a) of this Agreement.

(clxxi) “Sanctioned Person” means at any time any person: (a) listed on any Sanctions-related list of designated or blocked persons; (b) resident in or organized under the laws of a country or territory that is the subject of comprehensive restrictive Sanctions from time to time (as of the date of this Agreement Cuba, Iran, North Korea, Syria, and the Crimea region); or (c) majority owned or controlled by any of the foregoing.

(clxxii) “Sanctions” means those trade, economic and financial sanctions laws, regulations, embargoes, and restrictive measures (in each case having the force of law) administered, enacted or enforced from time to time by (a) the United States (including without limitation the Department of Treasury, Office of Foreign Assets Control), (b) the European Union and enforced by its member states, (c) the United Nations, or (d) Her Majesty’s Treasury.

(clxxiii) “Sarbanes-Oxley Act” has the meaning set forth in Section 3.4(a) of this Agreement.

(clxxiv) “SEC” has the meaning set forth in Section 3.4(a) of this Agreement.

(clxxv) “Second Request” has the meaning set forth in Section 5.7(c) of this Agreement.

(clxxvi) “Secondary Company Redemption Date” means the “Secondary Company Redemption Date” as defined in Section 2 of the Company Preferred Statement of Resolutions.

(clxxvii) “Secondary Company Redemption Price” means the “Secondary Company Redemption Price” as defined in Section 2 of the Company Preferred Statement of Resolutions.

(clxxviii) “Section 5.18 Indemnified Parties” has the meaning set forth in Section 5.18(d) of this Agreement.

(clxxix) “Securities Act” has the meaning set forth in Section 3.3(b) of this Agreement.

(clxxx) “Subsidiary” has the meaning set forth in Section 8.16(a) of this Agreement.

(clxxxi) “Support Agreements” has the meaning set forth in the recitals to this Agreement.

(clxxxii) “surplus” has the meaning set forth in Section 3.27 of this Agreement.

(clxxxiii) “Surviving Company” has the meaning set forth in the recitals to this Agreement.

(clxxxiv) “Tax” or “Taxes” means any and all federal, state, local or foreign taxes, imposts, levies, duties, fees or other assessments, including all net income, gross receipts, branch profits, capital, sales, use, ad valorem, value added, transfer, registration, franchise, profits, inventory, capital stock, license, withholding, payroll, employment, social security, unemployment, excise, severance, stamp, occupation, premium, windfall profits, environmental, real property, personal property, alternative, add-on minimum and estimated taxes, customs duties, escheat and unclaimed property obligations and other taxes of any kind whatsoever, including any and all interest, penalties, additions to tax or additional amounts imposed by any Governmental Entity in connection with respect thereto, whether disputed or not.

(clxxxv) “Tax Return” means any return, report or similar filing (including any attached schedules, supplements and additional or supporting material) filed or required to be filed with respect to Taxes, including any information return, claim for refund, or declaration of estimated Taxes (and including any amendments with respect thereto).

(clxxxvi) “Taxing Authority” means, with respect to any Tax, the Governmental Entity that imposes such Tax, and the agency (if any) charged with the collection of such Tax for such Governmental Entity.

(clxxxvii) “TBOC” means the Texas Business Organizations Code, as amended.

(clxxxviii) “Termination Date” has the meaning set forth in Section 5.1(a) of this Agreement.

(clxxxix) “Voting Agreement” means a voting agreement among Parent and the holders of the Company Preferred Stock pursuant to which the holders of the Company Preferred Stock agree to vote all their shares of Company Preferred Stock in favor of adopting this Agreement, provide Parent with an irrevocable proxy with respect thereto and agree to the terms of the Parent New Preferred Stock.

(cxc) “Willful Breach” means a material breach, or failure to perform, that is the consequence of an act or omission of Parent, the Company, or a Representative or a Subsidiary of the Company or Parent, as the case may be, with the breaching party’s actual knowledge that the taking of, or failure to take, such act would, or would be reasonably expected to, cause a material breach of this Agreement.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered as of the date first above written.

CARRIZO OIL & GAS, INC.

By:	/s/ S.P. Johnson IV
Name: S.P. Johnson IV
Title: President and Chief Executive Officer

CALLON PETROLEUM COMPANY

By:	/s/ Joseph C. Gatto, Jr.
Name: Joseph C. Gatto, Jr.
Title: President and Chief Executive Officer

[Signature Page to Agreement and Plan of Merger]